FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON JULY 3, 2002                            REGISTRATION NO. 333-82426

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           ACT TELECONFERENCING, INC.
             (Exact name of registrant as specified in its charter)

          COLORADO                        7389                          84-1132665
  State or other jurisdiction  (Primary standard industrial          (I.R.S. Employer
      of incorporation)        classification code number)        Identification Number)

                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
          (Address and telephone number of principal executive offices)

                                GAVIN J. THOMSON
                             CHIEF FINANCIAL OFFICER
                           ACT TELECONFERENCING, INC.
                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
           (Name, address, and telephone number of agent for service)

                                   COPIES TO:
                            WILLIAM J. CAMPBELL, ESQ.
                             MICHAEL M. McGAWN, ESQ.
                               FAEGRE & BENSON LLP
                       370 SEVENTEENTH STREET, SUITE 2500
                             DENVER, COLORADO 80202
                              PHONE: (303) 820-0630
                               FAX: (303) 820-0600

             APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   ----------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    Subject to completion, dated July 3, 2002

PROSPECTUS

                                 500,000 SHARES

[ACT TELECONFERENCING LOGO]

                                  COMMON STOCK

                                   ----------

     This is a public offering of 500,000 shares of ACT common stock by certain ACT shareholders. ACT will receive none of the proceeds from the sale of these shares.

     All of the shares offered are issued and outstanding. Of the shares offered, 150,000 shares will be released to the selling shareholders only if certain earnout provisions in connection with our acquisition of Proximity, Inc. are satisfied. In addition, 50,000 shares, including 15,000 of the earnout shares, are subject to escrow requirements. See "The Offering" on page 4.

     Our common stock is quoted on the Nasdaq National Market under the symbol ACTT. On July 2, 2002, the last reported sale price of our common stock was $2.00 per share.

     Investing in our common stock involves Risks. See "Risk Factors" on page 7.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                   THIS PROSPECTUS IS DATED [_________], 2002

                                TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----
PROSPECTUS SUMMARY                                                       3
SUMMARY CONSOLIDATED FINANCIAL DATA                                      5
RISK FACTORS                                                             7
FORWARD-LOOKING STATEMENTS                                              12
PRICE RANGE OF COMMON STOCK                                             12
USE OF PROCEEDS                                                         13
DIVIDEND POLICY                                                         13
CAPITALIZATION                                                          13
SELLING SHAREHOLDERS                                                    14
PLAN OF DISTRIBUTION                                                    15
SELECTED CONSOLIDATED FINANCIAL DATA                                    17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                               19
BUSINESS                                                                34
MANAGEMENT                                                              45
EXECUTIVE COMPENSATION                                                  47
PRINCIPAL SHAREHOLDERS                                                  51
CERTAIN TRANSACTIONS                                                    53
DESCRIPTION OF SECURITIES                                               55
SHARES ELIGIBLE FOR FUTURE SALE                                         60
ELIMINATION OF DIRECTOR LIABILITY                                       61
INDEMNIFICATION OF OFFICERS AND DIRECTORS                               61
WHERE YOU CAN FIND MORE INFORMATION                                     62
LEGAL MATTERS                                                           62
EXPERTS                                                                 62
TRANSFER AGENT AND WARRANT AGENT                                        63

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU BEFORE INVESTING IN OUR COMMON STOCK. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

     ACT Teleconferencing, Inc. provides audio, video, data, and Internet-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct remote meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

     Currently, we have service delivery centers and sales offices in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the Netherlands, the United Kingdom, and the United States. Our global presence and the growth in the conferencing services market have allowed us to build a client base ranging from Fortune 500 companies to small business enterprises. Our primary focus is on providing high value-added conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

     Occasionally, we look to develop new countries or evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. We currently have no definitive plans to open additional countries and have not entered into any definitive agreement with respect to any acquisition.

RECENT DEVELOPMENTS

     On May 17, 2002, we issued 500 shares of 6.5% Series C Convertible Preferred Stock for $4,635,000, net of financing fees of $365,000. We also issued warrants to purchase 279,885 shares of common stock at $5.00 per share, of which 229,885 are callable, which expire on May 17, 2007. The purpose of the financing is to provide us with flexibility in anticipation of the possibility of significant volume growth, as well as to enable us to selectively pay down certain high-cost debt. The preferred stockholders may, at their election, convert their shares of outstanding preferred stock into shares of our common stock at a fixed price of $5.00 per share. If this conversion occurred with respect to all outstanding preferred shares prior to any liquidating redemptions by us, it would result in 1,000,000 shares of common stock being issued, a potential dilutive effect of 11% based on current shares outstanding of 8,994,370. The stock is subject to 15 mandatory monthly liquidating redemptions of $333,333 commencing on August 17, 2002, for a total of $5.0 million. At our election, we may make redemption payments in cash or by delivering shares of our common stock based on a 10% discount to the five day volume weighted average market price of our common stock at that time. The preferred stockholders have the right to defer any payment that we elect to be made in common stock until one month following the latest scheduled (deferred) payment. Our intention is to redeem this preferred stock in cash in most instances and to minimize redemptions made with our common stock. If our business grows in accordance with our expectations, we expect the resulting cash flow, together with our existing cash balances, to support cash redemptions of the preferred stock. If our available cash is insufficient to redeem the preferred stock in cash or if we otherwise elect to redeem the preferred stock by issuing shares of our common stock, we intend to limit any such issuance to 1,828,873 shares, or 19.99 percent dilution. At our closing price on July 2, 2002 of $2.00 per share, this would allow us to redeem 73 percent of the outstanding preferred stock without using cash. Terms of the investment prevent the preferred stock investors from holding more than 10 percent of our outstanding common stock, which will also limit potential dilution and may require us to make redemption payments in cash if prior redemptions in common stock are greater than anticipated. See "Description of Securities Series C".

THE OFFERING

          Common Stock offered by selling shareholders                500,000 shares
          Common Stock to be outstanding after the offering,
               based on shares outstanding on June 30, 2002         8,994,370 shares

          Nasdaq National Market symbol                             ACTT


     The shares of common stock offered by the selling shareholders were issued in connection with our acquisition of Proximity on January 2, 2002. The total of 8,994,370 shares of common stock to be outstanding after this offering is based on shares outstanding on June 30, 2002, but excludes:


     - 2,419,460 shares of common stock issuable upon the exercise of options and warrants outstanding as of June 30, 2002, which are not held by the selling shareholders, at a weighted average exercise price of $6.01 per share.


     - 156,694 shares reserved for future grants under our 1991, 1996, and 2000 stock option plans.

     - 198,987 shares reserved for purchase under our employee stock purchase plan.

     This is a continuous offering and is not underwritten. We cannot predict when or if any of the selling shareholders will sell their shares.

     Of the shares offered by the selling shareholders, 150,000 are subject to an Earnout Agreement and will only be released to the former shareholders of Proximity upon satisfaction of certain levels of revenue and profits generated by the Proximity assets we acquired. If the earnout provisions are not satisfied by the end of the fiscal year ending December 31, 2003, any earnout shares not yet released will be returned to us. An additional 50,000 shares, including 15,000 of the shares subject to the earnout conditions, are subject to an Escrow Agreement to be used to satisfy any indemnification obligations of the former shareholders of Proximity arising under the merger agreement. The Escrow Agreement lasts for a term of one year from the closing of the merger.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     In the tables below, we provide you with summary historical financial data. We have prepared this information using the consolidated financial statements for the five years ended December 31, 2001. You should read the financial information set forth below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations," Consolidated Financial Statements, and related Notes appearing elsewhere in this prospectus.

                                                                                                               THREE MONTHS
                                                                    YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                              -------------------------------------           ---------------
                                                              IN THOUSANDS EXCEPT PER SHARE AMOUNTS              UNAUDITED
                                                              -------------------------------------              ---------
                                                   1997        1998        1999        2000        2001        2002        2001
                                               --------    --------    --------    --------    --------    --------    --------
STATEMENTS OF OPERATIONS
Net revenues................................   $ 10,234    $ 19,010    $ 28,329    $ 37,700    $ 46,643    $ 12,770    $ 11,525
Cost of Services............................      4,727      10,882      14,798      18,388      24,526       8,345       5,979
Selling, general, and administrative expense      5,310       9,121      11,992      15,356      19,701       5,500       4,571
Interest expense, net.......................         99         532         848       1,072       1,340         343         397
Provision for income taxes..................        333         402         415         780         875         123         226
Minority interest...........................        202         190         195         709          -0-         -0-         -0-
                                               --------    --------    --------    --------    --------    --------    --------

Net income (loss) before extraordinary item.       (437)     (2,117)         81       1,395         201      (1,541)        352
Extraordinary charge related to early
  extinguishment of debt....................         -0-         -0-         -0-         -0-       (416)         -0-         -0-
                                               --------    --------    --------    --------    --------    --------    --------

Net income (loss)...........................       (437)     (2,117)         81       1,395        (215)     (1,541)        352
Preferred dividends.........................         -0-         -0-        (44)       (160)       (378)         -0-        (40)
                                               --------    --------    --------    --------    --------    --------    --------

Net Income (loss) available to common
  shareholders..............................   $   (437)   $ (2,117)   $     37    $  1,235    $   (593)   $ (1,541)   $    312
                                               ========    ========    ========    ========    ========    ========    ========

Weighted average shares outstanding--basic..      3,204       3,647       4,394       5,312       6,654       8,978       6,018

Weighted average shares outstanding--diluted      3,204       3,647       4,656       6,024       6,654       8,978       6,639
Earnings per share
  Basic
    Net income (loss) before extraordinary
      item                                     $  (0.14)   $  (0.58)   $   0.01    $   0.23    $  (0.03)   $  (0.17)   $   0.05
    Extraordinary item......................         -0-         -0-         -0-         -0-      (0.06)         -0-         -0-
                                               --------    --------    --------    --------    --------    --------    --------
    Net Income (loss).......................   $  (0.14)   $  (0.58)   $   0.01    $   0.23    $  (0.09)   $  (0.17)   $   0.05
  Diluted
    Net income (loss) before extraordinary
      item                                     $  (0.14)   $  (0.58)   $   0.01    $   0.21    $  (0.03)   $  (0.17)   $   0.05
    Extraordinary item......................         -0-         -0-         -0-         -0-      (0.06)         -0-         -0-
                                               --------    --------    --------    --------    --------    --------    --------
    Net income (loss).......................   $  (0.14)   $  (0.58)   $   0.01    $   0.21    $  (0.09)   $  (0.17)   $   0.05

                                                      DECEMBER 31, 2001   MARCH 31, 2002
                                                      -----------------   --------------
CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):

Cash and cash equivalents ......................      $           5,127   $        2,726
Accounts receivable and other current assets....                 10,382           11,707
Total equipment--net ...........................                 18,108           17,950
Goodwill and other non-current assets ..........                 19,870           23,712
                                                      -----------------   --------------

Total Assets ...................................      $          53,487   $       56,095
                                                      =================   ==============

Accounts payable and other current liabilities..                 16,869           17,670
Long term debt and capital lease obligations....                  7,039            7,709
Deferred income taxes ..........................                    416              452
Shareholders' equity ...........................                 29,163           30,264
                                                      -----------------   --------------

Total liabilities and shareholders' equity .....      $          53,487   $       56,095
                                                      =================   ==============

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

OUR REVENUES MAY FLUCTUATE BECAUSE WE DRAW SIGNIFICANT REVENUES FROM MAJOR CLIENTS, WHO MAY TRANSFER THEIR BUSINESS AWAY FROM US.

     For the year ended December 31, 2001, our three largest customers accounted for 25, 9, and 3 percent of our revenues respectively, and our top 100 customers accounted for approximately 70 percent of our total revenues. For the three months ended March 31, 2002 our three largest customers accounted for 10, 9, and 4 percent of our revenues respectively. Due to this concentration of our revenues, the loss of any one of our largest customers, but especially the largest one, would have a significant adverse effect on our conference volumes, and the loss of several of our larger customers would also have an adverse effect on our volumes. Any such reduction in our volumes would have a material adverse effect on our revenues.

     In addition, our agreements with customers do not contain minimum purchase commitments, and teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. For example, the business we generate from Concert Global Networks, our largest customer, has decreased by approximately 50 percent as a result of restructuring of Concert's international telephony assets and the resulting migration of Concert's conferencing business to its United States parent company, AT&T. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

WE FACE OPERATIONAL AND FINANCIAL RISKS RELATING TO OUR INTERNATIONAL
OPERATIONS.

     International sales comprised approximately 47 percent and 46 percent of our revenues for the year ended December 31, 2001 and for the three months ended March 31, 2002, respectively, and we anticipate that international sales will continue to account for a significant portion of our consolidated revenue. As a result of their distance from the United States, different time zones, culture, management and language differences, these operations pose greater risk than our domestic operations. For example:

     - It can be difficult for us to manage and administer a globally-dispersed business.

     - Fluctuations in exchange rates may negatively affect our operating results.

     - Changes in taxes or duties could adversely affect our competitive pricing in some countries.

     - Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

INCREASED USE OF AUTOMATED TELECONFERENCING SERVICES WILL RESULT IN A DECREASE IN THE AVERAGE PRICES WE CHARGE OUR CUSTOMERS.

     The trend toward increased use of audio teleconferencing is accompanied by more demand for low priced automated conferencing. As overall volume grows, the percentage of conferences that are higher-priced, operator-attended conferences will decline. In 2002, approximately 54 percent of our conference volumes occurred on automated services, at prices approximately 30 to 40 percent less than our traditional attended services. Any increases in conference volume may not be sufficient to offset the lower revenues that we receive on those conferences, which could impair our ability to grow our revenues or to sustain our overall financial performance.

IF WE ARE NOT ABLE TO EFFECTIVELY INTEGRATE OUR VIDEOCONFERENCING ACQUISITIONS INTO OUR BUSINESS, OUR OPERATING RESULTS WILL SUFFER.

     We acquired the 1414c video conferencing service delivery business from PictureTel Corporation in October 2001, and we acquired Proximity, Inc. in January 2002. We believe that we must reduce the cost of an excessively configured ISDN network for video conferencing that we acquired from PictureTel, and we will also need to retain existing skilled management and personnel who transferred from PictureTel and Proximity in order to most effectively utilize the new assets we acquired. If we are unable to successfully reduce costs and integrate these new assets into our business, the results of our video conferencing segment will be adversely affected. For the three months ending March 31, 2002, the Company's videoconferencing unit lost approximately $400,000.

WE HAVE LIMITED ENTRY INTO THE INTERNET CONFERENCING MARKET, AND WE MAY NOT BE ABLE TO SUCCESSFULLY GROW OUR INTERNET CONFERENCING BUSINESS.

     We estimate that the market for internet based conferencing services is approximately $100 million and growing. Although this is small in relation to the $2.0 billion audio and video conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services. If we do not develop new services, especially in internet conferencing and internet telephony, and employ an innovative staff that can capably manage our growth in this area, we expect to experience a slowdown. The expansion of our business into internet-based service offerings, as well as rapid internal growth, will also place a significant strain on our current management resources. To deliver and support these new services, we need to provide additional training for current employees and compete in the market for new employees, especially those who are skilled in the delivery of internet services. If we are not able to adequately train our employees or retain new employees to provide high quality services in this area, we expect to miss out on significant growth opportunities, and we may lose clients.

IF OUR INTERNET TELEPHONY CONFERENCING SERVICES DO NOT GAIN MARKET ACCEPTANCE OR WE ARE UNABLE TO FINANCE THIS OPPORTUNITY, OUR POTENTIAL FOR GROWTH IN THIS MARKET SECTOR WILL BE LIMITED.

     We estimate that over the next 3 years we will convert approximately 30 percent of our existing high volume multinational customers to an internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that internet telephony services will gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the internet telephony market fails to develop or develops slower than we expect, then our future revenues from teleconferencing over the internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective internet telephony solutions also will be affected by the availability of capital. Based on current technology and prices, we estimate the capital expenditures to convert our existing customers to internet telephony solutions to be approximately $4 million over 3 years. This is primarily for bridging capacity, gateways, and software. These expenditures will only be incurred if internet telephony demand starts to accelerate. We may lose business opportunities if we are unable to generate or obtain additional capital to fund internet telephony conferencing.

OUR MAJOR COMPETITORS IN THE TELECOMMUNICATIONS INDUSTRY HAVE GREATER CAPITAL RESOURCES AND BRAND NAME RECOGNITION THAN WE HAVE, WHICH MAKES IT DIFFICULT FOR US TO COMPETE WITH THEM.

     The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

OTHER TECHNOLOGICAL INNOVATIONS COULD RENDER OUR CURRENT SERVICES OBSOLETE.

     We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, virtual private networks, centralized office switching equipment, and internet telephony. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

WE OCCASIONALLY EXPERIENCE TECHNICAL MALFUNCTIONS AND OTHER HAZARDS WHICH ADVERSELY AFFECT OUR OPERATIONS AND CREATE COSTS.

     We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors' services, and platform are vulnerable to damage or interruption from:

     -    Natural disasters.
     -    Power loss.
     -    Telecommunication failures.
     -    Loss of internet access.
     -    Physical and electronic break-ins.
     -    Hardware defects.
     -    Computer viruses.
     -    Intentional acts of vandalism, terrorism, or similar events.

     In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We estimate that we usually have 6 to 10 major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

OUR PLANS TO GROW MAY BE LIMITED IF WE ARE UNABLE TO OBTAIN SUFFICIENT
FINANCING.

     We plan to expand our business through strategic acquisitions and entering new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with corporate partners, or funds from other sources for those purposes. We may not be able to obtain such financing on acceptable terms, or at all. Failure to obtain necessary financing could cause us to miss important expansion opportunities, and could prevent us from achieving our expansion goals. Furthermore, equity financings can be dilutive to our shareholders and debt financing may impose restrictive covenants on the way we operate our business.

THERE ARE FEW REGULATORY BARRIERS TO ENTRY INTO OUR CURRENT MARKETS, AND NEW COMPETITORS MAY ENTER AT ANY TIME.

     There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

     Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

OUR COMMON STOCK PRICE HAS BEEN HIGHLY VOLATILE, AND WE EXPECT THIS VOLATILITY TO CONTINUE.


     The market price of our common stock is highly volatile and may decline. For example, from January 1, 2001 through July 2, 2002 our stock price has ranged from a high of $11.97 to a low of $1.82. We anticipate that the volatility of our common stock price may continue due to factors such as:

     -    Actual or anticipated fluctuations in results of our operations.
     -    Changes in or failure to meet securities analysts' expectations.
     -    Changes in market valuations of other teleconferencing companies.
     - Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.
     -    Introduction of new services by us or our competitors.
     - Conditions and trends in the teleconferencing industry and related technology industries.
     - Future sales of our common stock, including sales by the selling shareholders listed in this prospectus.

     These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

IF OUR 6.5% SERIES C CONVERTIBLE PREFERRED STOCK IS CONVERTED TO COMMON STOCK OR WE REDEEM THE PREFERRED STOCK IN PART OR IN FULL WITH SHARES OF OUR COMMON STOCK THERE WILL BE DILUTION TO OUR COMMON SHAREHOLDERS.


We have issued 6.5% Series C Convertible Preferred Stock which allows the holders to convert outstanding shares of Series C preferred stock into 1,000,000 shares of common stock at $5.00 per share and requires that we redeem the outstanding preferred stock with 15 monthly payments of $333,333 beginning August 17, 2002. If the market price of our common stock exceeds $5.00 per share and shares of this preferred stock are outstanding, conversions by the preferred stockholders are likely and would result in dilution to existing shareholders of approximately 11% based on our current shares outstanding. At our option, we have the ability to make redemption payments of this preferred stock in cash or in common stock. We plan on redeeming this preferred stock in cash using operating cash flow and current cash balances, and potentially through other financings. The potential dilutive effects of redemption in common stock (ignoring the effect of any conversions by the preferred shareholders), based on current shares outstanding of 8,994,370, and assuming cash redemptions totaling $3.75 million, $2.50 million, and $1.25 million combined with stock redemptions at $1.00 through $5.00, are shown below:


                                     Assumed
          Assumed Stock Price    Cash Redemption    Potential Shares Issued    Potential Dilution
          -------------------    ---------------    -----------------------    ------------------
                5.00              $ 3.75 million            277,778                   3.09%
                4.00                3.75 million            347,222                   3.86
                3.00                3.75 million            462,963                   5.15
                2.00                3.75 million            694,444                   7.72
                1.00                3.75 million          1,388,889                  15.44

                5.00                2.50 million            555,556                   6.18
                4.00                2.50 million            694,444                   7.72
                3.00                2.50 million            925,926                  10.29
                2.00                2.50 million          1,388,889                  15.44
                1.00                2.50 million          1,794,377                  30.88

                5.00                1.25 million            833,333                   9.27
                4.00                1.25 million          1,041,667                  11.58
                3.00                1.25 million          1,388,889                  15.44

                2.00                1.25 million          2,083,333                  23.16
                1.00                1.25 million          4,166,667                  46.33



The dilutive effect of any conversions by the preferred stockholders, or of redemption payments made to the preferred stockholders with shares of our common stock, may put downward pressure on our stock price, which may in turn impact the terms of other potential sources of financing.


PROVISIONS OF OUR ARTICLES OF INCORPORATION AND AGREEMENTS WE HAVE ENTERED COULD DELAY OR PREVENT A CHANGE IN CONTROL OF ACT.

     Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

     -    Authority of the board of directors to issue preferred stock.
     -    Prohibition on cumulative voting in the election of directors.
     -    Election of directors by class for terms of three years.
     - Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.
     - Agreements with key executives which provide special termination payments in the event of a change in control.
     - A share rights plan that enables shareholders to dilute an acquiring person's investment through the shareholders' purchase of a large number of shares.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "predict," "potential," and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in "Risk Factors" and elsewhere in this prospectus.

     In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

     The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                           PRICE RANGE OF COMMON STOCK

     Our common shares have been traded on the Nasdaq National Market under the symbol ACTT since September 24, 2001. We were listed on the Nasdaq SmallCap Market from March 11, 1996 to September 21, 2001. For the period from January 1, 2000 through June 30, 2002, the high and low sales prices for our common stock for each quarter as reported by Nasdaq were:


                                                                                          HIGH          LOW
                                                                                          ----          ---
               Fiscal year ended December 31, 2000
                      First Quarter                                                       17.63         8.06
                      Second Quarter                                                      12.50         5.13
                      Third Quarter                                                        8.88         5.50
                      Fourth Quarter                                                       9.75         6.44

               Fiscal year ended December 31, 2001
                      First Quarter                                                        9.25         6.63
                      Second Quarter                                                       8.50         4.85
                      Third Quarter (July 1-September 21 2001)                             8.20         3.89
                      Third Quarter (September 24-September 30, 2001)                      8.80         7.00
                      Fourth Quarter                                                      11.97         7.08

               Fiscal year ended December 31, 2002
                      First Quarter                                                        8.68         3.55
                      Second Quarter                                                       6.04         2.80


     On July 2, 2002, the last reported sales price of our common stock was $2.00 per share; we estimate that we have approximately 3,000 shareholders.

                                 USE OF PROCEEDS

     We will not receive any proceeds directly from the sale of the shares offered in this prospectus.

                                 DIVIDEND POLICY

     We have never paid any dividends on our common stock. We have paid dividends on our Series A preferred stock, which was fully liquidated on October 11, 2001. We are obligated to pay a 6.5 percent dividend on our Series C preferred stock; otherwise, we expect for the foreseeable future to retain all of our earnings from operations for use in expanding and developing our business. Any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, loan covenants, and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

     The following tables sets forth our capitalization as of March 31, 2002. The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

                                                                                                   AS OF
                                                                                            MARCH 31, 2002 (1)
                                                                                            ------------------
                                                                                          (AMOUNTS IN THOUSANDS)
     Long-term debt and capital lease obligations, net of current maturities ...........   $              7,710
     Common shareholders' equity:
       Common stock, no par value, 25,000,000 shares authorized; 8,994,370 shares issued
       and outstanding as of March 31, 2002 ............................................                 37,606
       Accumulated deficit .............................................................                 (5,709)
     Accumulated other comprehensive loss ..............................................                 (1,633)
     Total common shareholders' equity .................................................                 30,264
                                                                                           --------------------
     Total capitalization ..............................................................   $             37,974
                                                                                           ====================

----------

      (1) Does not include the 6.5% Series C Convertible Preferred Stock issued on May 17, 2002.

                              SELLING SHAREHOLDERS

     The shares registered for sale under this prospectus are comprised of an aggregate of 500,000 shares of common stock issued to the former shareholders of Proximity in connection with our merger. These shares represent approximately
5.5 percent of our issued and outstanding common stock as of June 30, 2002.

     The following list provides:

     -    the names of the selling shareholders.

     - the number of shares beneficially owned by each selling shareholder prior to the offering.

     - the number of shares of each selling shareholder that are subject to escrow and earnout provisions.

     - the total number of shares being offered under this offering for each selling shareholder's account.

     Assuming that each selling shareholder sells all of the shares listed in this prospectus for such shareholder, each selling shareholder will hold no shares of our common stock.

                                                NUMBER OF                       SHARES
                                                 SHARES          SHARES       SUBJECT TO      TOTAL
                                              BENEFICIALLY     SUBJECT TO       EARNOUT      SHARES
       NAME OF SELLING SHAREHOLDER               OWNED         ESCROW (3)     AGREEMENT      OFFERED
       ---------------------------            ------------     ----------     ----------     -------
Robert C. Kaphan (1)                             154,829        25,000         56,250        154,829

North Atlantic Venture Fund II, L.P. (2)         219,927             -         37,500        219,927

Richard Parlato                                  125,244        25,000         56,250        125,244
                                                 -------        ------         -------       -------
                                                 500,000        50,000         150,000       500,000
                                                 =======        ======         =======       =======

     (1)  Robert C. Kaphan is employed as the manager of our Proximity business.
     (2) Mark Morrissette exercises voting and investment control over these shares.
     (3) Of the 50,000 escrow shares, 15,000 shares (7,500 each) are also subject to the earnout agreement.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling shareholders may sell the shares by the following methods:

     - block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     - to a broker or dealer as principal, for resale by the broker or dealer for its own account.

     - an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed.

     - ordinary brokerage transactions and transactions in which the broker solicits purchases.

     -    privately negotiated transactions.

     -    short sales.

     - through the writing of options on the shares, whether or not the options are listed on an options exchange.

     - one or more underwritten offerings on a firm commitment or best efforts basis.

     -    any combination of any of these methods of sale.

     We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

     The selling shareholders may also transfer the shares by gift.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotations system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when the shares are sold. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling shareholders' shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commission).

     The selling shareholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered in this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A selling shareholder may also loan or pledge the shares offered in this prospectus to a broker-dealer and the broker-dealer may sell the shares offered in this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered in this prospectus.

     The selling shareholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     We have agreed to indemnify in some circumstances some of the selling shareholders against some liabilities, including liabilities under the Securities Act. Some of the selling shareholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

     The shares offered in this prospectus were originally issued to the selling shareholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling shareholders under the Securities Act. In some cases, the time we are obligated to keep the registration statement effective is limited. We intend to keep the registration statement of which this prospectus is a part effective until the later of (i) the date on which the selling shareholders have sold all of the shares under the registration statement, or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling shareholders.

     We will not receive any proceeds from sales of any shares by the selling shareholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     In the tables below, we provide you with our summary historical financial data. We have prepared this information using the consolidated financial statements for the five years ended December 31, 2001 and the three months ended March 31, 2002. The financial statements for the five years ended December 31 have been audited by Ernst & Young LLP, independent auditors. When you read this summary historical financial data, it is important that you read along with it the Consolidated Financial Statements and related Notes to the Financial Statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                               YEARS ENDED DECEMBER 31
                                                                1997            1998            1999            2000
                                                            ------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues                                                $ 10,234,403    $ 19,009,645    $ 28,328,791    $ 37,699,785
Cost of services                                               4,727,236      10,881,556      14,797,606      18,388,073
Selling, general, and administrative expense                   5,309,444       9,121,235      11,991,914      15,355,804
Interest expense, net                                             99,496         532,322         848,013       1,071,743
                                                            ------------------------------------------------------------
Income (loss) before income taxes and minority                    98,227      (1,525,468)        691,258       2,884,165
Provision for income taxes                                      (332,566)       (401,762)       (414,866)       (780,250)
                                                            ------------------------------------------------------------
Income (loss) before minority interest                          (234,339)     (1,927,230)        276,392       2,103,915
Minority interest in earnings of consolidated subsidiary        (202,469)       (189,895)       (194,967)       (708,506)
                                                            ------------------------------------------------------------
Net income (loss) before extraordinary item                     (436,808)     (2,117,125)         81,425       1,395,409
Extraordinary item                                                    -0-             -0-             -0-             -0-
                                                            ------------------------------------------------------------
Net income (loss)                                               (436,808)     (2,117,125)         81,425       1,395,409
Preferred stock dividend                                              -0-             -0-        (44,407)       (160,000)
                                                            ------------------------------------------------------------
Net income (loss) available to common shareholders          $   (436,808)   $ (2,117,125)   $     37,018    $  1,235,409
                                                            ============================================================
Weighted average shares outstanding--basic                     3,204,747       3,647,188       4,393,963       5,312,200
                                                            ============================================================
Weighted average shares outstanding--diluted                   3,204,747       3,647,188       4,655,501       6,023,930
                                                            ============================================================
Earnings per share - basic
  Net income (loss) before extraordinary item                      (0.14)          (0.58)           0.01            0.23
  Extraordinary item                                                  -0-             -0-             -0-             -0-
                                                            ------------------------------------------------------------
  Net income (loss)                                         $      (0.14)   $      (0.58)   $       0.01    $       0.23
                                                            ============================================================
Earnings per share - diluted
  Net income (loss) before extraordinary item                      (0.14)          (0.58)           0.01            0.21
  Extraordinary Item                                                  -0-             -0-             -0-             -0-
                                                            ------------------------------------------------------------
  Net Income (loss)                                         $      (0.14)   $      (0.58)   $       0.01    $       0.21
                                                            ============================================================
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents                                   $    451,434    $    369,408    $  1,532,551    $  3,025,056
Net working capital (deficit)                                    512,982      (1,257,904)      1,382,336       1,655,391
Total assets                                                   7,929,711      15,326,200      22,098,343      31,395,549
Total liabilities, preferred stock, and minority interest      4,551,778      12,821,635      15,529,486      18,914,445
Total shareholders' equity                                     3,377,933       2,504,565       6,568,857      12,481,104

                                                                             YEAR ENDED
                                                                            DECEMBER 31     THREE MONTHS ENDED MARCH 31
                                                                                2001            2002            2001
                                                                            --------------------------------------------
                                                                                                    Unaudited
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues                                                                $ 46,643,289    $ 12,770,216    $ 11,525,464
Cost of services                                                              24,526,430       8,345,188       5,979,197
Selling, general, and administrative expense                                  19,701,008       5,500,466       4,571,160
Interest expense, net                                                          1,340,112         343,333         397,287
                                                                            --------------------------------------------
Income (loss) before income taxes and minority                                 1,075,739      (1,418,771)        577,820
Provision for income taxes                                                      (875,115)       (122,569)       (225,774)
                                                                            --------------------------------------------
Income (loss) before minority interest                                           200,624      (1,541,340)        352,046
Minority interest in earnings of consolidated subsidiary                              -0-             -0-             -0-
                                                                            --------------------------------------------
Net income (loss) before extraordinary item                                      200,624      (1,541,340)        352,046
Extraordinary item                                                              (416,366)             -0-             -0-
                                                                            --------------------------------------------
Net income (loss)                                                               (215,742)     (1,541,340)        352,046
Preferred stock dividend                                                        (377,803)             -0-        (39,999)
                                                                            --------------------------------------------
Net income (loss) available to common                                       $   (593,545)   $ (1,541,340)   $    312,047
                                                                            ============================================
Weighted average shares outstanding--basic                                     6,653,974       8,978,257       6,017,750
                                                                            ============================================
Weighted average shares outstanding--diluted                                   6,653,974       8,978,257       6,639,123
                                                                            ============================================
Earnings per share - basic
  Net income (loss) before extraordinary item                                      (0.03)          (0.17)           0.05
  Extraordinary item                                                               (0.06)             -0-             -0-
                                                                            --------------------------------------------
  Net income (loss)                                                         $      (0.09)   $      (0.17)   $       0.05
                                                                            ============================================
Earnings per share - diluted
  Net income (loss) before extraordinary item                                      (0.03)          (0.17)           0.05
  Extraordinary Item                                                               (0.06)             -0-             -0-
                                                                            --------------------------------------------
  Net Income (loss)                                                         $      (0.09)   $      (0.17)   $       0.05
                                                                            ============================================
Cash and cash equivalents                                                   $  5,126,723    $  2,726,248    $  1,496,397
Net working capital (deficit)                                                 (1,360,144)     (3,235,748)     (2,822,196)
Total assets                                                                  53,486,961      56,095,262      40,358,261
Total liabilities, preferred stock, and minority interest                     24,323,966      25,831,168      26,035,146
Total shareholders' equity                                                    29,162,995      30,264,094      14,323,115

                        SELECTED QUARTERLY FINANCIAL DATA

                    2002                           MARCH 31
                    ----                         ------------
Net revenues .................................   $ 12,770,216
Gross profit .................................      4,425,028
Operating loss ...............................     (1,075,438)
Net loss .....................................     (1,541,340)
Weighted average number of shares outstanding
  Basic ......................................      8,978,257
  Diluted ....................................      8,978,257
Net income (loss) per share--basic and diluted   $      (0.17)

                        2001                           MARCH 31         JUNE 30      SEPTEMBER 30    DECEMBER 31
                        ----                         ------------    ------------    ------------    ------------
Net revenues .....................................   $ 11,525,464    $ 11,821,771    $ 10,775,704    $ 12,520,350
Gross profit .....................................      5,546,267       5,321,126       5,824,904       5,424,562
Operating income (loss) ..........................        975,107         622,811       1,178,588        (360,655)
Net income (loss) before extraordinary item ......        352,046         251,742         549,403        (952,567)
Extraordinary item ...............................             -0-       (416,366)             -0-             -0-
Net income (loss) ................................        352,046        (164,624)        549,403        (952,567)
Preferred stock dividends ........................        (40,000)        (40,000)        (40,000)       (257,803)
Net income (loss) available to common shareholders   $    312,047    $   (204,624)   $    509,403    $ (1,210,370)
Weighted average number of shares outstanding
  Basic ..........................................      6,017,750       6,091,257       6,244,715       8,241,488
  Diluted ........................................      6,639,123       6,091,257       6,512,622       8,241,488
Earnings per share--basic and diluted.............
  Net income (loss) before extraordinary item ....   $       0.05    $       0.04    $       0.08    $      (0.15)
  Extraordinary item .............................             -0-          (0.07)             -0-             -0-
  Net income (loss) ..............................   $       0.05    $      (0.03)   $       0.08    $      (0.15)

                        2001                           MARCH 31         JUNE 30      SEPTEMBER 30    DECEMBER 31
                        ----                         ------------    ------------    ------------    ------------
Net revenues .....................................   $  8,183,767    $  9,126,623    $  9,512,611    $ 10,876,784
Gross profit .....................................      4,112,111       4,589,496       4,869,510       5,740,595
Operating income .................................        845,501         925,463       1,174,470       1,010,474
Net income .......................................        187,925         204,555         389,273         613,656
Preferred stock dividends ........................        (40,000)        (40,000)        (40,000)        (40,000)
Net income available to common shareholders ......   $    147,925    $    164,555    $    349,273    $    573,656
Weighted average number of shares outstanding.....
  Basic ..........................................      4,780,413       5,146,172       5,649,622       5,665,009
  Diluted ........................................      5,971,935       5,706,844       5,998,461       6,414,467
Net income per share--basic ......................   $       0.03    $       0.03    $       0.06    $       0.10
Net income per share--diluted ....................   $       0.02    $       0.03    $       0.06    $       0.09

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     GENERAL. We are a full-service provider of audio, video, data and internet-based teleconferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. We have service delivery centers in nine countries and sales offices in those nine countries as well as a sales office and regional headquarters in Belgium. Our primary focus is to provide high value-added conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

     We were incorporated in December 1989 and began offering audio teleconferencing services at our Denver location in January 1990. In 1992, we invested in an audio teleconferencing facility in the United Kingdom and in 1995 we invested in a similar operation in the Netherlands. In 1997 we announced a major international capacity expansion plan by which we intended to grow from our then three locations in three countries (United States, United Kingdom and Netherlands) to the current ten countries offering a full range of audio, video, and internet-based data conferencing services. The rationale for this expansion plan was the rapidly growing market for teleconferencing services worldwide, the expansion of internet-based conferencing services, and an increasing demand for additional services by certain of our multinational clients.

     We completed our capacity expansion in 1999, after entry into the markets of Canada, France, Belgium, Germany, Australia and Hong Kong. During 2001, we entered the Singapore market. During 1999 we also entered the rapidly growing field of internet-based teleconferencing products and applications. We now offer data conferencing services, and offer audio, video and data streaming applications over the internet to our clients outsourced with a nationally recognized provider of broadcast streaming products.

COMPONENTS OF MAJOR REVENUE AND EXPENSE ITEMS

     REVENUES. We earn revenues from fees charged to clients for audio, video, data and internet-based teleconference bridging services, from charges for enhanced services, and from rebilling certain long-distance telephone costs. We also earn nominal revenue on conferencing product sales. Revenue is recognized upon completion of conferencing services or delivery of the equipment.

     COST OF SALES. Cost of sales consists of long distance telephony costs, depreciation on our teleconferencing bridges and equipment, equipment product costs, operator and operations management salaries and office expenses for operations staff.

     SELLING, GENERAL, AND ADMINISTRATION EXPENSE. Selling, general, and administration expense consists of salaries, benefits, professional fees, and office expenses of our selling and administrative organizations.

COST AS A PERCENTAGE OF SALES

The following table outlines certain items in our income statement as a percentage of sales:

                                                             THREE MONTHS               YEARS ENDED
                                                            ENDED MARCH 31,            DECEMBER 31,
                                                            2002       2001       2001      2000      1999
                                                        ----------------------------------------------------
          Net revenues                                      100%       100%        100%      100%      100%
          Cost of services                                  (65)       (52)        (53)      (49)      (52)
                                                        ----------------------------------------------------
          Gross profit                                       35         48          47        51        48
          Selling, general and administrative expense       (43)       (40)        (42)      (41)      (43)
                                                        ----------------------------------------------------
          Operating income                                   (8)         8           5        10         5
          Interest expense                                   (3)        (3)         (3)       (3)       (3)
                                                        ----------------------------------------------------
          Income before taxes and minority interest         (11)         5           2         7         2
          Minority interest and income taxes                 (1)        (2)         (2)       (3)       (2)
                                                        ----------------------------------------------------
          Net income before extraordinary item              (12)         3           -         4         -
          Extraordinary item                                  -          -          (1)        -         -
                                                        ----------------------------------------------------
          Net income (loss) after extraordinary item        (12)         3          (1)        4         -
                                                        ====================================================

REVENUE PROJECTIONS

We are presently achieving an annual revenue rate of $55 million to $60 million for the year and expect to be at a satisfactory level of profitability for the year if this revenue projection can be achieved. Our overall revenue and earnings per share target for 2002 is $65 million and $0.30 per share.

REVENUE TRENDS

All of our geographic regions experience trends similar to our overall business trends. The following table shows quarterly revenue trends by major product:

                                                                Q1          Q4            Q3          Q2           Q1
          ($ in thousands)                                     2002         2001         2001        2001         2001
                                                             ----------------------------------------------------------
          CONFERENCING SERVICES
          Attended conferencing services                     $ 4,622      $ 4,064      $ 4,531     $ 5,626      $ 5,839
          Automated conferencing services                      2,714        2,930        2,311       1,841        1,698
          Concert conferencing services                        1,356        2,456        3,034       3,255        2,988
                                                             ----------------------------------------------------------
          Total audio conferencing services                    8,692        9,450        9,876      10,722       10,525
          Video conferencing services *                        3,124        2,869          605         590          691
          Other**                                                954          201          295         510          309
                                                             ----------------------------------------------------------
          Total                                              $12,770      $12,520      $10,776     $11,822      $11,525
                                                             ==========================================================
          QUARTER OVER PRIOR QUARTER GROWTH RATES
          Attended conferencing services                          14%         (10%)        (19%)        (4%)
          Automated conferencing services                         (7%)         27%          26%          8%
          Concert conferencing services                          (45%)        (19%)         (7%)         9%
                                                             -----------------------------------------------
          Audio conferencing services                             (8%)         (4%)         (8%)         2%
          Video conferencing services*                             9%         374%           3%        (15%)
          Other**                                                375%         (32%)        (42%)        65%
                                                             -----------------------------------------------
          Total                                                    2%          16%          (9%)         3%
                                                             ===============================================
          Q1 2002 OVER Q1 2001 GROWTH RATES
          Attended conferencing services                         (21%)
          Automated conferencing services                         60%
          Concert conferencing services                          (55%)
                                                             ---------
          Audio conferencing services                            (17%)
          Video conferencing services*                           352%
          Other**                                                209%
                                                             ---------
          Total                                                   11%
                                                             =========

          * INCLUDES THE ACQUISITION OF PICTURETEL'S 1414c VIDEO SERVICES DIVISION IN Q4 2001
          ** INCLUDES INTERNET, EQUIPMENT AND EVENT MANAGEMENT INCLUDING THE ACQUISITION OF PROXIMITY IN Q1 2002

SIGNIFICANT ACCOUNTING POLICIES

     INTERNAL USE SOFTWARE - Under the guidance provided in Statement of Position 98-1, we capitalize costs incurred in developing internal use computer software. We capitalized internal use software development costs of $1.0 million, $1.1 million, and $250,000 and for the years ended December 31, 2001, 2000, and 1999, respectively. For the three months ended March 31, 2002 and 2001 we capitalized $175,000 and $200,000, respectively. Prior to 1999, we did not develop any internal software.

     GOODWILL - In 2001, we completed two significant acquisitions that resulted in approximately $14.5 million of goodwill. At December 31, 2001, we had a total of $16.5 million in net goodwill. In January 2002, we acquired approximately $3.9 million in additional goodwill that relates to the acquisition of Proximity, Inc. For the years ending December 31, 2001, 2000 and 1999 goodwill amortization was approximately $420,000, $187,000, and $80,000, respectively.

     The Company adopted SFAS 142 for acquisitions occurring prior to July 1, 2001 on January 1, 2002. SFAS 142 requires non-amortization of goodwill and intangible assets that have indefinite useful lives and annual impairment tests of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. Goodwill and intangible assets acquired after June 30, 2001 were subject to the non-amortization provisions of the statement. The Company is in the process of performing the transitional goodwill impairment test required by SFAS 142 and expects this to be completed by June 30, 2002. The following presents March 31, 2001 net income and per share amounts exclusive of goodwill amortization as required by SFAS 142:

                                                   Net Income        Basic         Diluted
                                                   ---------------------------------------
Reported net income and earnings per share         $  312,047       $  0.05        $  0.05
Add back goodwill amortization                         96,000          0.02           0.01
                                                   ---------------------------------------
Adjusted net income and earnings per share         $  408,047       $  0.07        $  0.06
                                                   =======================================

     Other intangibles includes a non-compete agreement with one of our subsidiary officers in the amount of approximately $1.5 million less accumulated amortization of $293,000 at March 31, 2002.

     The estimated future aggregate amortization expense for existing other intangible assets as of December 31, 2001 is $300,000 in 2002, $300,000 in 2003, $300,000 in 2004, and $300,000 in 2005.

     At December 31, 2001, goodwill recorded at the segment reporting level was $6.98 million in audio services and $9.5 million in video services.

     FOREIGN CURRENCY CONVERSION - Our foreign subsidiaries' financial statements have been translated into United States dollars at the average exchange rate during the year for the statement of operations and year-end rate for the balance sheet. Our policy for the long term is to invest in the international teleconferencing market as it is a growth market. For as long as this policy remains in effect, our net income, assets, and liabilities in overseas markets will continue to fluctuate and be translated in accordance with exchange rate fluctuations.

     EMPLOYEE STOCK OPTIONS - We have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) instead of FASB Statement No. 123, "Accounting for Stock-Based Compensation." If we had elected to adopt FASB Statement No. 123, our net income/(loss) would have been approximately $(1,314,000), $362,000, and $(1,002,000) or $(0.20), $0.06,
and $(0.22) per diluted share for the years ended December 31, 2001, 2000, and 1999, respectively, as compared to our actual reported net income/(loss) of $(593,545), $1,235,409, and $37,018 or $(0.09), $0.21, and $0.01 per diluted share for the years ended December 31, 2001, 2000, and 1999, respectively. Our net income/(loss) for the three months ended March 31, 2002 and 2001 would have been approximately $(1,741,000) and $112,000 or $(0.19) and $0.02, respectively.

SIGNIFICANT BUSINESS ACTIVITIES

     AUTOMATED CONFERENCING - The trend toward increased use of conferencing has been accompanied by continued demand for lower-priced, lower-cost automated conferencing services. Accordingly, as demand for teleconferencing continues to increase, we expect our revenue growth to be generated through increased volume of automated services, albeit at a reduced average selling price. There has continued to be a shift in product mix from attended conference calls to automated conference calls, which results in a lower average revenue per minute. During the three months ended March 31, 2002, we also started seeing a shift within the automated conferencing from a reservation automated service to a reservation-less automated service, at a lower average revenue per minute. For the three months ended March 31, 2002, automated conferencing, excluding Concert, grew to 37 percent of our total audio conferencing revenues compared to 23 percent last year. Likewise the automated services now account for 54 percent of total audio conferencing volumes up from 34% in the prior year. Automated conferencing volume and revenue, excluding Concert, grew by 97 percent and 60 percent, respectively. Fully attended conferencing revenue declined by 21 percent, mainly reflecting the conversion of existing customers to the automated service.

     For the year ended December 31, 2001, unattended conferencing has comprised approximately 38 percent, 27 percent, and 16 percent of our total audio conferencing revenues in 2001, 2000 and 1999, respectively.

     In the fourth quarter of 2001, the business we generated from Concert and its customers began migration to Concert's U.S. parent, AT&T. In the fourth quarter of 2001, this service revenue had decreased approximately 50 percent from its 2001 average run rate and we expect it to decrease even further during the first half of 2002 before recovering under AT&T management.

     FINANCING TRANSACTIONS - In October 2001, we liquidated the 2,000 outstanding shares of our Series A 8 % Preferred Stock, which were held by GMN Investors II, L.P., for a total amount of $2.0 million plus accrued dividends of $338,176. Consideration included the issuance of 200,000 shares of restricted common stock valued at $1.3 million based upon an agreed upon price of $6.50, payment of $1.0 million in cash, and a repricing of previously issued warrants from $7.00 to $6.45. This liquidation resulted in an additional dividend charge of approximately $240,000, including $32,000 related to the repricing of the warrants. These warrants were re-priced as an incentive to GMN to convert into common stock. This transaction eliminated our dividend obligations to the holder of the preferred stock and covenants under the purchase agreement for the preferred stock.

     In April 2001, we paid down $1.6 million in subordinated debt with an interest rate of 13.5 percent and an additional $500,000 at a rate of 9 percent. The $1.6 million repayment resulted in an extraordinary write-off of financing costs in an amount of $416,000. In addition, we replaced our $2.0 million U.S. line of credit at prime plus 2 percent, with a new $4.0 million line of credit at prime plus 0.5 percent. This new line of credit expires in March 2004.

     On May 17, 2002, we issued 500 shares of 6.5% Series C Convertible Preferred Stock for $4,635,000, net of financing fees of $365,000. We also issued warrants to purchase 279,885 shares of common stock at $5.00 per share, of which 229,885 are callable, which expire on May 17, 2007. The purpose of the financing is to provide us with flexibility in anticipation of the possibility of significant volume growth, as well as to enable us to selectively pay down certain high-cost debt. The preferred stockholders may, at their election, convert their shares of outstanding preferred stock into shares of our common stock at a fixed price of $5.00 per share. If this conversion occurred with respect to all outstanding preferred shares prior to any liquidating redemptions by us, it would result in 1,000,000 shares of common stock being issued, a potential dilutive effect of 11% based on current shares outstanding of 8,994,370. The stock is subject to 15 mandatory monthly liquidating redemptions of $333,333 commencing on August
17, 2002, for a total of $5.0 million. At our election, we may make redemption payments in cash or by delivering shares of our common stock based on a 10% discount to the five day volume weighted average market price of our common stock at that time. The preferred stockholders have the right to defer any payment that we elect to be made in common stock until one month following the latest scheduled (deferred) payment. Our intention is to redeem this preferred stock in cash in most instances and to minimize redemptions made with our common stock. If our business grows in accordance with our expectations, we expect the resulting cash flow, together with our existing cash balances, to support cash redemptions of the preferred stock. If our available cash is insufficient to redeem the preferred stock in cash or if we otherwise elect to redeem the preferred stock by issuing shares of our common stock, we intend to limit any such issuance to 1,828,873 shares, or 19.99 percent dilution. At our closing price on July 2, 2002 of $2.00 per share, this would allow us to redeem 73 percent of the outstanding preferred stock without using cash. Terms of the investment prevent the preferred stock investors from holding more than 10 percent of our outstanding common stock, which will also limit potential dilution and may require us to make redemption payments in cash if prior redemptions in common stock are greater than anticipated.

     ACQUISITIONS - On January 17, 2001, we acquired the 40 percent minority interest in ACT Teleconferencing Limited, based in the United Kingdom, from David Holden, the founder and co-shareholder of that company, for 360,000 shares of our common stock valued at $2.2 million, notes payable of $6.1 million and cash of $794,000 for total consideration of approximately $9.1 million. Mr. Holden remains an employee and is now our Regional Managing Director for all of Europe. We have established an escrow account of approximately $1.4 million as partial security for the notes payable. Related to this acquisition, we recorded goodwill of $5.7 million and a non-compete agreement in the amount of $1.5 million. This transaction eliminated the minority interest in the earnings of a consolidated subsidiary, but is offset by interest on debt incurred and amortization of goodwill.

     On October 10, 2001, with an effective date of October 1, 2001, we closed on the acquisition of substantially all of the assets of PictureTel Corporation's 1414c worldwide video conferencing service delivery business. The assets acquired include property (equipment, furniture and machinery), software, and customer contracts. The assets were previously used by PictureTel Corporation to provide global video conferencing services and we plan to use the acquired assets for the same purpose.

     The purchase price consisted of 769,231 restricted shares of our common stock valued at $6.5 million, $1.2 million in cash and a $2.5 million two-year unsecured promissory note bearing interest at a rate of 10 percent, for total consideration of approximately $10.2 million. In addition, we incurred professional advisory and legal fees of approximately $400,000. Also, in association with this acquisition, we recorded approximately $1.8 million in fixed assets and $8.8 million in goodwill, which is fully tax deductible.

     This acquisition, when combined with our pre-existing video operations, grew our video conferencing service revenue to approximately 25 percent of our total revenue, for the fourth quarter 2001. We project that video conferencing will continue to grow as a portion of our business. During the integration of this acquisition, throughout 2002, we will incur costs to reduce the pre-existing infrastructure, including the closure of our Dallas video operations center, network cost reductions and reconfigurations and other operating cost reductions. We project that these cost reductions and reconfigurations will yield long-term benefits to our integrated offering of conferencing services.

     On January 2, 2002, we acquired Proximity, Inc., one of the world's largest providers of room-based videoconferencing services, for 500,000 restricted shares of our common stock valued at $2.7 million, notes payable of $750,000 at an 8% interest rate, and cash of $500,000 for a total of approximately $4 million. Of the shares offered by the selling shareholders, 150,000 are subject to an Earnout Agreement and will only be released to the former shareholders of Proximity upon satisfaction of certain levels of revenue and profits generated by the Proximity assets we acquired. If the earnout provisions are not satisfied by the end of the fiscal year ending December 31, 2003, any earnout shares not yet released will be returned to us. An additional 50,000 shares, including 15,000 of the shares subject to the earnout conditions, are subject to an Escrow Agreement to be used to satisfy any indemnification obligations of the former shareholders of Proximity arising under the merger agreement. The Escrow Agreement lasts for a term of one year from the closing of the merger.

     SIGNIFICANT CUSTOMERS - For the year ended December 31, 2001, our three largest customers, Concert, Ernst & Young LLP and Cap Gemini accounted for 25 percent, 9 percent, and 3 percent of our revenues, respectively. For the three months ended March 31, 2002 these customers accounted for 10 percent, 9 percent, and 4 percent of our revenues, respectively. Our agreements with major customers are based on prevailing market rates for the type and volume of conferencing services used by them.

     Shareholders are referred to various press releases, public filings and press comments made by AT&T and others in regard to Concert -- previously a 50-50 international telecommunications joint venture between AT&T and British Telecom. ACT previously provided worldwide multinational conference calling service to Concert, its employers and Concert customers using its integrated worldwide voice conferencing platform.

     In terms of the various communications made with regard to the dissolution of Concert, AT&T has absorbed the larger share of the Concert assets -- mainly pertaining to telecommunications assets in North America and Asia/Pacific. British Telecom has retained telecommunications assets located primarily in Europe. This restructuring was made by way of a settlement payment from AT&T to British Telecom.

     Customers of Concert will revert to AT&T and British Telecom with AT&T retaining mainly US-based customers and British Telecom retaining mainly British and European customers. It is further our understanding that the former employees of Concert have either been retrenched (laid-off) or have migrated back to work for their previous employers -- AT&T or British Telecom. It is AT&T's publicly stated intent to continue to develop advanced telecommunications services on a worldwide basis for its business customers, which comprise mainly Fortune 1000 multinational companies headquartered in the U.S. with significant overseas operations and it is our intent to provide a platform of services to these global companies.

     The downsizing and restructuring of Concert has had a significant and reducing effect on our conference call volumes. During 2001, Concert's conferencing call volumes peaked at an annual rate of approximately $12.0 million or over 25 percent of our total revenue for 2001, which was primarily for internal conferencing among its offices.


     By April 2002, this revenue had already decreased to an annualized revenue run rate of approximately $2.0 million or an 85 percent reduction.


     In connection with the downsizing of Concert, we have continued to develop and deploy our integrated voice conferencing worldwide platform and have expanded our service offerings with the development of a worldwide video platform (via the acquisition of PictureTel's 1414C videoconferencing services business), the acquisition of an on-demand web conferencing service (Ready Connect Online), and the acquisition of a video conferencing room and event service (Proximity, Inc.). We have continued to work with AT&T on an informal basis by making our products and services available on a worldwide basis to AT&T and its customers, in anticipation of the ongoing migration and development of AT&T's portion of Concert's business into AT&T, and as that company develops its larger platform of business services for its multinational customers. While there are no guarantees for future international business on this platform, we do expect volumes to begin to accelerate during the latter half of 2002, as the Concert restructure is fully-complete and as potential formal arrangements are implemented. If these expected volumes do not eventuate in any material fashion, we expect to continue to sell our integrated international platform and patent pending global conferencing system manager to other large multinational companies for their global conferencing needs. If these international services do not eventuate, we will downsize the platform and integrate it with our local in-country operations.

     During 2001 we discovered and resolved certain software errors that had resulted in us underbilling Concert for conferencing related services. Concert, which was then experiencing losses, a potential restructuring and certain changes in management, had initially questioned the underbilling and had delayed payment on it, while raising additional disputed items. In 2001, we resolved all of these issues and subsequent to the resolution of Concert's future and its migration into AT&T, we received payment for the disputed items.

     INTERNATIONAL OPERATIONS - International sales comprised approximately 47 percent, 49 percent, and 56 percent of our revenues in 2001, 2000 and 1999, respectively, and we anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international conferences that are initiated outside the United States are denominated in local currency; similarly, operating costs for such conferences are incurred in local currencies. Our three largest international locations, based on revenue, are the United Kingdom, Canada and Australia, comprising 29 percent, 7 percent and 6 percent of our total revenue, respectively. To our knowledge, our international locations are subject to, and in compliance with, local laws and regulations. There have been no significant changes to our international operations for the three months ended March 31, 2002.

     SIGNIFICANT CONTRACTS - On February 28, 2001, we signed an agreement to purchase network services from AT&T for an undiscounted minimum operating commitment of $30.0 million per year for the next three years. Discounts may apply based on usage, which will reduce the effective commitment to approximately $14.0 to $16.0 million per year. We purchase telecommunications network services in the normal course of business. This contract provides us with significant discounts based on the minimum contractual commitment and if we do not meet these commitments, the discount percentage will be reduced. This agreement is subject to normal business downturn clauses common within the telecommunications industry.

     RELATED PARTY TRANSACTIONS - We have entered into an incentive compensation arrangement with one of our officers for the issuance of 32,000 shares of restricted common stock. The common stock is restricted and vests in four equal amounts over four years. We recognized compensation expense of $96,000 since the inception of this agreement. On May 16, 2002, the board accelerated vesting on this agreement and an additional $32,000 in expense will be recognized. We also have a note receivable from this officer for $230,000 plus accrued interest. This note bears interest at a rate of 7.5 percent and is due June 30, 2003.

     In July 2001, the board of directors authorized a loan, with recourse, to one of our officers in the amount of $347,875 which is secured by a general pledge of personal assets of the officer. The purpose of the loan was to assist the officer in exercising stock options. This loan bears interest at 6 percent and matures on November 1, 2006. This transaction has no financial effect on shareholders' equity as the loan offsets the amount recorded to common stock for the exercise of the options. An increase in shareholders' equity will be recognized as the loan is paid back to us.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002, COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

     NET REVENUES. Net revenues increased 11 percent to $12.8 million for the three months ended March 31, 2002, compared to $11.5 million for 2001.

     Audio conferencing revenues were $8.7 million for the three months ended March 31, 2002 compared to $10.5 million for the three months ended March 31, 2001. This reduction is principally due to the downsizing of the Concert business which is being transitioned to AT&T. This traffic decreased by $1.6 million or 58% for the three months ended March 31, 2002 compared to the three months ended March 31, 2001. We are dealing with the Concert decline by seeking business from Concert customers through AT&T. As we have a largely fixed cost structure, our efforts to replace the Concert business as we transition out of the Concert relationship will result in reduced revenue and variable profit contribution against the fixed cost structure until that business is recaptured or replaced. Audio conferencing accounted for 68 percent and 91 percent of our revenues in 2002 and 2001, respectively.

     Videoconferencing revenue increased 352 percent from $691,000 to $3.1 million or 6 percent and 24 percent of total revenues for the three months ended March 31, 2001 and 2002, respectively. This increase was mainly the result of the acquisition of PictureTel Corporation's 1414c worldwide video conferencing service delivery business.

     Other revenue, including internet conferencing and equipment sales, accounted for 7% and 3% of revenue for the three months ended March 31, 2002 and 2001, respectively. This increase was mainly due to the acquisition of Proximity in January 2002.

     For the three months ended March 31, 2002, North America, Europe and Asia Pacific, our three primary geographic markets, were 61 percent, 32 percent and 7 percent, of our total revenue, respectively.

     GROSS PROFIT. Gross profit decreased 20 percent to $4.4 million for the three months ended March 31, 2002, compared to $5.5 million for the prior year. Gross profit percentage decreased to 35 percent of net revenues for the three months ended March 31, 2002, compared to 48 percent of net revenues for 2001. This gross profit decrease is almost entirely due to the impact of a proportionally higher volume of video conferencing revenues affected by the higher telecommunications network costs associated with the extraction of the video service business from its previous owner, PictureTel Corporation. In the first quarter of 2002, our video conferencing network costs exceeded our internal benchmarks, however, we have been successful in reconfiguring our video conferencing network to reduce these costs with full effect from April 2002.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the three months ended March 31, 2002 was $5.5 million, or 43 percent of revenue, compared to $4.6 million or 40 percent of revenue for 2001. This increase is due to the addition of employees from our two video conferencing acquisitions which added $700,000 to these expenses. As the net revenue increase due to these acquisitions was offset by the decrease in the Concert business these expenses increased to 43% of revenues compared to 40% in the prior year.

     INTEREST EXPENSE. Net interest expense decreased by 14 percent from $397,000 to $343,000 mainly as a result of a reduced average interest rate on debt of 8.4 percent compared to 8.9 percent for the three months ended March 31, 2002 and 2001, respectively.

     PROVISION FOR INCOME TAXES. Provision for income taxes decreased 46 percent to $123,000 for the three months ended March 31, 2002, compared to $226,000 for 2001, due to decreased taxable income earned by our United Kingdom and Canadian subsidiaries. We paid no other income taxes due to domestic and international tax loss carry-forwards of approximately $6.5 million.

     NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS. Net income decreased by $1.89 million or 538% from net income of $352,000 to a net loss of $1.5 million due to the factors described above.

FISCAL YEAR ENDED DECEMBER 31, 2001, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

     NET REVENUES. Net revenues increased 24 percent to $46.6 million for the year ended December 31, 2001, compared to $37.7 million for 2000. The 24 percent revenue growth resulted from an increase in conference call volume of 48 percent, offset by a shift in product mix from attended conference calls to automated conference calls, which resulted in a lower average revenue per minute. Audio conferencing revenues grew by 16 percent while video, data, internet and other enhanced conferencing services grew by 103 percent due to our acquisition of the PictureTel assets. Video equipment sales grew by 43%. Audio conferencing accounted for 89 percent and 93 percent of our revenues in 2001 and 2000, respectively. In the fourth quarter, video conferencing revenue increased to approximately 25 percent of our total revenue due to the October acquisition of the assets of 1414c, the video conferencing service delivery business of PictureTel Corporation. In 2001, North America, Europe and Asia Pacific, our three primary geographic markets, generated approximately 60 percent, 34 percent and 6 percent, of our total revenue, respectively.

     GROSS PROFIT. Gross profit increased 15 percent to $22.1 million for the year ended December 31, 2001, compared to $19.3 million for the prior year. Gross profit percentage decreased to 47 percent of net revenues for the year ended December 31, 2001, compared to 51 percent of net revenues for 2000. This gross profit decrease is almost entirely due to the higher volume of video conferencing, which has lower margins than our traditional voice business due to the higher network costs associated with video conferencing. In the fourth quarter of 2001, our video conferencing network costs exceeded our ongoing acceptable benchmarks and we are currently in the process of reconfiguring our video conferencing network to reduce our costs. This decrease in gross profit percent was offset by some significant economies of scale associated with volume increases in voice conferencing as a result of automation.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the year ended December 31, 2001 was $19.7 million, or 42 percent of revenue, compared to $15.4 million or 41 percent of revenue for 2000. The 28 percent increase in such expense was incurred mainly as a result of the 32 percent increase in selling, general and administrative staff from 142 to 188 employees to develop new locations and introduce new products and services associated with internet-based and other high-speed digital conferencing products.

     INTEREST EXPENSE. Net interest expense grew by 25 percent from $1.1 million to $1.3 million as a result of overall debt and capital leases increasing by $6.5 million from $8.6 million in 2000 to $15.1 million in 2001. This increase is mainly due to debt associated with the acquisitions completed. We incurred debt of approximately $2.4 million for general financing purposes, $6.1 million on the acquisition of the remaining 40 percent minority interest in ACT Teleconferencing Limited and $2.5 million for the PictureTel acquisition. During 2001, we paid off debt of $4.7 million and liquidated our preferred stock for $2 million.

     PROVISION FOR INCOME TAXES. Provision for income taxes increased 12 percent to $875,000 for the year ended December 31, 2001, compared to $780,000 for 2000, due to increased taxable income earned by our United Kingdom subsidiaries and deferred tax charges in Canada. We paid no other income taxes due to domestic and international tax loss carry-forwards of approximately $6.5 million.

     MINORITY INTEREST. Minority interest was reduced to zero for the year ending December 31, 2001, compared to $709,000 for the same period last year. This decrease reflects our acquisition of the remaining 40 percent interest in ACT Teleconferencing Limited.

     EXTRAORDINARY ITEM. In association with our early repayment of $1.6 million in subordinated debt, we recognized an extraordinary charge of approximately $416,000 of unamortized debt issuance and debt discount costs relating primarily to the valuation of warrants issued in connection with the debt instruments.

     NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS. Net income decreased by $1.83 million or 148% from net income of $1.2 million to a net loss of $593,000 due to the factors described above.

FISCAL YEAR ENDED DECEMBER 31, 2000, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     NET REVENUES. Net revenues increased 33 percent to $37.7 million for the year ended December 31, 2000, compared to $28.3 million for 1999. The 33 percent revenue growth resulted from an increase in sales to established customers as well as from sales to new customers. Audio conferencing revenues grew by 39 percent while video, data, internet and other enhanced conferencing services grew by 15 percent. Audio conferencing accounted for 93 percent and 89 percent of our revenues in 2000 and 1999, respectively.

     GROSS PROFIT. Gross profit increased 43 percent to $19.3 million for the year ended December 31, 2000, compared to $13.5 million for the prior year, reflecting the achievement of significant economies of scale associated with volume increases in voice conferencing as a result of automation. Gross profit percentage increased to 51 percent of net revenues for the year ended December 31, 2000, compared to 48 percent of net revenues for 1999.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the year ended December 31, 2000 was $15.4 million, or 41 percent of revenue, compared to $12 million or 43 percent of revenue for 1999. The 28 percent increase in such expense was incurred mainly as a result of the increase in selling, general and administrative staff from 123 to 142 employees to service new volumes as well as marketing expenses incurred to develop new locations and introduce new products and services associated with internet-based and other high-speed digital conferencing products.

     INTEREST EXPENSE. Net interest expense grew by 27 percent from $848,000 to $1.1 million as a result of overall debt and capital leases increasing $700,000 from $7.9 million in 1999 to $8.6 million in 2000, due to additional borrowing to fund the growth of the business.

     PROVISION FOR INCOME TAXES. Provision for income taxes increased 88 percent to $780,000 for the year ended December 31, 2000, compared to $415,000 for 1999, due to increased taxable income earned by our 60 percent majority-owned United Kingdom subsidiary and deferred tax charges in Canada. We paid no other income taxes due to domestic and international tax loss carry-forwards of approximately $7.6 million.

     MINORITY INTEREST. Minority interest grew by 263 percent from $195,000 in 1999 to $709,000 in 2000, primarily reflecting the increased net after-tax income of our 60 percent held United Kingdom subsidiary.

     NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS. Net income increased by $1.2 million or 3237% from $37,000 to $1.2 million due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

SOURCES AND USES OF FUNDS

   For the three months ended March 31, 2002, we used cash proceeds on the following:

   - We used $134,000 on operating activities.
   - We purchased $463,000 of equipment.
   - We paid cash of $500,000, net of cash acquired of $300,000, in association with the acquired assets of Proximity, Inc for $3.9 million. We also issued $750,000 in debt related to the acquisition of Proximity at an interest rate of 8 percent.
   - We paid down debt of $1,228,000 (net of proceeds from issuance of debt).
   - We received $126,000 from employees for the stock purchase and option plans.

   For the year ended December 31, 2001, we received proceeds from the following sources:

   - We generated $5.3 million from operating activities.
   - We received approximately $4.6 million, net of financing fees, which related to a private placement of 769,231 shares of common stock at a gross selling price of $6.50 per share.
   - We obtained an additional $3.2 million in equity financing due to the conversion of previously issued options and warrants.
   - We received proceeds from the issuance of new or replacement debt of approximately $2.4 million.

   For the year ended December 31, 2001, we used cash proceeds on the following:

   - We expended $4.2 million on capital assets.
   - We paid down $1.6 million in debt with an interest rate of 13.5 percent and an additional $500,000 at a rate of 9 percent.
   - We replaced our $2.0 million U.S. line of credit at prime plus 2 percent, with a new $4.0 million line of credit at prime plus 0.5 percent. This line of credit expires in March of 2004 but we expect to renew it.

   - We also redeemed $2.0 million of preferred stock, bearing an effective financing cost of 12 percent, by issuing $1.3 million in equity along with a cash payment of $700,000; which included our dividend obligations. As a result all covenants under the preferred stock agreement were eliminated.

   - We paid cash of $2.2 million in association with the following acquisitions:

        - We acquired assets of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation for $10.2 million of which $1.4 million (including $400,000 of fees) was in cash. We also issued $2.5 million in debt related to the acquisition of the at an interest rate of 10 percent.
        - We acquired the 40 percent interest in ACT Teleconferencing Limited for $9.1 million of which $800,000 was in cash. In association with our purchase we incurred debt of approximately $6.1 million at a weighted average interest rate of 7.8 percent. We also placed $1.4 million in a restricted cash account.

     At March 31, 2002, we had approximately $14.4 million in current assets in relation to $17.7 million in current liabilities. Of the $17.7 million in current liabilities, there is approximately $1.7 million of 10% current debt which was due in April 2002. In April 2002, this $1.7 million in debt was deferred for a period of one year at a 1 percent interest premium for the first year and an additional 1 percent interest premium every six months after the first year. Also included in the $17.7 million in current liabilities is approximately $1.0 million of a working capital line of credit. The line of credit agreement does not mature until 2004. Based on historic capital requirements and our operating plan for 2002, we anticipate committing approximately $2.5 to $4 million during the remainder of 2002 to fund capital expenditures. This targeted amount of spending includes requirements for current operations. Our expansion plans will depend on results from operations. There are currently no material commitments contractually obligating us to meet these capital expenditure projections.



     On May 17, 2002, we received $4.6 million in net proceeds from the issuance of convertible preferred stock. The purpose of the financing is to provide us with flexibility in anticipation of significant continued volume growth in the second half of the year, as well as to enable us to selectively pay down certain high-cost debt. See Management's Discussion and Analysis, Financing Transactions for additional information. The terms of the convertible preferred stock require that we make mandatory monthly redemption payments of $333,333 beginning on August 17, 2002. We can elect to make these payments in cash or with shares of our common stock at a 10% discount from the market price of the common stock at the time of each redemption payment. We anticipate making most and potentially all of these redemption payments in cash and anticipate that we will have sufficient cash on hand and generated from operations to do so.


     At March 31, 2002, we have $2.7 million in cash and cash equivalents and we expect that our internally generated funds will increase during the remainder of the year and provide us with $4 million to $5 million in cash flow from operating activities. We also have available additional borrowings under lines of credit of approximately $2.0 million will provide a significant portion of the required resources needed to satisfy our obligations.

     At December 31, 2001, we have the following future debt obligations:

                                           2002      2003      2004      2005       2006      TOTAL
                                        ------------------------------------------------------------
     Long term debt                     $  6,973   $ 3,465   $ 1,096   $ 1,096   $      -   $ 12,630
     Capital lease obligations             1,316     1,081       288       108          5      2,798
     Operating lease obligations           1,762     1,055       847       475        763      4,902
                                        ------------------------------------------------------------
          Total                         $ 10,051   $ 5,601   $ 2,231   $ 1,679   $    768   $ 20,330
                                        ============================================================

     Included in the 2002 portion of long term debt is $1.5 million of a revolving line of credit which does not actually mature until March 30, 2004. We expect that cash and cash equivalents along with internally generated funds plus additional borrowings under lines of credit of approximately $2.0 million will provide a significant portion of the required resources needed to satisfy our obligations. In addition, we have the ability to defer, at our option, for a period of one year, up to $1.7 million of current debt, at a 1 percent interest premium for the first year and an additional 1 percent interest premium every six months after the first year, over the current rate of 10 percent.

     Having established our presence in 10 significant teleconferencing markets worldwide, which today represent over 80 percent of all known potential teleconferencing revenues, we have no immediate significant expansion plans. Our global expansion from the 10 country base is expected to proceed at a much slower rate. With the expected growth in our business, we may also need to seek additional sources of financing which may include public or private debt, equity financing by us or our subsidiaries or other financing arrangements. However, there is no assurance that the financing will be available to us or on acceptable terms.

     The facilities-based teleconferencing service business is a capital intensive business. Our operations have required and will continue to require capital investment for: (i) the purchase and installation of conferencing bridges and other equipment in existing bridging networks and in additional bridging networks to be constructed in new service areas; (ii) the acquisition and expansion of conferencing platforms currently owned and operated by other companies; and (iii) the evolution of the platform to support new products, services and technologies. Our expected capital expenditures for general corporate and working capital purposes include: (i) expenditures with respect to our management information system and corporate service support infrastructure and (ii) operating and administrative expenses with respect to new bridging platforms, networks and debt service. We plan to make capital investments in connection with plans to construct and develop new bridging networks, as well as for technology upgrades. Expansion of our bridging networks will include the geographic expansion of our existing operations, and we will consider the development of new markets. In addition, we may acquire existing conferencing companies and their bridging platforms and networks in the future.

     Occasionally, we evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. In the event we enter into a definitive agreement with respect to any acquisition, it may require additional financing.

     In the event that our plans or assumptions change or prove to be inaccurate, or the foregoing sources of funds prove to be insufficient to fund our growth and operations, or if we complete acquisitions or joint ventures, we will be required to seek additional capital sooner than currently anticipated. Our revenue and costs are dependent upon factors that are not within our control, such as regulatory changes, changes in technology, customer mergers and acquisitions and increased competition. Due to the uncertainty of these and other factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the level of our future capital expenditures and expansion plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our interest expense is sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest paid on our long term debt. To mitigate the impact of fluctuations in interest rates, we generally enter into fixed rate financing arrangements. We believe the fair value of long-term debt approximates the related carrying amount based on market interest rates available to us. Almost all our long-term debt is denominated in United States dollars. The following table provides information about our financial instruments that are sensitive to changes in interest rates at December 31, 2001.

                                                         2002       2003        2004         2005      TOTAL
                                                       -------------------------------------------------------
          Long term debt, including current portion
            Fixed rate (in thousands)                  $ 6,973    $ 3,465     $ 1,096      $ 1,096    $ 12,630
            Average interest rate                         7.92%      9.64%       7.00%        7.00%       8.23%

     We are also subject to foreign exchange currency rate risk as a result of its international operations. Our foreign subsidiaries financial statements have been translated into United States dollars at the average exchange rate during the year for the statement of operations and year-end rate for the balance sheet. Our policy for the long term is to invest in the international teleconferencing market as it is a growth market. For as long as this policy remains in effect, our net income, assets, and liabilities that we own in overseas markets will continue to fluctuate in accordance with exchange rate fluctuations. We historically have not entered into any derivative arrangements to hedge foreign currency risks and have no firmly committed future sales exposures.

                                    BUSINESS

GENERAL

     We are a full-service provider of audio, video, data and Internet-based teleconferencing services to businesses and organizations in North America, Europe, and Asia Pacific. Our conferencing services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. We are present in ten countries with sales and service delivery centers in nine countries and a sales office and European regional headquarters in Belgium. Our primary focus is to provide high value-added conferencing services to organizations such as professional service firms, investment banks, high tech companies, law firms, investor relations firms, and other domestic and multinational companies.

     We were incorporated in December 1989 and began offering audio teleconferencing services at our Denver location in January 1990. In 1992 we invested in an audio teleconferencing facility in the United Kingdom and in 1995 we invested in a similar operation in the Netherlands. In 1997 we announced a major international capacity expansion plan by which we intended to grow from our then three locations in three countries (United States, United Kingdom and Netherlands) to our current ten countries (the three aforementioned countries, along with Canada, France, Belgium, Germany, Australia, Hong Kong and Singapore) offering a full range of audio, video, and internet-based data conferencing services. The rationale for this expansion plan has been the rapidly growing market for teleconferencing services worldwide, the expansion of internet-based conferencing services, and an increasing demand for additional services by certain of our multinational clients.

     During 1999, we entered the field of internet-based teleconferencing products and applications, also known as web conferencing. With this capability, we were able to offer data conferencing services, along with audio, video and data streaming applications over the internet. In addition, during 1999 through 2001, we developed a conferencing service that uses internet telephony.

     In 2001, we acquired the assets of 1414c, the worldwide video conferencing service delivery business of PictureTel Corporation and the 40 percent minority interest in ACT Teleconferencing, Limited. The assets acquired include property (equipment and offices), software, and customer contracts. The assets were previously used by PictureTel Corporation to provide global video conferencing bridging services and we plan to use the acquired assets for the same purpose. In early 2002, we acquired Proximity, Inc., which provides room based video conferencing services in over 3,000 cities worldwide. With these acquisitions, we are able to offer a full range of video conferencing services to augment our existing video services, as well as our audio, web and internet telephony conferencing products.

     Teleconferencing, whether audio, video or web conferencing, is a business tool used to bring decision makers together more frequently, at lower cost, and with fewer scheduling conflicts than is possible with face-to-face meetings. Within our target markets of professional service firms, mid-size firms, government agencies, and multinationals, our customers use teleconferencing as a high performance productivity tool to accelerate decision making, reduce travel costs, and improve teamwork. Members of project teams, consulting teams, and working groups spread across a country or the world can assemble more quickly and economically through conferencing than in face-to-face meetings. Our services are used in broker/trader calls, board meetings, sales and marketing groups, training programs, investor relations presentations, press conferences, workshops, seminars, and many other forms of business or professional meetings.

     Several key trends in today's business world, as well as ongoing developments in technology, are driving growth in the world market for teleconferencing services:

     -    Concerns about the time, costs, and security of business travel.
     - The need for accelerated decision-making and the trend toward increased teamwork within companies.
     - Growth of the Internet as a viable medium for the efficient transport of large volumes of voice, video, and data.
     - Enhancements to the overall quality, including ease of use, of audio, video, and data conferencing.
     - Reduced costs of audio and video transmission and video conferencing hardware.
     -    Increased bandwidth capacity for video and data conferencing.
     - Improved quality of life for participants in meetings who would otherwise need to spend additional time and effort traveling.
     - Globalization and the resulting demand for additional business communication.

     AUDIO CONFERENCING SERVICES. Our ActionCall-SM- audio conferencing services include full-service, attended conferencing, reservationless unattended conferencing, and a comprehensive suite of enhanced audio conferencing management services. Our data and Internet conferencing services supplement these offerings. Our enhanced audio conferencing services, which are available on request, include:

     -    Continuous monitoring and operator access.
     -    Security codes.
     -    Blast dial-out.
     -    Participant volume control and muting.
     -    Conference recording, translation, and transcription.
     -    Digital replay.
     -    Network management and fault reporting.
     - Broadcast faxes, pre-notification fax, email, and participant notification.
     - Question and answer and polling services for large investor relations calls.
     -    Customized billing.

     In a full-service, attended conference, our conference coordinators either will call each participant (a dial-out conference) or provide participants with a toll free or local number for them to call at a certain time (a dial-in conference). In an unattended or automated conference, we provide the customer with a dial-in telephone number and a PIN code to allow the customers to arrange their own conferences on our bridging equipment. We can connect audio conference participants to a high quality conference call from their office, home, project site, or any mobile phone.

     We generate revenues by charging clients a fee per minute for bridging, call management, and various enhanced conferencing services, as well as charges related to long distance transmission.

     VIDEO CONFERENCING SERVICES. We offer our video conferencing services through multipoint video bridging centers worldwide. In October 2001, we acquired the video conferencing services business of PictureTel Corporation, which included video operations centers in the United States, United Kingdom, and Singapore, and secondary network operating facilities in other locations. This acquisition augmented our existing video operations facilities in the United States, London, Paris, and Amsterdam, which we are integrating with the acquired PictureTel operations. Our pre-acquisition videoconferencing business lacked the network of operations centers and broad video customer base that PictureTel had developed. In addition, in January 2002, we acquired Proximity, Inc., one of the world's largest providers of room-based videoconferencing services. The acquisition further enhances our suite of video conferencing services.

     Our offerings include full-service, advanced technical management features such as:

     -    Operator-controlled conferences.
     -    Continuous on-screen presence of all participants.
     -    Reservations and scheduling management.
     -    Room reservations/rentals.
     -    Video taping and cassettes.
     -    Multiple line speeds and voice-activated switching controls.
     -    Training, installation, and maintenance of equipment.
     -    Video conferencing site certification.
     -    Event management.

     Although we can accommodate more locations by linking several video bridges, most video conferences, as a practical matter, involve no more than three to ten locations. Technical features of our multipoint control units enable us to display all parties on one screen or select only certain parties as needed during a conference.

     Video conferencing is a preferred medium in certain conferencing applications. Examples of professional and industry applications include law (witness depositions), medicine (diagnosis and treatment through telemedicine), business (executive searches, meetings of executives, boards, and committees), and education (distance learning discussions). The videoconferencing market nevertheless is substantially smaller than the audio conferencing market because the equipment is more difficult to use than a standard telephone, and the transmission costs are more expensive. We expect that improvements in equipment, increased familiarity with video, stable or declining transmission and equipment costs, and internet technology will drive growth in video.

     We generate revenues from video conferencing in the same manner as audio conferencing, but at higher per-minute rates. Recent decreases in per-minute rates for video bridging and long distance transmission, driven by improved technology and competition among the long distance companies, have stimulated the market for video conferencing and we expect them to continue to do so.

     The introduction of affordable small group systems greatly expanded the use of video conferencing as well. We believe that the growing base of users with in-house systems, combined with the greater bandwidth now available through the integrated services digital network, or ISDN, and improved business quality internet band width, will further drive increased usage of videoconferencing.

     INTERNET TELEPHONY CONFERENCING SERVICES. An important next step in expanding the use of teleconferencing is to enable conference participants to participate in an interactive conference in which the participants can speak to each other using internet telephony services at a similar level of quality as existing full duplex conferences conducted today over the public switched telephone network, or PSTN. We have begun marketing of this service under the ClarionCall-SM- name.

     We are therefore preparing for the evolution to internet conferencing services by implementing full duplex Internet conferencing solutions using Cisco gateways and command center technology. Although we have successfully completed product testing, we presently derive no significant revenues from internet conferencing.

     We expect that our internet telephony services will gain acceptance among our customers. We estimate that approximately $12 to $15 million of existing revenues will be internet-based by 2005 (whether video, voice, or web conferencing). We have targeted our overall revenues to grow to $100 million by 2004 of which internet telephony services will be an estimated $15 million.

     DATA AND INTERNET-BASED CONFERENCING (OR WEB CONFERENCING) SERVICES. Our customers use web conferencing to broadcast, to share, and to review and edit data, such as sales analyses, product brochure designs, engineering drawings, or financial statements, for viewing by participants during an audio or video conference. Data or web conferencing enhances the audio or video conference by simultaneously transmitting data over the internet. internet streaming broadcasts are especially useful in large conferences to supplement audio or video interaction. These services enable:

     - Interactive audio or video conferences with simultaneous data streaming.
     - Collaborative revision of data by participants equipped with appropriate software.
     -    Viewing of whiteboard illustrations, slide presentations, or drawings.

CONFERENCING SERVICES MARKET

     We operate in a very small niche of the telecommunications services market. Our focus is on high value added services and on international conferences. We believe that we presently account for approximately 2% of the estimated worldwide market for telecommunications services, based on various market studies summarized as follows:

                                             2000        2001          2002           2003       2004
                                            ----------------------------------------------------------
          GLOBAL CONFERENCING SERVICES
          Dollars in millions

              Audio                         $1,800      $2,000        $2,200         $2,400     $2,600
              Video                            250         300           400            500        650
              Internet/Web                     350         700         1,400          2,550      4,200
                                            ----------------------------------------------------------
          Total                             $2,400      $3,000        $4,000         $5,450     $7,450
                                            ==========================================================

          Growth rates

              Audio                                         11%           10%             9%         8%
              Video                                         20%           33%            25%        30%
              Internet/Web                                 100%          100%            82%        65%
                                                           --------------------------------------------
          Total                                             25%           33%            36%        37%
                                                           ============================================

SOURCES: (1) Frost & Sullivan, "Introduction to the Audio, Document, and Web Conferencing Markets," 2001 Frost & Sullivan. (2) Wainhouse Research, LLC, "Teleconferencing Market & Strategies," Volume 3, Publication No. 936, dated September 2000. (3) Telespan, "Forecast of the Demand for Audio Conference Calls," 2001 Telespan Publishing Corporation.

     AUDIO CONFERENCING SERVICES MARKET. Based on the research above and our own estimates, we are planning our growth on the expectation that the audio conferencing services market will continue growing, at or above that documented in the table above, through 2004. Although our volumes are generally growing at a faster rate than the market, pricing is commoditizing and thus we expect that our revenue growth will be moderate.

     VIDEO CONFERENCING SERVICES MARKET. As noted above, industry sources and our estimates indicate that the video conferencing services market in 2000 was approximately $250 million, excluding transmission charges and equipment sales. We believe, based on industry sources and independent research, that the overall video conferencing market will grow at or above the rate indicated in the table above through year 2004, reflecting mainly the small existing customer base, the adoption of more user-friendly equipment, and lower costs for videoconferencing.

     WEB CONFERENCING AND INTERNET TELEPHONY SERVICES MARKET. We are cautious in our approach to internet conferencing. We envision internet conferencing to be an incremental service rather than a replacement for our existing teleconferencing solutions, but we believe that internet-based services will comprise an important portion of the next generation of conferencing services. Currently, the internet telephony market is dominated by consumer voice calling. Despite the attraction of lower costs and more convenience, consumers and businesses have been reluctant to embrace internet telephony on a large scale; however, we expect that adoption by business customers will follow improvements in quality and usability.

     We expect our customers to migrate toward internet conferencing just as they are moving from fully attended conferences to automated conferences, and believe that by 2004 we will derive approximately 30 percent of our volume and 15 percent of our customer revenues from this new service.

OUR STRATEGY

     Our strategy is to:

     - CAPITALIZE ON THE CONVERGENCE OF THE AUDIO, VIDEO, AND INTERNET SEGMENTS. We are positioned to provide a full range of electronic meeting conferencing services to our customers, through our acquisitions of 1414c and Proximity along with our new product offerings.

     - CAPITALIZE ON THE GLOBAL MARKET FOR TELECONFERENCING THROUGH A LOCAL PRESENCE. We use local operations centers staffed by country nationals. We operate in local time zones and provide local language services. We employ local management and staff to develop customer loyalty and improve local market penetration. Our network of local centers provides our multinational conference customers with knowledgeable and consistent service, regardless of the continent or time zone.

     - DEVELOP AND LEVERAGE OUR PRESENT DISTRIBUTION CHANNELS THROUGH MAJOR THIRD-PARTY OUTSOURCE RELATIONSHIPS. Outsourcing arrangements with telecom carriers allow us to concentrate on additional volume delivery to their major customers while they promote our conferencing services as part of an overall product portfolio.

     - PURSUE ACQUISITIONS AND EXPANSION. Having built the base of our teleconferencing platform in key markets worldwide, we are positioned to expand our infrastructure and obtain additional market size through acquisitions. We will pursue acquisitions that increase our service offerings, expand our customer base, and broaden our geographic coverage. We will also utilize acquisitions to broaden our technical expertise and enlarge our pool of management talent. We will open new offices to develop new markets where economically feasible.

     - ADAPT AND IMPLEMENT STATE OF THE ART AND BEST PRACTICES TECHNOLOGY. Rather than invest in research and development, we take advantage of technology developed by third-party vendors. We buy best-of-class equipment.

     - FOSTER AND MAINTAIN LONG-TERM RELATIONSHIPS WITH OUR CUSTOMERS. We train our people to be committed to the delivery of superior service through proprietary customer care and service quality training programs. This training allows our people to be continuous professional experts to assists our customers. High quality standards and solid customer relationships generate repeat business and frequent referrals from satisfied clients. Our long-term relationships with customers are enhanced by our global presence and broad range of services.

SERVICE QUALITY AND CLIENT CARE

     We train all employees in the principles of client care management, which include continuous service quality monitoring and the development of positive relationships with clients. We pursue a philosophy of continuous process improvement, and we consistently measure our performance and endeavor to improve it. We actively monitor, analyze, and control all facets of a conference, including reservations, conference execution, and billing, and follow up with customer satisfaction surveys.

     We also review our performance with our customers on a regular basis, set specific performance improvement goals, and modify our operations accordingly. Feedback from our customers indicates that these factors contribute to a high customer retention rate.

SALES AND MARKETING

     Our sales and marketing strategy involves two key steps. First, we attract customers through various resource channels. Once the relationship has been established, we cross sell services throughout each customer's organization worldwide.

     We attract our customers through direct and indirect sales efforts such as customer referrals, telemarketing, trade show promotions, and advertising. Our direct sales force focuses on multinational and mid-market accounts. We also leverage outsourcing relationships with large telecommunications providers. Our range of service offerings allows us to cross sell our services once we have initially established an account.

     We have built a customer base of approximately 3,000 established accounts ranging from small manufacturing firms to Fortune 500 companies. Our records indicate that over 5,000 schedulers, administrative staff, and managers employed by these customers are responsible for requesting or arranging conferences with us. These customers performed over 500,000 conferences in 2001.

     Approximately 70 percent of our revenues are derived from our top 100 customers, which are mainly comprised of large multinational companies that utilize high volumes. For example for the three months ended March 31, 2002, our three largest customers, Concert, Ernst & Young LLP and Cap Gemini accounted for 10 percent, 9 percent, and 4 percent of our revenues, respectively. The remaining customer base of approximately 2,900 accounts use our services on a regular basis on an average of 5 to 10 conference calls per month, typically at list price. All accounts that we define as established use us at least once a year.

     We have targeted the following customer groups for our conferencing services and applications:

     - Major multinational companies, investment banks, and professional services firms within the Fortune 1000 (GLOBAL ACCOUNTS).

     - Medium-to-large-sized domestic companies, associations, and governmental organizations (MIDMARKET ACCOUNTS).

     - Customers of major telecommunications providers which we access through outsourcing and co-marketing arrangements (OUTSOURCED AND CO-MARKETING RELATIONSHIPS).

     GLOBAL ACCOUNTS. Our global account managers are responsible for some 30 multinational accounts. We focus on the home country or headquarters of these multinationals as a base for developing our global business relationships. Each account manager deals with the customer's home country office or headquarters when establishing service.

     MIDMARKET ACCOUNTS. Our direct sales staff targets medium to large companies with a high volume of teleconferencing, as well as smaller companies with lower demand for our services. As in any business, purchasers of higher volume sales benefit from volume discounts. While we continue to promote sales to our global accounts, we seek situations in which we can provide competitive services to mid-sized companies at higher margins. Our direct sales effort manages each of our midmarket accounts through contacts with our customers' upper management and also with their administrative staff who are responsible for scheduling and travel. Once we have become a repeat provider of services for a customer, we stress personal contact with the call organizers, conference chairpersons, and members of senior management within our customers' organizations.

     OUTSOURCED AND CO-MARKETING RELATIONSHIPS. We participate in outsourcing and co-marketing relationships with major telecommunications companies. Our independence from other network providers allows us to serve these customers without making them feel that we would compete for their customers' other telecommunications business.

     For the three months ended March 31, 2002, we derived the majority of our current revenue from audio conferencing (approximately 68 percent) with the remaining 32 percent from the expanding video, data, and Internet-based conferencing sectors. We believe that audio conferencing will continue to comprise the bulk of our revenues for the foreseeable future; however, we estimate that our acquisition of the PictureTel video conferencing service delivery business will increase the percentages of our video, data, and related services to over 20 percent and 25 percent of total revenues in 2002 and beyond. United States based revenues comprise approximately 54 percent of total revenue. Internationally based revenues of approximately 46 percent are mainly generated in the United Kingdom, Canada, and Australia.

INTELLECTUAL PROPERTY

     We seek to protect our proprietary information and business practices as trade secrets. We have developed customized software, which we consider proprietary, for our service and quality control functions, and have also developed in depth technical know-how with respect to the operation of telecommunications equipment and the coordination of large volume conference calls. We currently have two provisional patent applications pending before the United States Patent and Trademark Office. We also require each of our employees to execute a nondisclosure agreement for the protection of confidential information.

     We (or one of our subsidiaries) own the following United Kingdom trademark registrations (some of which include words that are intentionally repeated): ACT and design; ACTIONCAST ACTIONCAST; ACTIONCALL ACTIONCALL; ACTIONSHOW ACTIONSHOW; ACTION FAX ACTION FAX; and ACTION VIEW. A subsidiary owns a Benelux trademark registration for ACT TELECONFERENCING. We own three pending U.S. trademark applications for the terms: MEETINGS ON CALL; CLARION CALL; and READY CONNECT. We do not own a federal trademark registration for the term ACT in the United States. Since a wide variety of companies use the term in their corporate name or advertising, trademark registration could be prohibitively expensive. We do claim a number of common law marks that use the terms ACT or ACTION as a part of such marks. We also believe that we are the only enterprise currently using ACT in the teleconferencing industry.

SUPPLIERS

     We are not dependent on any single carrier or supplier for any of the services we sell. We have negotiated volume discounts with our primary long-distance carriers, and believe we could negotiate similar arrangements at similarly competitive prices with one or more other carriers should our current carriers be unable to continue to provide service at competitive prices. We have a three year agreement to purchase $30.0 million in network services from AT&T which, after volume discounts, is expected to range between $14.0 and $16.0 million per year. However, we have the right to negotiate this commitment down to the level of actual usage, without penalty, in the event of a business downturn beyond our control.

     The equipment we purchase for use in our operations is also available from a variety of suppliers, some of which compete in the teleconferencing services business. We have chosen to purchase most of our equipment from Compunetix, a supplier based in Pittsburgh, Pennsylvania. According to Compunetix, it accounts for approximately 30 percent of the worldwide market for conferencing bridges. Compunetix is a supplier of conferencing platforms to U.S. government agencies such as the National Aeronautics and Space Administration, the Federal Aviation Administration emergency management platform, and the U.S. Department of Defense, as well as major telecommunications providers. We recently added Spectel/Multilink, Polycom, and Accord to our list of major equipment suppliers.

OUR COMPETITION

     We compete with major long distance companies, independently owned conferencing companies, and in-house services such as company-operated bridges and private branch exchange equipment.

     The principal competitive factors in the conferencing market are service, quality, reliability, price, name recognition, value added features, and available capacity. The location of an operations center can also be a competitive factor, as a local presence will reduce transmission costs and reflect the language, accent, or business practices of local customers. In certain cities and countries, we have opened local sales offices to ensure that marketing is more personal and effective.

     Our competition comes from large companies such as British Telecom, AT&T, Bell Canada, France Telecom, Deutsche Telekom, Telstra, Belgakom, Hong Kong Tel, Worldcom, and Sprint. We also face competition from independent conferencing companies similar to us, including PTEK Holdings, Intercall, V-Span, Clear One Communications, and Genesys. In the United States, we may also face additional competition from the regional carriers which, under the Telecommunications Act of 1996, eventually will be allowed to provide long distance services nationwide under certain conditions and whose long distance customers would expect access to conferencing services. This may become an additional opportunity for us, as certain carriers may choose to outsource their customers' needs to independent conferencing providers.

     Although the major long distance carriers hold a large share of the conferencing services market, conferencing is not a primary focus of their business. We have been able to compete with the conferencing divisions of long distance companies on the basis of quality of service for the large volume business of prestigious companies such as investment banks, accounting and consulting firms, and law firms. Excess long-distance line capacity enables the long distance companies to offer discounted prices to high-volume conferencing customers, but they generally charge higher conferencing prices to smaller and medium volume customers. This creates a pricing structure that enables us and others to compete on a price-and-service basis for the conferencing business of the medium and smaller businesses.

     There are few regulatory barriers in the countries in which we operate, but new entrants into the conferencing business will face various economic barriers. The complex planning, installation, and operation of a global conferencing platform involving multiple facilities and office locations such as ours, together with the implementation of network technology and coordination of operations, would likely require extensive funding, management, and time to replicate.

     Some companies own and operate their own conferencing bridges, but many companies find that the costs of operating their own bridge outweigh the benefits and prefer to outsource their conferencing services. Technology is available to enhance private branch exchange conferencing capability (usually up to six calls), but private branch exchange-handled conference calls typically have poor sound quality and each additional line weakens the overall sound volume. Additional competition may also develop from more sophisticated telephone sets and other centralized switching devices. These alternative techniques may enable our customers to conduct some of their own conferences, but we believe they will continue to outsource larger conferences, particularly if their distance meetings require a collaboration of audio, video, data, and Internet conferencing techniques.

REGULATION

     Although the telecommunications industry has historically been subject to extensive regulation, deregulation in the countries in which we currently operate has resulted in no material regulatory impact on the delivery of our teleconferencing services.

     All of our foreign subsidiaries are established as statutory reporting companies incorporated under the laws of their local jurisdiction. We operate each foreign subsidiary in the local currency. All material subsidiaries are subject to statutory audits once a year and these statutory results are reconciled to Generally Accepted Accounting Principles for consolidated reporting in the United States. We also pay excise taxes, import duties, sales taxes, payroll taxes and other taxes as required in each jurisdiction. We are in good standing in all the countries in which we operate. We pay income tax in each jurisdiction in which we operate, but in all jurisdictions except the United Kingdom, we have tax loss carryforwards or deferred tax liabilities.

     Apart from company administration, tax laws and telecommunications laws, the major other area of legislation that impacts us is labor legislation. Labor laws, especially in Europe, are particularly complex and expensive to administer in comparison to the flexibility of the United States labor markets. From time to time, we incur a significant cost when there is a need to reduce or scale back our personnel in overseas jurisdictions. The average cost to dismiss, retrench, or furlough an employee in a foreign location can run as high as $25,000 for a senior employee depending upon the particular employee's status, the employee's history with us and the reason for dismissal, retrenchment or layoff.

EMPLOYEES

     As of March 31, 2002, we had a total of 474 employees worldwide. There were 225 employees in our North American operations, 181 in our European operations, and 68 in our Asia Pacific operations. Of the total worldwide employees, 277 were in teleconferencing operations, 101 were in sales and marketing, and 96 were in management and administration. Our entry into new markets eventually will require new employees, but we expect the initial growth in the number of employees to be gradual. We do not anticipate any material change in the number of employees in the near future. None of our employees are represented by labor unions. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

     Our development of local facilities serves the dual purpose of providing local language, local currency, and local time zone services to the areas served by each operations center, as well as backup and overflow capacity among other centers in the event all or part of a conference needs to be rerouted from an operations center that is at full capacity.

     We currently lease office and service delivery space at our locations in Denver, Andover, Burlington, Toronto, Ottawa, London, Slough, Amsterdam, Brussels, Paris, Frankfurt, Sydney, Adelaide, Hong Kong, and Singapore, which we have listed in the table below.

             LOCATION          COUNTRY                DESCRIPTION            YEAR ESTABLISHED
             --------          -------                -----------            ----------------
          Denver, CO        United States      Sales and service delivery          1990
          London            United Kingdom     Sales and service delivery          1992
          Amsterdam         Netherlands        Sales and service delivery          1995
          Brussels          Belgium            Sales office                        1996
          Sydney            Australia          Sales and service delivery          1997
          Paris             France             Sales and service delivery          1997
          Ottawa            Canada             Sales and service delivery          1998
          Toronto           Canada             Sales and service delivery          1998
          Frankfurt         Germany            Sales and service delivery          1998
          Adelaide          Australia          Sales and service delivery          1999
          Hong Kong         China              Sales and service delivery          1999
          Andover, MA       United States      Sales and service delivery          2001
          Singapore         Singapore          Sales and service delivery          2001
          Slough            United Kingdom     Sales and service delivery          2001
          Burlington, VT    United States      Sales and service delivery          2002

     All operations are in office locations close to the city center or in nearby suburbs. These leases expire or are renegotiable within the next five years and are adequate for our expansion plans. Forward lease commitments are not significant in relation to total ongoing operating expenses and all lease costs are consistent with generally available market rentals. We believe we could obtain comparable facilities at similar market rates if necessary.

     Our service delivery centers provide us with a high degree of redundancy. We can reroute most of our conferences to other centers if necessary. By networking our service delivery centers in different time zones, we use idle evening and nighttime capacity in one center to fulfill daytime demand at another center.

     Each of our service delivery centers includes at least one audio or video bridge. Our capacity is measured in ports, with one port needed for each conference participant. Our audio conferencing service delivery centers operate approximately 10,000 ports worldwide. Our video conferencing network comprises over 1,000 ports. This enables us to service conferences of varying sizes by linking the port capacity of our centers together. Although we can network our audio ports to service 1,000 or more participants and have serviced conferences of this size, the low demand for such a large conference and the logistics of handling multiple conferences during the business day make it unlikely that audio conferences will exceed 500 participants. Video and data conferences are generally much smaller. Weekday mornings and early afternoons are peak conferencing times.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Officers receive salaries agreed upon by the officer and the board and are eligible for performance incentives determined from time to time by the board.

     Our executive officers and directors since the beginning of the 2001 fiscal year are as follows:

         NAME               AGE*                              POSITION
         ----               ----                              --------
Gerald D. Van Eeckhout       61    Chairman of the Board; Chief Executive Officer
Gavin J. Thomson             44    Vice Chairman and Chief Financial Officer, Secretary, and Treasurer
Gene Warren                  49    Chief Operating Officer
Carolyn R. Van Eeckhout      64    Vice President, Human Resources, and Director
James F. Seifert             74    Director
Ronald J. Bach               68    Director
Donald L. Sturtevant         64    Director

----------

*    Age is as of June 30, 2002

     GERALD D. VAN EECKHOUT, one of our founders, has been chairman of our board of directors and chief executive officer since our formation in 1989. He has served as a director and chairman since 1989, and his current term as a director ends in 2004. From 1982 to 1989, Mr. Van Eeckhout was president, chief executive officer, and a director of ConferTech International, Inc., a teleconferencing services and manufacturing company, which was subsequently sold to Global Crossing. Before 1982 he served seven years as chief financial and administrative officer of Medtronic, Inc., five years as chief financial and planning officer at Pillsbury International Division, and eight years as a certified public accountant with Touche Ross & Co., based in Minneapolis, Minnesota. He received a bachelor of science degree from the University of North Dakota in 1962, and completed the Stanford Executive Program in 1976. He has also been a national director of the American Electronic Association and President of the University of North Dakota Foundation.

     GAVIN J. THOMSON, our vice chairman and chief financial officer, secretary, and treasurer, joined us in February 1997. From 1994 to 1996, Mr. Thomson served as managing director of TEK Corporation, a consumer appliance and electronics company based in Johannesburg, South Africa. Before holding that position he was the chief financial officer of TEK Corporation for a four year period, then one of the largest consumer appliance companies in South Africa, which manufactured and distributed products under license to General Electric, RCA, and Pioneer of Japan. He is a chartered accountant (South Africa), having worked for Ernst & Young and Deloitte and Touche, both in South Africa and the U.S., and received his bachelor's and post-graduate degrees in accounting from Natal University, South Africa; earned his master's degree in business administration from the University of Denver; and completed the Stanford Business School Advanced Management College.

     GENE WARREN, our chief operating officer, joined us in August 1996. Mr. Warren came to us with over 20 years of executive and technical experience in telecommunications. From 1993 to 1996, Mr. Warren served as senior vice president of business development, operations, and technology at Global Access, a teleconferencing services company later acquired by Williams Communications and subsequently by Genesys Group. Prior to his employment by Global Access, he served as director of technical services for ConferTech International and senior director of technical support for MCI. Mr. Warren received a bachelor of science degree in physics and mathematics from Clark Atlanta University in 1975 and completed the Stanford Executive Institute. He also holds a master's degree in business administration from Regis University.

     CAROLYN R. VAN EECKHOUT, one of our founders, serves as vice president of human resources for ACT Teleconferencing, Inc. She has been one of our directors since 1991 and has been employed by us since our inception. From 1985 to 1989, she was a self-employed consultant to various health professionals and the Denver Public Schools. She received her bachelor's degree in education from Pennsylvania State University. Her current term as a director ends 2002.

     JAMES F. SEIFERT, one of our directors since 1991, has been chairman and chief executive officer of James F. Seifert & Sons LLC since 1993. Mr. Seifert was previously chairman and chief executive officer of Grafton Group, Inc., doing business as Seifert's, a women's apparel chain that operated up to 234 stores in the upper Midwest. Mr. Seifert received his bachelor of science degree in commerce from the University of North Dakota in 1950. He is a former president of the University of North Dakota Foundation. His current term as a director ends in 2003.

     RONALD J. BACH, a director since 1992, is a certified public accountant who was employed continuously by the firm of Deloitte and Touche from 1955 until his retirement in 1991 at which time he was partner in charge of its Bloomington, Minnesota office. He holds a bachelors degree in business administration from the University of Minnesota, and serves as a director of a number of privately held companies in which he has an ownership interest. His current term as a director ends in 2004.

     DONALD L. STURTEVANT was elected as one of our directors in 1996. Since 1996, he has been the chief operating officer and a director of St. Croix Medical, Inc., a medical implantable hearing systems company. He was president and chief executive officer of MediVators, Inc. from 1991 through 1996. Previously, he held the positions of CEO and chairman of the board of BallistiVet, Inc., from 1988 through 1990. From 1985 through 1987 Mr. Sturtevant was vice president of Alpha Business Group, Inc., a medical venture management group which he co-founded. From 1972 to 1985 Mr. Sturtevant held various positions at Medtronic, Inc., including vice president and general manager of the instrument division. Mr. Sturtevant received a bachelor of science degree in business administration from the University of Minnesota in 1966 and is a 1975 graduate of Northwestern University's International Management Program in Bergenstock, Switzerland. His current term as a director ends in 2002.

     GERALD D. VAN EECKHOUT and CAROLYN R. VAN EECKHOUT are husband and wife. All officers serve at the discretion of our board of directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation we paid to our chief executive officer and our four most highly compensated executive officers for the fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999. All amounts are in U.S. dollars.

                                                                         Long-term Compensation
                                         Annual Compensation                      Awards
                                     ----------------------------------------------------------------------
                                                                 Restricted Stock   Securities underlying          All Other
          Name               Year       Salary        Bonus         Awards ($)         options ($) (1)         Compensation ($)
-------------------------------------------------------------------------------------------------------------------------------
Gerald D. Van Eeckhout       2001    $   230,000    $  15,000                                                  $   35,471(2)(3)
                             2000        200,000       59,778                                                      22,454(2)(3)
                             1999        160,000       36,320                                                      18,771(2)(3)

Gavin J. Thomson             2001        200,000       21,336                                20,000(7)              6,000(3)
                             2000        160,000       59,778                                                       6,112(3)
                             1999        140,000        5,091                                   100(4)              4,800(3)

Gene Warren                  2001        230,000       35,377       200,000(5)               20,000(7)              6,000(3)
                             2000        200,000       59,063                                                       7,608(3)
                             1999        145,000      100,982                                   100(4)              6,418(3)

David Holden (6)             2001        124,000       18,397                                                      16,000(3)
                             2000        122,000       63,320                                                       7,225(3)
                             1999        112,000       27,600                                   100(4)             17,280(3)

Rob Aubry (10)               2001        132,000       31,000                                10,000(7)              6,000(3)
                             2000         67,000       31,500                                 8,000(8)             31,800(3)(9)
                             1999         69,000        1,500                                   100(4)             14,892(3)(9)

----------

     (1)  All options are for the purchase of Common Stock.
     (2) Includes an annual disability insurance premium payment of $1,971 per year, a split dollar life insurance policy premium of $12,000 per year, and in 2001 $21,000 in compensation related to the exercise of stock options.
     (3)  Includes car allowances.
     (4) 100 options granted on December 1, 1999, at an exercise price of $7.00 per share. These options expire December 1, 2009 and vest at 25 percent per year.
     (5) In July 2001, we issued 32,000 shares of restricted common stock to Mr. Warren of as part of his incentive package. See "Key Employee Agreements" for more information.
     (6) Mr. Holden, a resident of Belgium, is our regional managing director of Europe. We do not consider Mr. Holden to be an executive officer of the corporation, although he is an officer of a subsidiary.
     (7) Options granted on April 17, 2001 September 10, 2001, at an exercise price of $5.00 per share. These options expire ten years from the date of grant and vest at 25 percent per year.
     (8) Options granted on June 23, 2000, at an exercise price of $5.75 per share. These options expire ten years from the date of grant and vest at 25 percent per year.
     (9)  Includes commissions.
     (10) Mr. Aubry, a resident of Canada, is our regional managing director of North America. We do not consider Mr. Aubry to be an executive officer of the corporation, although he is an officer of a subsidiary.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The table below summarizes options granted to the executives named in the table of annual compensation above during 2001.

                    NUMBER OF SECURITIES         PERCENT OF TOTAL
                     UNDERLYING OPTION/        OPTION/SARs GRANTED TO          EXERCISE       EXPIRATION    PRESENT VALUE AT
     NAME             SARs GRANTED (#)        EMPLOYEES IN FISCAL YEAR           PRICE           DATE       DATE OF GRANT(1)
     ----           --------------------      ------------------------         --------       ----------    ----------------
Gavin J. Thomson              20,000                       8.7%               $5.00/Share        09-10-11   $         75,200
Gene Warren                   20,000                       8.7%               $5.00/Share        09-10-11             75,200
Peter Eeles                   20,000                       8.7%               $5.00/Share        09-10-11             75,200
Rob Aubry                     10,000                       4.4%               $5.00/Share        09-10-11             37,600

----------

(1) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used: risk-free interest rate of 5.0%; a dividend yield of 0%; volatility factors of the expected market price of our common stock of 0.77, and a weighted-average expected life of the option of seven years.

     The table below summarizes options exercised during 2001 and indicates the value of unexercised options held by the named executives at fiscal year end at the share price of $7.65 per share on December 31, 2001 (last trading day of the year):

                                                         NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                DECEMBER 31, 2001               DECEMBER 31, 2001
                                                         -------------------------------      -----------------------
                            SHARES
                          ACQUIRED ON
       NAME                 EXERCISE     VALUE REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------
Gerald D. Van Eeckhout        150,000    $      498,250         50,000               -0-   $    80,000    $         -0-
Gavin J. Thomson               15,000            90,300         80,650           20,000        247,823           53,033
Gene Warren                    25,000           164,755         70,050           20,000        205,533           53,033
David Holden                   56,275           358,960          1,150            2,675          1,873            1,905
Peter Eeles                        -0-               -0-         9,050           23,050             -0-          53,000
Rob Aubry                          -0-               -0-        17,050           21,050         36,083           48,683

     Certain of our officers have adopted or intend to adopt written plans, known as Rule 10b5-1 plans, in which they have contracted or will contract with broker-dealers to exercise their stock options and sell ACT common stock. Transactions will occur on dates identified when the plans were adopted.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

     Our overall compensation philosophy follows. We seek to:

     - Attract and retain quality talent, which is critical to both the short-term and long-term success of this Company.

     - Reinforce performance objectives through the use of incentive compensation program.

     - Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

     - Ensure that compensation has been and will continue to be tax deductible.

     The personnel and compensation committee's approach to base compensation is to offer competitive salaries in comparison with market practices. The committee annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

     The committee makes salary decisions in an annual review with input from the CEO. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents.

     For executive officers and the named executives, consideration for a bonus is based on overall corporate or regional performance. For the executive officers, bonuses are calculated at 3 percent of the yearly increase in consolidated after tax net income. For the named executives, bonuses are calculated at 1% of the yearly increase in consolidated after tax net income plus 2 percent of the executive's respective regional yearly increase in before tax net income. In addition, discretionary bonuses can be paid based on individual achievements not rewarded under the fixed percentage calculation. This bonus structure supports the accomplishment of overall objectives and rewards individual contributions by our executives. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities.

     We have a stock option plan as embodied in the 1996, 1998, and 2000 plans, as amended, which the committee uses for long-term officer compensation. We establish targeted or projected values of long-term awards at the date of grant by considering observed market practices for similar positions, term of employment, and individual performance.

     The committee is comprised of the following members, all of whom are non-executive directors of the Company:

               James F. Seifert, Chair
               Ronald J. Bach
               Donald L. Sturtevant

KEY EMPLOYEE INSURANCE

     We maintain a key-employee life insurance policy on the lives of our ten most senior executives in amounts ranging from $500,000 to $1.8 million; the major portion of proceeds are payable to us with an amount payable to the executive's estate. The intended purpose of these policies is to assist us in replacing these executives and in making other adjustments in operations if they die. Our United Kingdom subsidiary holds an additional life insurance policy on the life of David L. Holden in the event of his death in the amount of L1,090,000, payable to the subsidiary. The proceeds are for the purpose of managing the subsidiary and recruiting a successor.

KEY EMPLOYEE AGREEMENTS

     Our board adopted executive agreements with Gerald D. Van Eeckhout, Gene Warren, and Gavin J. Thomson as of April 1, 1999, and amended on July 26, 1999. If any person that is not our affiliate takes control of us, the takeover triggers the effective date of the executive agreements. Each executive agreement provides that the executive is entitled to a three-year employment agreement commencing on the effective date at the executive's regular salary and bonus. If the executive is dismissed without cause or leaves for good reason as defined under the agreement, the executive is entitled to three years' salary and a bonus that is determined according to the board of directors' bonus policy.

     One of our founders, Gerald D. Van Eeckhout, also has executed a five-year employment agreement dated July 1, 1999, at a salary and bonus no less than the amount in effect upon execution of the agreement, which includes covenants prohibiting competition with us following the termination of his employment. This employment agreement ensures that the services of Mr. Van Eeckhout will be available to us, as the board of directors may determine, and will prohibit Mr. Van Eeckhout from engaging in activities on behalf of a competitor for two years following termination of his employment. The personnel and compensation committee of the board of directors annually reviews compensation under his agreement. The agreement provides for medical insurance and other benefits available to employees generally. If a change in control occurs, as defined in the executive agreement, Mr. Van Eeckhout's executive agreement will prevail over the terms of his employment agreement, except that his benefits and spousal benefits for his wife, Carolyn R. Van Eeckhout, including medical coverage, will continue for the balance of the five year term, and he will receive a minimum of two years compensation under the employment agreement.

We issued 32,000 shares of restricted common stock to Mr. Warren as part of his incentive package. The common stock vests in equal amounts over four years and is non-transferable during the four years. The shares were valued at $6.25 per share at the time of the grant for a total of $200,000. Under variable accounting, we will expense the value of the grant based on the market price of the shares at the time of vesting. The Board reserves the right to accelerate vesting of these shares at any time if justified by Mr. Warren's performance. Additional shares in similar amounts may be issued to Mr. Warren each year for four years based on strict profit-based performance criteria. These shares would have the same vesting and selling restrictions. We recognized compensation expense of $96,000 since the inception of this agreement.. On May 16, 2002, the board accelerated vesting on this agreement and an additional $32,000 in expense will be recognized.

Our United Kingdom subsidiary has a service agreement with its managing director, David Holden, which expires on December 31, 2005 or upon six months written notice by either the employer or the employee. Under this agreement with effect from January 1, 2001, Mr. Holden receives a minimum base salary of L75,000 per year and a performance related bonus as determined from time to time.

DIRECTORS' FEES

     We compensate our three non-executive directors through a plan that provides for payment of directors' fees in the form of stock options or stock grants. Under this plan, we granted stock options for a total of 15,000 shares in 1997, or 5,000 options for each of our three non-executive directors, at an exercise price of $5.00 per share; for a total of 15,000 shares in 1998 at an exercise price of $9.00 per share; for a total of 15,000 shares in 1999 at an exercise price of $5.25 per share; and for a total of 15,000 shares at an exercise price of $8.00 per share in 2000. In 2001, we made a stock grant of 3,000 shares to each of our non-executive directors at a grant price of $5.00 per share in addition to grants of 5,000 options at a $5.00 per share exercise price. In 2002, we granted 10,000 shock options for a total of 30,000 shares at an exercise price of $4.00 per share. All options vest one year from the date of grant and expire ten years from the date of grant. In 2000, we made stock grants of 500 shares to each of our non-executive directors at a grant price of $8.00 per share.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of June 30, 2002, by our officers, directors, subsidiary officers, and principal shareholders. For this purpose, a principal shareholder is a person that holds beneficial ownership of 5 percent or more of our outstanding common stock. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options or warrants that are exercisable within 60 days following June 30, 2002. Shares issuable from stock options or warrants are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person.


     The percentage of beneficial ownership for the following table is based on 8,994,370 shares of common stock outstanding as of June 30, 2002. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.


                                                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                  -----------------------------------------------------------------------------
                     NAME OF                                                NUMBER OF SHARES    SHARES ACQUIRABLE    PERCENT OF
                BENEFICIAL OWNER                  RELATIONSHIP WITH ACT     CURRENTLY OWNED       WITHIN 60 DAYS       CLASS
-------------------------------------------------------------------------------------------------------------------------------
Gerald D. and Carolyn R. Van Eeckhout (1)         Officers and Directors         651,000              66,000               7.91%
Ronald J. Bach                                    Director                        74,300              65,000               1.54%
Donald L. Sturtevant                              Director                        44,000              45,000                   *
James F. Seifert                                  Director                       277,232              53,000               3.65%
Gavin J. Thomson                                  Executive Officer                5,220              80,650                   *
Gene Warren                                       Executive Officer               32,000              70,050               1.13%
David Holden (2)                                  Subsidiary Officer             360,000               1,150               4.01%
Robert Aubry (3)                                  Subsidiary Officer                                  19,050                   *
Peter Eeles (4)                                   Subsidiary Officer              39,941               9,550                   *
Nikos Moschos (5)                                 Shareholder                    466,236              17,050               5.36%
Special Situations Funds (6)                      Shareholder                    846,631                                   9.41%
PictureTel Corporation (7)                        Shareholder                    452,821                                   5.03%
GMN Investors II, L.P. (8)                        Shareholder                    200,000             400,000               6.39%
Deephaven Private Placement Ltd.                  Shareholder                                        553,448               5.80%
All officers and directors as a group (7 people)                               1,083,752             379,700              15.61%


----------
      *   Less than 1%.
     (1)  1658 Cole Boulevard, Suite 130, Golden, Colorado 80401.
     (2) Rue des Drapiers 40, Espace Moselle, B-1050 Brussels, Belgium. Mr. Holden is not an executive officer of the Company, but is included herein as a "subsidiary officer" pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
     (3) 555 Legget Drive, Tower B, Suite 842, Kanata, Ontario. Mr. Aubry is not an executive officer of the Company, but is included herein as a "subsidiary officer" pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
     (4) 115 Pitt Street, Level 4, Sydney, NSW, 2000. Mr. Eeles is not an executive officer of the Company, but is included herein as a "subsidiary officer" pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
     (5) Agiou Konstaninou 41, 2nd Floor, Marousi, Athens 15124, Greece; 293,940 of these shares are held by Mr. Moschos and Katerina Scordou (his spouse) and 172,296 shares are held by Euro-American Securities SA, a company he controls.
     (6) 153 E. 53rd Street, New York, New York 10022. The shares owned by Special Situations Funds are held by Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Cayman Fund, L.P., each of which is jointly controlled by Austin W. Marxe and David M. Greenhouse.

     (7) 100 Minuteman Road, Andover, Massachusetts 02110. PictureTel Corporation was acquired by Polycom Inc. in October 2001.
     (8)  20 Williams Street, Suite 250, Wellesley, Massachusetts 02481. Jeffrey
          T. Newton exercises voting and investment control over these shares.
     (9) 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305. Bruce Lieberman exercises voting and investment control over these shares.

                              CERTAIN TRANSACTIONS

     We have obtained financing for our expansion and operations through several private equity, debt, or lease transactions that involved the issuance of securities in reliance on exemptions from the Securities Act of 1933.

     1999 PRIVATE PLACEMENT. In February 1999, we closed on a private placement of securities in which we sold 109,912 units at $5.50 per unit, which was the average closing price of our common stock on the Nasdaq SmallCap Market for the preceding ten trading days. Each unit was comprised of one share of common stock and a warrant, to purchase one share of common stock at an exercise price of $7.00 expiring on December 31, 2003. The following officers and directors of ACT participated:

                                              UNITS          VALUE
                                             -------      -----------
        Gerald and Carolyn Van Eeckhout       16,000      $    88,000
        Robert Aubry                           2,000           11,000
        Peter Eeles                              500            2,750
        James Seifert                         18,000           99,000
                                                          -----------

        Total                                             $   200,750
                                                          ===========

Additionally, William Seifert, brother of director James Seifert, purchased 18,181 units for $100,000.

     ISSUANCE AND LIQUIDATION OF SERIES A PREFERRED STOCK. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to GMN Investors II, L.P. for $2.0 million. In connection with this transaction, we also issued warrants to GMN to purchase 400,000 shares of common stock at an exercise price of $7.00 per share, expiring on October 19, 2006. On October 11, 2001, we liquidated the 2,000 shares of Series A Preferred Stock and re-priced the warrants. See "Description of Securities-Preferred Stock-Series A."

     PURCHASE OF MINORITY INTEREST IN U.K. SUBSIDIARY. On January 17, 2001, we acquired the 40 percent minority interest in ACT Teleconferencing Limited, based in the United Kingdom, from David Holden. The purchase involved our issuance or payment to Mr. Holden of 360,000 shares of common stock valued at $2.2 million, notes payable of $6.1 million, and cash of $794,000, for a total purchase price of $9.1 million. The notes payable consist of a $1.7 million short-term note at a 10 percent interest rate that matures on April 6, 2002, and $4.4 million in long-term notes at a 7 percent interest rate that mature in equal amounts annually on December 31, 2002 through 2005.

     2001 PRIVATE PLACEMENT. On September 26, 2001, we closed on a private placement of our common stock with existing institutional investors. We sold 769,231 shares of common stock at $6.50 per share to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., and Special Situations Private Equity Fund, L.P. for a total of $5.0 million.

     PICTURETEL TRANSACTION. On October 10, 2001, we completed the purchase of the assets of the worldwide video conferencing service delivery business of PictureTel Corporation. The transaction was effective as of October 1, 2001. The purchase price consisted of 769,231 restricted shares of our common stock valued at $6.3 million, $1.4 million in cash, and a $2.5 million two-year unsecured promissory note bearing interest at 10 percent per year. The amount of the note may be reduced under certain conditions involving the performance of our common stock. As a result of this transaction, PictureTel became the holder of greater than 5 percent of our common stock.

OFFICER TRANSACTIONS.

     We have entered into an incentive compensation arrangement with Gene Warren, one of our officers for the issuance of 32,000 shares of restricted common stock. The common stock is restricted and vests in four equal amounts over four years. We recognized compensation expense of $96,000 since the inception of this agreement. On May 16, 2002, the board accelerated vesting on this agreement and an additional $32,000 in expense will be recognized. We also have a note receivable from this officer for $230,000 plus accrued interest. This note bears interest at a rate of 7.5 percent and is due June 30, 2003.

     In July 2001, the board of directors authorized a loan, with recourse, to Gerald VanEeckhout, one of our officers, in the amount of $347,875 which is secured. The purpose of the loan was to assist the officer in exercising stock options. This loan bears interest at 6 percent and matures on November 1, 2006. This transaction has no financial effect on shareholders' equity as the loan offsets the amount recorded to common stock for the exercise of the options. An increase in shareholders' equity will be recognized as the loan is paid back to us.

EMPLOYEE STOCK PURCHASE PLAN

     From July 1, 1998 through December 31, 2001, the following executive officers purchased shares under our employee stock purchase plan:

                                                           SHARES
                                                           ------
            Rob Aubry.....................................  5,917
            Peter Eeles...................................  3,941
            Gavin Thomson................................. 13,368
            Gene Warren................................... 11,577
                                                           ------

            Total......................................... 34,803
                                                           ======

     Participants in this plan contribute monthly to the plan which purchases shares in their names every six months on each December 31 and June 30. See "Description of Securities-Employee Stock Purchase Plan."

OPTIONS AND WARRANTS

     We have granted options or warrants for the purchase of our common stock to various officers, directors, subsidiary officers, consultants, lenders, and investors. See also "Executive Compensation-Stock Options" and "Description of Securities-Stock Options."

     We will at all times reserve a sufficient number of shares of common stock for issuance upon exercise of the warrants and options currently outstanding. All currently outstanding shares of common stock are, and any common stock issued in this offering or in connection with the future exercise of options or warrants will be, fully paid and non-assessable.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 25,000,000 shares of common stock, no par value, and 2,000,000 shares of non-voting preferred stock, no par value. In connection with our shareholder rights plan, we created Series B Junior Participating Preferred Shares for shareholders of record on and following December 10, 1999, but have not issued any Series B shares.

COMMON STOCK

     The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. Members of the board of directors are elected for three-year terms in three classes of two members each. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata any liquidation proceeds, receive dividends as the board of directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

PREFERRED STOCK

     Our board of directors is authorized to establish by resolution different classes or series of non-voting preferred stock and to fix the rights, preferences, and privileges, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of common stock. See "Description of Securities-Anti-Takeover Provisions."

     SERIES A. We issued 2,000 shares of preferred stock, Series A, to GMN Investors II, L.P. for $2.0 million on October 19, 1999 and liquidated these shares on October 11, 2001, by the exchange of 200,000 shares of our common stock for 1,310 shares of Series A, the payment of $690,000 in cash for 690 shares of Series A, and the payment of accrued dividends. The issuance of Series A was accompanied by warrants to purchase 400,000 shares of common stock at $7.00 per share, expiring on October 19, 2006, the GMN warrants. The GMN warrants were re-priced at an agreed upon price of $6.45 per share in connection with the liquidation. These warrants were re-priced as an incentive to GMN to convert into common stock.

     SERIES B. As part of a share rights plan, effective on and following December 10, 1999, our board created Series B Junior Participating Preferred Shares, no par, non-voting, under authority of our Articles of Incorporation. Each share of Series B is entitled to receive a dividend when, as, and if declared by the board of directors out of funds legally available for this purpose, payable quarterly in cash at the rate of $1.00 per share (one cent per 1/100th share) or 100 times the cash or non-cash dividends payable to holders of shares of common stock. Shares of Series B have priority in payment of dividends and distributions on dissolution of our Company which is senior to holders of common stock, but junior to creditors and to holders of Series A. Whether any shares of Series B will be issued and the number of shares issued will be determined under provisions of the rights plan.

     SERIES C. On May 17, 2002, we issued 500 shares of 6.5% Series C Convertible Preferred Stock for $4,635,000, net of financing fees of $365,000. The 6.5% dividend is payable quarterly. We also issued warrants to purchase 279,885 shares of common stock at $5.00 per share, of which 229,885 are callable if our common stock trades at $10 or more for a certain period of time, which expire on May 17, 2007. The preferred stockholders may convert their shares into ACT common stock at a fixed price of $5.00 per share which would result in 1,000,000 shares of common stock being issued, if all preferred shares are converted prior to any redemptions, a potential dilutive effect of 11 percent. The stock is subject to 15 mandatory monthly redemptions of approximately $333,333 commencing on August 17, 2002, for a total of $5,000,000. We may make redemption payments in cash, or at our sole discretion by delivering shares of common stock based on a 10 percent discount to market price of the stock at the time of redemption.


     The number of shares of our common stock issuable upon conversions or redemptions of the preferred stock is limited by the terms of the preferred stock. The preferred stock investors may not hold more than 10 percent of our outstanding common stock. In addition, we may not issue in excess of 1,828,873 shares of common stock, or 19.99 percent of our common stock outstanding, without first obtaining shareholder approval. Although we may make some redemptions in common stock, we expect such redemptions to be infrequent and will endeavor to pay all redemptions in cash. Accordingly, we consider it unlikely that these percentage limitations will have a material effect on our ownership structure.

STOCK OPTIONS

     As of June 30, 2002, we had a total of 960,616 stock options outstanding that we had granted under three similar plans.

     We adopted the Stock Option Plan of 1991, the 1991 Plan, in order to attract, retain, and motivate key employees and consultants by providing them a means of acquiring an ownership interest in us. The 1991 Plan covers incentive stock options within the meaning of section 422 of the Internal Revenue Code, as amended, and nonstatutory (sometimes called nonqualified) stock options. This plan was amended as of April 28, 1995, to reserve a total of 400,000 shares of common stock for this purpose. We adopted the Stock Option Plan of 1996, the 1996 Plan, at the 1997 annual meeting of shareholders. At our 1998 annual meeting, we increased the number of shares subject to options under the 1996 Plan from 400,000 to 800,000. The 1996 Plan was adopted for the same purposes as was the 1991 Plan, and likewise covers incentive stock options and nonstatutory stock options. We adopted the Stock Option Plan of 2000 for the same purpose and authorized 200,000 shares for option grants. In 2001, we increased the authorized shares under the Stock Option Plan of 2000 for option grants to 400,000 shares.

     The personnel and compensation committee of the board of directors, which is comprised of three non-executive directors, administers the plans. The term of options under the plans may not exceed ten years from the date of grant. The plans also provide that the purchase price of the shares covered by incentive stock options may not be less than the fair market value of the shares on the date the option is granted and that the exercise price of a nonstatutory option shall not be less than 85 percent of such fair market value.

     As a general rule, our incentive stock options vest at the rate of 25 percent per year. The committee determines the length of each option at the time of grant subject to a maximum term of ten years (five years for holders of 10 percent of our outstanding shares). The employee may exercise the options granted under the plans only during his or her employment and, under specified circumstances, for three months following termination of employment. In the event the employee dies while holding options, the employee's personal representative has twelve months, or until the expiration date of the options, whichever is earlier, to exercise the options. The number of shares purchasable and the purchase price under both plans are subject to antidilution provisions and adjustments upon the occurrence of specified events. The committee has power to establish the exercise price of nonstatutory options granted.

     As of June 30, 2002, there were 960,616 options outstanding under the plans, and 482,691 options had been exercised since the inception of the plans. Of the 960,616 outstanding options, 902,616 were incentive stock options, with exercise prices ranging from $1.00 to $9.00 per share and expiration dates between August 15, 2002, and May 16, 2012. As of June 30, 2002, 644,881 of the outstanding options were vested, and we had options for 156,694 shares available for granting.

WARRANTS

     PREVIOUSLY-ISSUED WARRANTS. We have issued various common stock purchase warrants from time to time, collectively, the warrants, which, as of May 30, 2002, entitled the holders to purchase a total of 1,454,821 shares of common stock. The warrants include 279,885 Preferred warrants (See "Description of Securities-Preferred Stock-Series C"), 400,000 GMN warrants (See "Description of Securities-Preferred Stock-Series A") and 109,912 1999 private placement warrants (See "Certain Transactions-Private Equity, Lease, and Subordinated Debt Transactions-1999 Private Placement").

     The above warrants expire at various dates from January 6, 2003, to May 17, 2007. See Note 5 of Notes to Consolidated Financial Statements.

EMPLOYEE STOCK PURCHASE PLAN

     Our employee stock purchase plan became effective July 1, 1998. The plan has been structured within the meaning of Section 423(b) of the Internal Revenue Code of 1986. The purpose of the plan is to provide employees with an opportunity to acquire an ownership interest in us through the purchase of our common stock, thereby developing a stronger incentive to work for our continued success. A maximum of 300,000 shares of common stock are available for sale to our employees under the plan. The purchase price of each share of common stock will be the lesser of 85 percent of the fair market value of such share on the first day of the six month purchase period, or 85 percent of the fair market value of such share on the last day of the purchase period. One purchase period commences on January 1 of each year and ends on the following June 30. The other purchase period begins on July 1 and ends on the following December 31. Participants declare on the first day of the purchase period an amount they wish to be deducted from their wages during each payroll period to be applied toward the purchase of shares. Participants have the right to terminate their payroll deductions at any time. Currently, approximately 60 employees have elected to participate in the plan, but we cannot determine the number of shares that will be purchased during any purchase period until the close of that period. Through May 30, 2002, our employees had purchased 101,013 shares of common stock under the plan.

ANTI-TAKEOVER PROVISIONS

     STAGGERED TERMS FOR DIRECTORS. Our articles of incorporation set the maximum number of directors at nine, with the actual number of seats filled determined by the board from time to time. Each class is elected for a term expiring at the annual meeting of shareholders in the third year after the election. The board has established the size of the board at six members, which consists of three classes of two members each. Currently, there are five members and one vacancy. Election of the board by classes strengthens the position of the board in dealing with takeover attempts. By making it difficult to unseat the entire board at one annual meeting, it is intended that the board as a whole will have more bargaining power in the event a potential acquiring person proposes a takeover.

     BUSINESS COMBINATIONS. A provision of our articles of incorporation regarding business combinations imposes substantial conditions on third parties who might attempt to acquire control of us through a two-tiered pricing strategy in which a premium price is paid to obtain a majority of the voting stock and a less desirable consideration, sometimes in the form of bonds or other securities is paid to other shareholders. These conditions include approval of such proposals by holders of two-thirds of the outstanding shares unless (1) the board of directors as constituted prior to receipt of the proposals approve, or
(2) the proposal involves a merger, consolidation, exchange of shares, or sale of all or substantially all our assets and the cash per share the shareholders will receive is not less than the highest per share price any person pays, including the person's affiliates, whose beneficial ownership of the common stock, in the aggregate, equals or exceeds 20 percent of the outstanding voting power. The effect of these conditions is to discourage new shareholders from replacing incumbent directors with new directors solely for the purpose of obtaining approval of a tender offer and to require that the same consideration per share be paid to all shareholders that an acquiring person, who would be willing to pay a premium to obtain a 20 percent or more position in our common stock, would pay. The amendment discourages two-tiered pricing proposals and strengthens the board of directors' position in dealing with potential takeover proposals.

     However, the conditions imposed on third parties attempting to take us over and the potential benefits of the classification of directors are offset, in part, by the possibility that a corporate suitor might be discouraged from making a takeover offer, thereby depriving shareholders of an opportunity to sell their shares at an attractive price. On balance, it is our management's belief that its strengthened position in dealing with suitors will enable it to bargain more effectively with all potential business partners, including those desiring a takeover.

     RIGHTS AND PREFERENCES OF PREFERRED STOCK. The board of directors will determine the rights and limitations of the preferred stock. Shareholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us.

     AGREEMENTS WITH CERTAIN OFFICERS. We entered executive agreements dated April 1, 1999, as amended July 26, 1999, with Gerald D. Van Eeckhout, Gavin J. Thomson, and Gene Warren. The executive agreements provide that in the event of a change in our control, as defined in the agreements, any termination without cause or resignation with good reason, generally defined as a significant change in employment duties, will trigger payment of a special termination payment equal to three times the executive's then-current base salary and bonus. We also entered a five year employment agreement with Mr. Van Eeckhout dated July 1, 1999. If a change in control occurs, the terms of Mr. Van Eeckhout's executive agreement will prevail over the terms of the employment agreement, with certain exceptions. See "Executive Compensation-Key Employee Agreements."

     SHARE RIGHTS PLAN. On November 18, 1999, our board of directors adopted a share rights plan, commonly known as a "poison pill." Each right entitles the holder, upon payment of the exercise price of $80.00 per right, to purchase 1/100th of a share of Series B Junior Participating Preferred (See "Description of Securities-Preferred Stock-Series B") Each share of Series B is entitled to receive a dividend when, as, and if declared by the board of directors out of funds legally available for this purpose, payable quarterly in cash at the rate of $1.00 per share (one cent per 1/100th share) or 100 times the cash or non-cash dividends payable to holders of shares of common stock. Our board declared a dividend of one right for each share of common stock. The rights were issued to shareholders of record on and following December 10, 1999. These rights are not exercisable or transferable separately from shares of common stock until 15 days after the ownership of our common stock by any person or group of persons acting together as an acquiring person exceeds 20 percent of our outstanding common stock or 15 days after a tender offer that would result in beneficial ownership of at least 20 percent of our common stock. We can redeem the rights before an acquiring person's ownership of our common stock exceeds 20 percent, subject to an exception for persons who inadvertently cross the 20 percent threshold and promptly divest to a level below 20 percent. The rights expire in ten years and are subject to extension.

     Instead of exercising the right to acquire Series B, the holder of the right may exercise the right, following expiration of the redemption period, to purchase the number of shares of common stock, priced at its then market value, which is equal to twice the exercise price. For example, if the market price of common stock is $16 per share, the holder of one right could purchase 10 shares for each right ($80 times 2 divided by $16 per share). This is called a "flip-in right" and has the effect of substantially diluting the acquiring person's ownership of our common stock because the acquiring person or group is ineligible to exercise this right. The flip-in right also entitles the board to issue common stock of the same economic value to rights holders had they exercised their rights, unless the acquiring person holds at least 50 percent of the outstanding shares of common stock. The rights also become exercisable for the common stock of a surviving or acquiring corporation with market values of twice the exercise paid, called a "flip-over right."

     Our board has broad authority to amend the plan prior to the exercisability of the rights and to amend the plan after the rights are exercisable if the amendments do not adversely affect the interests of rights holders.

     The rights plan discourages hostile takeover bids by the potentially dilutive effect of the exercise of the rights on the acquiring person. The purpose of the rights plan is to provide our board with a stronger hand in negotiating the sale of the Company, should that opportunity be presented. The board will consider the fairness of any offer that it considered a good faith attempt to provide fair value to the shareholders, but it feels it must have the rights plan in effect to deter hostile offers that are undervalued, given all the information about the Company then available to the board.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

     As of June 30, 2002, we had 8,994,370 shares of common stock issued and outstanding, together with warrants to purchase a total of 1,458,844 shares of common stock at a weighted average purchase price of $6.56 per share. See "Description of Securities-Warrants." We also had a total of 960,616 options outstanding under the Stock Option Plan of 1991, the Stock Option Plan of 1996, and the Stock Option Plan of 2000, as amended, at a weighted average purchase price of $5.17 per share. See "Description of Securities-Stock Options."


     If all the warrants and options were to be exercised, the number of outstanding shares of common stock would increase from 8,994,370 shares as of June 30, 2002, to 11,413,830, shares; however, 315,735 stock options are subject to vesting requirements from June 30, 2002, to September 10, 2005. All of the shares optioned under the Stock Option Plans of 1991, 1996, and 2000 are the subject of effective registration statements. All of the options outstanding and 907,627 of the warrants outstanding may be exercised by the surrender of options or warrants at the value per option or warrant that is equal to the excess of the market price per share over the exercise price on the date of exercise, a "cashless exercise," or through a combination of cashless exercise and payment. In a cashless exercise, the dilutive effect on existing shareholders of our issuance of shares underlying the warrants and options is lessened because the shares underlying the surrendered options or warrants do not become outstanding shares.


     Of the 8,994,370 shares outstanding on June 30, 2002, 2,841,622 shares or 32 percent are "restricted securities" as defined in Rule 144 under the Securities Act. Holders of restricted securities are eligible to resell such securities under the provisions of Rule 144. Generally, Rule 144 requires a one-year holding period, compliance with certain volume limitations, and the filing of Form 144 with the Securities and Exchange Commission before sales can be effected. However, Rule 144(k) allows persons who have held restricted securities for at least two years and who have not been "affiliates" for the three months prior to such sale, to sell shares without complying with Rule 144. "Affiliates," generally, are persons who are in a position of control such as executive officers, directors, and principal shareholders. Restricted securities are those shares issued to our founders and other investors prior to our initial public offering in February 1996, shares issued in private placements since our initial public offering, or stock grants. Excluding affiliates' ownership at June

2002, of 1,607,732 shares that continue to be restricted, the required holding period under Rule 144(k) for non-affiliates has now been satisfied for all shares issued prior to June 30, 2001.

                        ELIMINATION OF DIRECTOR LIABILITY

     Our articles of incorporation eliminate the personal liability of our directors to the Company and to our shareholders for monetary damages for breach of fiduciary duty, except in the instances described below. The Colorado Business Corporation Act authorizes the elimination of personal liability and is designed, among other things, to encourage qualified individuals to serve as directors of Colorado corporations by permitting Colorado corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care.

     Directors remain liable for breaches of their duty of loyalty to us and our shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. The articles do not eliminate director liability under a separate provision of the Colorado Business Corporation Act that makes directors personally liable for unlawful payments of dividends, unlawful stock repurchases or redemptions, unlawful distributions of assets during liquidation, and unlawful loans or guarantees to a director. The Colorado Business Corporation Act expressly sets forth a negligence standard with respect to such liability.

     The provisions that eliminate liability as described above will apply to our officers only if they are our directors and are acting in their capacity as directors and will not apply to our officers who are not directors.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

     The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

     -    Conducted himself or herself in good faith,
     - Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and
     - In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

     In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

     As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

     We have filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

                                  LEGAL MATTERS

     The legality of the issuance of shares offered hereby will be passed upon by Faegre & Benson LLP, Denver, Colorado.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report appearing in this prospectus and registration statement. Ernst & Young, independent auditors, have also audited the financial statements of ACT Teleconferencing Limited as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, and the 1414c Video Conferencing Service Delivery Business of PictureTel Corporation's statement of assets to be acquired as of September 30, 2001, and the related statement of revenue and direct operating costs for the nine months ended September 30, 2001, as set forth in their reports appearing in this prospectus and registration statement. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                        TRANSFER AGENT AND WARRANT AGENT

     Our stock transfer agent and warrant agent is Computershare Trust Co., Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                   ACT TELECONFERENCING, INC. AND SUBSIDIARIES

                                TABLE OF CONTENTS
                      TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                ----
Audited Consolidated Financial Statements:
Report of Independent Auditors............................................................................      F- 3
Consolidated Balance Sheets at December 31, 2001 and 2000.................................................      F- 4
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2001...      F- 5
Consolidated Statements of Shareholders' Equity for each of the three years in the period ended
  December 31, 2001.......................................................................................      F- 6
Consolidated Statements of Cash Flow for each of the three years in the period ended December 31, 2001....      F- 7
Notes to Consolidated Financial Statements................................................................      F- 8

Schedule I--Condensed Financial Information of
Registrant................................................................................................      F-29
Schedule II--Valuation and Qualifying Accounts............................................................      F-33

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets at March 31, 2002 and December 31, 2001.......................................      F-34
Consolidated Statements of Operations for the three months ended March 31, 2002 and 2001..................      F-35
Consolidated Statements of Shareholders' Equity for the three months ended March 31, 2002.................      F-36
Consolidated Statements of Cash Flow for the three months ended March 31, 2002 and 2001...................      F-37
Notes to Consolidated Financial Statements................................................................      F-38

Audited Financial Statements of ACT Teleconferencing Limited:
Report of Independent Auditors............................................................................      F-44
Profit and Loss Accounts for the years ended December 31, 2000 and 1999...................................      F-45
Balance Sheets at December 31, 2000 and 1999..............................................................      F-46
Statements of Cash Flow for the years ended December 31, 2000 and 1999....................................      F-47
Notes to Financial Statements.............................................................................      F-48

Audited Statements of 1414c Video Conferencing Service Delivery Business of
  PictureTel Corporation
Report of Independent Auditors............................................................................      F-58
Statement of Assets to be Acquired at September 30, 2001..................................................      F-59
Statement of Revenues and Direct Operating Costs for the nine months ended
  September 30,
2001......................................................................................................      F-60
Notes to Statements.......................................................................................      F-61

Unaudited Pro Forma Condensed Combined Financial Information
Introduction                                                                                                    F-65
Pro Forma Condensed Combined Balance Sheet at September 30, 2001                                                F-67
Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended
  September 30, 2001                                                                                            F-68
Pro Forma Condensed Combined Statement of Operations for the Year Ended
  December 31, 2000                                                                                             F-69
Notes to Pro Forma Condensed Combined Financial Information                                                     F-70

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
ACT Teleconferencing, Inc.

We have audited the accompanying consolidated balance sheets of ACT Teleconferencing, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the index at page F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACT Teleconferencing, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company has not yet adopted Statement of Financial Accounting Standards No. 142. However, the transition provisions of that Statement preclude the amortization of goodwill acquired in a business combination for which the acquisition date is after June 30, 2001.

                                                /s/ ERNST & YOUNG LLP

Denver, Colorado
March 21, 2002

                           ACT TELECONFERENCING, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                             2001                2000
                                                                    ----------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                            $   5,126,723       $   3,025,056
   Accounts receivable (net of allowance for doubtful
     accounts of $591,117 and $621,059 in 2001 and
     2000, respectively)                                                    9,468,057           8,349,295
   Prepaid expenses and other current assets                                  914,391             807,725
                                                                    ----------------------------------------
   Total current assets                                                    15,509,171          12,182,076

Equipment:
   Telecommunications equipment                                            14,270,491          11,008,224
   Software                                                                 4,453,807           3,536,241
   Office equipment                                                         8,143,992           6,428,564
   Less: accumulated depreciation                                          (8,760,256)         (5,340,839)
                                                                    ----------------------------------------
   Total equipment - net                                                   18,108,034          15,632,190

Other assets:
   Goodwill (net of accumulated amortization of
     $831,000 and $422,000 in 2001 and 2000, respectively)                 16,476,194           2,595,055
   Other intangible assets (net of accumulated amortization of
     $221,000 and $0 in 2001 and 2000, respectively)                        1,313,043                   -
   Restricted Cash                                                          1,355,951                   -
   Other long term assets                                                     473,185             751,926
   Long term note receivable from related parties                             251,383             234,302
                                                                    ----------------------------------------
Total assets                                                            $  53,486,961       $  31,395,549
                                                                    ========================================

Current liabilities:
   Accounts payable                                                     $   3,950,445       $   3,387,934
   Accrued liabilities                                                      3,716,323           2,579,393
   Current portion of debt                                                  6,972,977           2,871,114
   Capital lease obligations due in one year                                1,128,161           1,052,126
   Income taxes payable                                                     1,101,409             636,118
                                                                    ----------------------------------------
   Total current liabilities                                               16,869,315          10,526,685

Long-term debt                                                              5,657,118           3,053,406
Capital lease obligations due after one year                                1,381,546           1,599,160
Deferred income taxes                                                         415,987             306,441
Minority interest                                                                   -           1,676,064

Preferred stock, no par value, 2,000,000 shares
  authorized; 2,000 issued, at December 31, 2000                                    -           1,752,689

Shareholders' equity:
   Common stock, no par value; 25,000,000 shares
     authorized 8,620,134 and 5,671,140 shares issued
     and outstanding in 2001 and 2000, respectively                        34,728,966          16,492,381
   Accumulated deficit                                                     (4,167,312)         (3,573,767)
   Accumulated other comprehensive loss                                    (1,398,659)           (437,510)
                                                                    ----------------------------------------
Total shareholders' equity                                                 29,162,995          12,481,104
Total liabilities and shareholder's equity                              $  53,486,961       $  31,395,549
                                                                    ========================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                          2001               2000              1999
                                                   --------------------------------------------------------
Net Revenues                                         $   46,643,289     $   37,699,785     $   28,328,791
Cost of Services                                         24,526,430         18,388,073         14,797,606
                                                   --------------------------------------------------------
Gross profit                                             22,116,859         19,311,712         13,531,185

Selling, general and administration expense              19,701,008         15,355,804         11,991,914
                                                   --------------------------------------------------------
Operating income                                          2,415,851          3,955,908          1,539,271

Interest expense, net                                     1,340,112          1,071,743            848,013
                                                   --------------------------------------------------------
Income before income taxes and minority
  interest                                                1,075,739          2,884,165            691,258

Provision for income taxes                                  875,115            780,250            414,866
                                                   --------------------------------------------------------
Income before minority interest                             200,624          2,103,915            276,392

Minority interest in earnings of consolidated
  subsidiary                                                      -           (708,506)          (194,967)
                                                   --------------------------------------------------------
Net income before extraordinary item                        200,624          1,395,409             81,425
Extraordinary item (note 5 "warrants")                     (416,366)                 -                  -
                                                   --------------------------------------------------------
Net income (loss) after extraordinary item                 (215,742)         1,395,409             81,425
Preferred stock dividends                                  (377,803)          (160,000)           (44,407)
                                                   --------------------------------------------------------
Net income (loss) available to common
  shareholders                                       $     (593,545)    $    1,235,409     $       37,018
                                                   ========================================================
Weighted average number of shares
  outstanding - basic                                     6,653,974          5,312,200          4,393,963
                                                   ========================================================
Weighted average number of shares
  outstanding - diluted                                   6,653,974          6,023,930          4,655,501
                                                   ========================================================

Net income (loss) per share
  Basic
    Before extraordinary item                        $        (0.03)    $         0.23     $         0.01
    Extraordinary item                                        (0.06)                 -                  -
                                                   --------------------------------------------------------
    After extraordinary item                         $        (0.09)    $         0.23     $         0.01
                                                   ========================================================

  Diluted
    Before extraordinary item                        $        (0.03)    $         0.21     $         0.01
    Extraordinary item                                        (0.06)                 -                  -
                                                   --------------------------------------------------------
    After extraordinary item                         $        (0.09)    $         0.21     $         0.01
                                                   ========================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                        COMMON STOCK            ACCUMULATED    COMPREHENSIVE
                                                   SHARES          AMOUNT         DEFICIT       INCOME (LOSS)       TOTAL
                                               ---------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1999                         3,755,633       7,463,930      (4,846,194)       (113,172)      2,504,564
Shares issued in connection with
  exercise of warrants                               562,654       2,719,790                                       2,719,790
Issuance of private placement shares                 109,912         592,505                                         592,505
Shares issued to employees and consultants            47,304         148,241                                         148,241
Exercise of unit purchase options                    120,444         553,537                                         553,537
Preferred dividend                                                                   (44,407)                        (44,407)
Comprehensive income
  Net income                                                                          81,425                          81,425
  Other comprehensive loss, net of tax
  Foreign currency translation adjustment                                                             13,202          13,202
                                                                                                                ----------------
Total comprehensive income                                                                                            94,627
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                       4,595,947      11,478,003      (4,809,176)        (99,970)      6,568,857
Shares issued for acquisitions                       120,000         861,607                                         861,607
Shares issued to employees and consultants           121,543         667,951                                         667,951
Issuance of warrant in association with debt                         396,844                                         396,844
Public offering of common stock, net
 of offering expenses of $932,049                    800,000       3,067,951                                       3,067,951
Issue of warrants to consultants                                      20,025                                          20,025
Cashless exercise of warrants                         33,650
Preferred dividend                                                                  (160,000)                       (160,000)
Comprehensive income
  Net income                                                                       1,395,409                       1,395,409
  Other comprehensive loss, net of tax
  Foreign currency translation adjustment                                                           (337,540)       (337,540)
                                                                                                                ----------------
Total comprehensive income                                                                                         1,057,869
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                       5,671,140      16,492,381      (3,573,767)       (437,510)     12,481,104
Shares issued for acquisitions                     1,129,231       8,677,540                                       8,677,540
Shares issued in private placement                   769,231       4,633,933                                       4,633,933
Exercise of options and warrants                     751,553       3,172,326                                       3,172,326
Shares issued to extinguish preferred stock          200,000       1,310,000                                       1,310,000
Shares issued to employees and
  consultants                                         98,979         266,746                                         266,746
Issuance of warrant in association with
  debt                                                               176,040                                         176,040
Preferred dividend                                                                  (377,803)                       (377,803)
Comprehensive loss
  Net loss                                                                          (215,742)                       (215,742)
  Other comprehensive loss, net of tax
  Foreign currency translation adjustment                                                           (961,149)       (961,149)
                                                                                                                ----------------
Total comprehensive loss                                                                                          (1,176,891)
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                       8,620,134    $ 34,728,966    $ (4,167,312)   $ (1,398,659)   $ 29,162,995
                                               =================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                           2001             2000             1999
                                                     -----------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                       $   (215,742)    $  1,395,409     $     81,425
Adjustments to reconcile net income (loss) to net
  cash provided by (used for) operating activities:
    Extraordinary items                                      416,366                -                -
    Depreciation                                           3,529,022        2,132,657        1,394,056
    Amortization of goodwill and other intangibles           614,435          186,550           80,377
    Amortization of debt costs                               236,923          156,462                -
    Deferred income taxes                                    143,788           10,417           17,967
    Shares issued for consulting fees and
     employee service                                         68,461          330,924           84,591
    Minority interest                                              -          708,506          161,040
                                                     -----------------------------------------------------
    Cash flow before changes in operating assets
      and liabilities:                                     4,793,253        4,920,925        1,819,456

Changes in operating assets and liabilities,
  net of effects of business combinations:
    Accounts receivable                                   (1,304,347)      (1,989,423)      (2,287,387)
    Prepaid expenses and other assets                       (292,607)        (205,704)        (159,184)
    Accounts payable                                         646,143          938,556         (425,438)
    Accrued liabilities                                    1,036,733           91,729          373,771
    Income taxes payable                                     457,511        1,154,087         (322,495)
                                                     -----------------------------------------------------
Net cash provided by (used for) operating
  activities                                               5,336,686        4,910,170       (1,001,227)

INVESTING ACTIVITIES
Equipment purchases                                       (4,245,406)      (5,189,336)      (4,592,415)
Cash held in escrow                                       (1,355,951)               -                -
Cash paid for acquisitions net of cash acquired           (2,231,363)        (675,276)               -
                                                     -----------------------------------------------------
Net cash used for investing activities                    (7,832,720)      (5,864,612)      (4,592,415)

FINANCING ACTIVITIES
Net proceeds from the issuance of debt                     2,373,603        1,245,000        2,100,000
Repayments of debt                                        (4,724,547)      (2,259,250)        (921,913)
Net proceeds from the issuance of common stock             9,346,545        3,411,278        3,610,007
Net issuance (redemption) of preferred stock              (2,000,000)               -        2,000,000
Deferred loan issuance costs                                       -                -          (44,445)
                                                     -----------------------------------------------------
Net cash provided by financing activities                  4,995,601        2,397,028        6,743,649
Effect of exchange rate changes on cash                     (397,900)          49,919           13,136
                                                     -----------------------------------------------------
Net increase in cash and cash equivalents                  2,101,667        1,492,505        1,163,143
Cash and cash equivalents beginning of year                3,025,056        1,532,551          369,408
                                                     -----------------------------------------------------
Cash and cash equivalents end of year                   $  5,126,723     $  3,025,056     $  1,532,551
                                                     =====================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

ACT Teleconferencing, Inc. (the Company) is engaged in the business of providing high quality audio, video, data and internet based conferencing products and services to business clients worldwide. The Company operates principally in the United States, Canada, the United Kingdom, France, the Netherlands, Belgium, Germany, Australia, Hong Kong and Singapore.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of ACT
Teleconferencing, Inc, and its wholly-owned domestic and worldwide subsidiaries at December 31, 2001. With the exception of ACT Business Solutions Limited, which is 96.7% held, ACT owns 100% of all of its subsidiaries. Significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

Revenue is recognized upon completion of conferencing services. The Company generally does not charge up-front fees and bills its customers based on usage. Revenue for equipment sales is recognized upon delivery and installation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND DEPRECIATION

Equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of five years for office furniture and software, and five or ten years for telecommunications equipment. Certain equipment obtained through capital lease obligations are amortized over the life of the lease. Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvement. Depreciation expense includes capital lease amortization charges.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTERNAL USE SOFTWARE

Beginning in 1999, the Company initiated several internal software development projects. Related to these and any new projects, the Company capitalizes costs of materials, consultants, and payroll and payroll-related costs which are incurred in developing internal-use computer software, beginning once the application development stage is attained and continuing until the post-implementation/operation stage is achieved. Costs incurred prior and subsequent to the application development stage are charged to general and administrative expenses. The Company capitalized internal use software development costs of approximately $1 million, $1.1 million, and $250,000 for the year ended December 31, 2001, 2000, and 1999, respectively.

GOODWILL

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, Statement 142 requires goodwill included in the carrying value of equity method investments no longer be amortized.

The Company will apply Statement 142 beginning in the first quarter of 2002. Application of the non-amortization provisions of Statement 142 is expected to result in an increase in net income of approximately $925,000 ($0.10 per share) in 2002. The Company will test goodwill for impairment using the two-step process prescribed in Statement 142. The first step is to screen for potential impairment, while the second step measures the amount of impairment, if any. The Company expects to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 in the first or second quarter of 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first or second quarter of 2002. The Company has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

The Company amortized goodwill related to acquisitions completed prior to July 1, 2001 on a straight-line basis over periods of 15 or 25 years. For the years ended December 31, 2001, 2000, and 1999, the Company amortized approximately $420,000, $187,000 and $80,000 related to its goodwill. The following presents net income and per share amounts exclusive of goodwill amortization as required by SFAS 142:

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL (CONTINUED)


                                                                      2001              2000             1999
Income (loss) before extraordinary items                           $   200,624      $  1,395,409     $  81,425
Net income (loss)                                                     (215,742)        1,395,409        81,425

Amortization expense                                                   419,514           186,550        80,377

Adjusted income (loss) before extraordinary items                      620,138         1,581,959       161,802
Adjusted net income (loss)                                             203,772         1,581,959       161,802

Adjusted net income loss per share
         Basic
                  Before extraordinary item                        $      0.04      $       0.27     $    0.03
                  After extraordinary item                               (0.03)             0.27          0.03

         Diluted
                  Before extraordinary item                        $      0.04      $       0.24     $    0.03
                  After extraordinary item                               (0.03)             0.24          0.03

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER INTANGIBLE ASSETS

Other long term assets includes a non-compete agreement that was entered into in association with the January 17, 2001 purchase of the 40% minority interest in ACT Teleconferencing Limited. The agreement was valued by an independent appraisal at approximately $1.5 million and is being amortized over 5 years, the term of the agreement. For the year ended December 31, 2001, the Company amortized approximately $221,000 related to this intangible asset.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment when events indicate that the carrying amount may not be recoverable. If such events are noted, the Company estimates the future flows to be generated by those assets. In the event that the sum of the cash flows is less than the carrying amount of those assets, the assets would be written down to fair value, which is normally measured by discounting the estimated future cash flows.

FOREIGN CURRENCY CONVERSION

The financial statements of the Company's foreign subsidiaries have been translated into United States dollars at the average exchange rate during the year for the statement of operations and year-end rate for the balance sheet.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising expense was approximately $405,000, $524,000, and $406,000 in 2001, 2000, and 1999,
respectively.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2000 and 1999 financial statement presentation in order to conform to the 2001 presentation.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT CONTRACTS

On February 28, 2001, we signed an agreement to purchase network services from AT&T for an undiscounted minimum operating commitment of $30.0 million per year for the next three years. Discounts will apply, which will reduce the effective commitment to approximately $14.0 to $16.0 million per year. We purchase telecommunications services in the normal course of business. This contract provides us with significant discounts based on the minimum contractual commitment and if we do not meet these commitments, the discount percentage will be reduced. However, we have the right to negotiate this commitment down to the level of actual usage, without penalty, in the event of a business downturn beyond our control.

3. LONG AND SHORT TERM DEBT

The following debt instruments are owed by ACT Teleconferencing, Inc., unless otherwise noted.

                                                                                                 DECEMBER 31,
                                                                                           2001                2000
                                                                                   --------------------------------------
Notes payable related to the acquisition of the 40% interest in ACT
Teleconferencing Limited that was purchased during 2001. Amounts are due between
April 2002 and December 2005. The amounts due in 2002 bear interest at 10%,
while the amounts due subsequent to 2002 bear interest at 7%.                       $      6,110,914      $            -

Unsecured promissory note payable due to the seller of the 1414c video conferencing assets. The note bears interest payable at an annual rate of 10%
with principal amounts due in four equal semi-annual installments beginning
April 2002.                                                                                2,500,000                   -

ACT Teleconferencing Services, Inc., a United States subsidiary, has a line of credit secured by its tangible and intangible assets. The line of credit carries an interest rate of prime plus 0.05% (5.25% at December 31, 2001) per annum with a borrowing base restricted to qualified accounts receivable up to $4 million.
The line of credit expires on March 30, 2004.                                              1,504,825                   -

Subordinate promissory note payable bearing an interest rate of 13.5% per annum.
Principal is due on the maturity date of March 31, 2003. The note is secured by
a second lien on Company assets, subordinated to the Company's senior lenders.               890,000           2,500,000

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. LONG AND SHORT TERM DEBT (CONTINUED)

Line of credit to equipment vendor bearing interest at 6% per annum. Payments are due in monthly installments calculated on 8% of principal balance plus
interest. This facility is limited to $1,800,000.                                            654,730           1,271,388

Term note due to a bank, in monthly installments, by ACT Teleconferencing
Services, Inc., a United States subsidiary, at an interest rate of prime plus
0.50% per annum (5.25% at December 31, 2001). Amounts are due between January
2002 and March 2003.                                                                         468,750                   -

Note payable, due on demand, by ACT Videoconferencing, Inc., a
United States subsidiary, to an equipment vendor at an interest rate
of 7%.                                                                                       280,000             280,000

Notes payable and revolving lines of credit, through vendors and various banks, secured by accounts receivable and equipment at interest rates ranging from 6%
to 16.75%. Amounts are due between January 2002 and September 2003.                          274,934             602,829

Line of credit by ACT Teleconferencing Services, Inc., a United
States subsidiary.  This line of credit was repaid in April 2001.                                  -             989,239

Subordinated two-year convertible note to an equipment vendor. This note was
paid in October 2001.                                                                              -             500,000
                                                                                   --------------------------------------
Subtotal                                                                                  12,684,153           6,143,456
Less deferred interest cost                                                                  (54,058)           (218,936)
                                                                                   --------------------------------------
Subtotal                                                                                  12,630,095           5,924,520
Less, current portion of long term debt                                                   (6,972,977)         (2,871,114)
                                                                                   --------------------------------------
Long term debt                                                                      $      5,657,118      $    3,053,406
                                                                                   ======================================

Total interest paid on notes and capitalized leases for the year ended December 31, 2001, 2000 and 1999 amounted to approximately $1.3 million, $856,000, and $848,000 respectively.

The aggregate minimum annual payments as of December 31, 2001 for long-term debt are as follows:

     2002                                     $  6,972,977
     2003                                        3,464,136
     2004                                        1,096,491
     2005                                        1,096,491
                                              ------------
                                              $ 12,630,095
                                              ============

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS--OPERATING AND CAPITALIZED LEASES

OPERATING LEASES

The Company leases office space and office equipment. These leases expire January 2002 through July 2008. Total rent expense charged to operations was $1.9 million, $1.3 million, and $1.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

CAPITALIZED LEASES

The Company leases telecommunication equipment and office equipment, including computers and furniture, under long-term leases classified as capital leases. For several of these leases, the Company has the option to purchase the equipment for a nominal cost at the termination of the lease.

The following property is secured under capital leases:

                                                                     DECEMBER 31,
                                                               2001                 2000
                                                       --------------------------------------
     Telecommunications and office equipment,
       computers and furniture                             $  4,220,160        $  3,639,399
     Less accumulated depreciation                             (916,488)           (633,024)
                                                       --------------------------------------
     Net carrying value of equipment secured               $  3,303,672        $  3,006,375
                                                       ======================================

The aggregate minimum annual commitments for operating and capital leases as of December 31, 2001 are as follows:

                                                           OPERATING            CAPITAL
                                                            LEASES              LEASES
                                                       -----------------------------------
       2002                                               $  1,761,776       $  1,315,597
       2003                                                  1,054,881          1,081,486
       2004                                                    846,544            287,841
       2005                                                    475,439            108,198
       2006 and thereafter                                     762,824              4,965
                                                       -----------------------------------
       Total minimum lease payments                       $  4,901,464          2,798,087
                                                       ==================
       Less amounts representing interest                                        (288,381)
                                                                          ----------------
       Present value of net minimum capital
         leases payments                                                        2,509,706
       Less capital lease obligations due
         within one year                                                       (1,128,161)
                                                                          ----------------
       Capital lease obligations due after one year                          $  1,381,545
                                                                          ================

During 2001 and 2000, the Company incurred capital lease obligations of $1.1 million and $1.6 million respectively, in connection with lease agreements to acquire equipment.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. SHAREHOLDERS' EQUITY

PREFERRED STOCK

SERIES A. On October 19, 1999, the Company issued 2,000 shares of Series A 8% Preferred Stock ("Series A") to GMN Investors II, L.P. for $2.0 million. This transaction was accompanied by the issuance of 400,000 warrants to purchase shares of common stock at $7.00 per share (see warrants below). On October 11, 2001, the Company liquidated the 2,000 outstanding shares of its Series A in an amount $2.0 million plus accrued dividends of $338,176. This liquidation involved the issuance of 200,000 shares of restricted common stock valued at $1.3 million based upon an agreed upon price with GMN Investors II, L.P. and $1.0 million in cash, including accrued dividends. This liquidation resulted in an additional dividend charge of approximately $240,000, including $35,000 in consideration for the repricing of the 400,000 warrants from an exercise price of $7.00 to $6.45, based on the fair value on the date of liquidation.

COMMON STOCK

2001 PRIVATE PLACEMENT. In September 2001, the Company completed a private offering of 769,231 shares of restricted common stock to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., and Special Situations Private Equity Fund, L.P. at $6.50 per share for net proceeds of $4.6 million. Commissions and other costs of $366,000 were netted against the proceeds of this private placement.

2000 OFFERING. In May 2000, the Company registered an offering issuing 800,000 shares of common stock at $5.00 per share for net proceeds of $3.1 million. In association with this offering, the Company issued 480,000 warrants. (See warrants outstanding below).

1999 PRIVATE PLACEMENT. In February 1999, the Company completed a private offering of 109,212 units, each comprised of one share of common stock at $5.50 per share and one warrant to purchase one share of common stock for net proceeds of $592,505. The shares and the shares underlying the warrants entitle the holder to piggyback registration rights through December 31, 2003. (See warrants below).

WARRANTS

Pursuant to our initial public offering, the Company granted 71,250 unit options to the underwriter. Each unit contained the right to purchase one share of common stock for $4.20 per share and a three-year warrant for the purchase of a share at $5.00 per share. The three-year warrant period begins on exercise of the $4.20 common stock warrant. In August 1999, 60,222 unit options were exercised resulting in the issuance of 120,444 shares at an average exercise price of $4.60 per unit, raising $553,537 in net proceeds to the Company. On February 2, 2001, 9,835 unit purchase options were exercised in a cash-less transaction resulting in the issuance of 4,963 shares and 9,835 warrants. The remaining unit purchase options expired on February 2, 2001. The 9,835 warrants remaining at December 31, 2001 have an exercise price of $5.00 and expire in February 2004.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS (CONTINUED)

On March 31, 1998, in conjunction with the issuance of its $1.6 million subordinated promissory notes, the Company issued stock purchase warrants for the purchase of 183,853 shares of common stock at an exercise price of $7.00 per share to Sirrom Capital Corp. with a fair value of approximately $240,000. Since the loan was not repaid by March 31, 2000, the warrants were increased by 32,949 with a fair value of approximately $255,000 due to a temporary significant increase in the Company's stock price. The loan was repaid in April 2001, with no additional warrants being issued. Due to the write-off of unamortized fair value of warrants and other financing fees, this repayment resulted in an extraordinary write-off of $416,366. At December 31, 2001, Sirrom Capital Corp. has 216,802 warrants outstanding, which expire in April 2003.

Also in March 1998, in conjunction with the issuance of its $890,000 subordinated promissory note, the Company issued stock purchase warrants for the purchase of 147,114 shares of common stock as an exercise price of $7.00 per share to Equitas L.P. with a fair value of $192,719. Since the loan was not repaid by March 31, 2000, the warrants were increased by 26,718 with a fair value of $207,065 due to a temporary significant increase in the Company's stock price. Likewise, as the loan was not repaid on March 31, 2001, the warrants were increased by 26,993 with a fair value of approximately $80,000. If the loan is not repaid by March 31, 2002, the warrants will increase by an additional 27,585 and will be fair valued based on the stock price on that date. At December 31, 2001, Equitas L.P. has 200,825 warrants outstanding, which expire in April in 2003.

In February 1999, the Company issued 109,212 warrants in connection with our private placement at a $7.00 exercise price and an expiration date of December 31, 2003.

On October 19, 1999, in association with the issue of preferred stock, the Company issued 400,000 warrants to GMN Investors II at a $7.00 exercise price and an expiration date of October 19, 2006. At the date of issuance, these warrants had a fair value of approximately $100,000. On October 11, 2001, the Company liquidated the outstanding preferred stock and repriced the 400,000 warrants from an exercise price of $7.00 to $6.45, resulting in a fair value of approximately $32,000.

During 1999, the Company issued 95,000 warrants at an average strike price of $5.95 for consulting services for work to be done for the Company in investor relations, global business development and the identification of new partners and acquisitions in new markets. In 2001, 70,000 of these warrants were exercised in a cash-less conversion and the holders received 34,169 shares. The remaining 25,000 warrants expire in April 2002.

In 2001, the Company issued 28,000 additional warrants for consulting services for work to be done for the Company at an average strike price of $8.93 and a fair value of approximately

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$20,000. These warrants expire as follows: 18,000 expire in May 2004 and 10,000 expire in April 2005.

5. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS (CONTINUED)

During 2000, the Company issued 60,000 warrants at a strike price of $10 and a fair value of approximately $20,000, for consulting services expiring in January 2003.

In association with the 2000 offering, the Company issued 400,000 warrants to the subscribers and 80,000 warrants to the underwriters at an average strike price of $6.14 and expiring in May 2005. In 2001, 354,000 of the warrants issued to the subscribers were converted and the company received proceeds of $2.1 million.

The Company utilizes the Black-Scholes valuation model that was developed for use in estimating the fair value of traded securities that have no vesting restrictions and are fully transferable. The following factors were used in determining the warrant prices: risk-free interest rate of 6.0%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.77; and an expected life based on the individual warrant term. In certain instances, the Company has received external valuations of the fair value of warrants through accredited valuation specialists.

All warrants are also subject to customary anti-dilution provisions and to adjustment in the event of stock splits, stock dividends, consolidations, and the like. Holders of shares issued upon the exercise of these warrants have piggy-back rights to registration and certain investors, principally GMN Investors II, have demand registration rights.

The Company accounts for warrants issued for consulting services and in conjunction with debt instruments by determining the fair value of the warrant and amortizing the expense over the consulting period or the maturity term of the debt. Warrants issued in association with equity instruments are not valued as the valuation would have no financial effect on the Company.

6. STOCK OPTION PLAN

The Company's various Stock Option Plans, as approved and amended by shareholders, authorizes the grant of options to officers, key employees, and consultants for up to 1,600,000 shares of the Company's common stock. Options granted under all plans generally have 10-year terms and vest 25% each year following the date of grant.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is generally equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. FASB Statement No. 123, "Accounting for Stock-Based Compensation" establishes an alternative method of expense recognition for stock-based

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

compensation awards to employees based on fair values. The Company elected not to adopt FASB Statement No. 123 for expense recognition purposes.

6. STOCK OPTION PLAN (CONTINUED)

A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                                    2001                        2000                       1999
                                       -------------------------------------------------------------------------------------
                                                        WEIGHTED                      WEIGHTED                    WEIGHTED
                                                        AVERAGE                       AVERAGE                     AVERAGE
                                                        EXERCISE                      EXERCISE                    EXERCISE
                                            OPTIONS      PRICE          OPTIONS        PRICE       OPTIONS          PRICE
                                       -------------------------------------------------------------------------------------
Outstanding-beginning of year              1,165,240        $4.82      1,106,352        $4.93       902,437         $4.89
Granted                                      228,999         5.30        150,900         5.97       221,700          5.18
Exercised                                   (358,421)        3.98        (38,576)        5.39        (4,500)         3.00
Forfeited                                    (99,127)        5.24        (53,436)        6.05       (13,285)         7.35
                                       -------------------------------------------------------------------------------------
Outstanding-end of year                      936,691        $5.21      1,165,240        $4.82     1,106,352         $4.93
                                       =====================================================================================

Exercisable at end of year                   557,675        $4.95        778,720        $4.32       561,837         $4.02
                                       =============
Weighted-average fair value of
options granted during the year
     Market price equals exercise
     price at date of grant                    $3.99                       $5.01                      $3.78
     Market price exceeds
     exercise price at date of grant               -                           -                      $4.05

The following table summarizes our stock options outstanding at December 31, 2001:

                                                         WEIGHTED-AVERAGE
   EXERCISE PRICE                                            REMAINING                  WEIGHTED-AVERAGE
       RANGE                           SHARES            CONTRACTUAL LIFE               EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------
     $1.00-$2.20                        91,500              2.14 years                        $1.79
     $2.75-$3.03                        98,200              4.77 years                        $2.95
     $4.25-$5.25                       322,450              8.26 years                        $4.92
     $5.50-$6.50                       272,800              6.44 years                        $5.85
     $7.00-$8.00                        74,550              8.56 years                        $7.44
           $9.00                        77,191              6.49 years                        $9.00
                                   --------------
                                       936,691
                                   ==============

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTION PLAN (CONTINUED)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following are weighted-average assumptions for 2001, 2000, and 1999 respectively: risk-free interest rate of 5.0% in 2001 and 6.0% in 2000 and 1999; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.77; and a weighted-average expected life of the option of 7 years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                           2001            2000            1999
                                   ---------------------------------------------------
Pro forma net income (loss)
after extraordinary item               $(1,313,701)      $361,635      $(1,001,935)
Pro forma net income (loss)
  per diluted share after
  extraordinary item                   $     (0.20)      $   0.06      $     (0.22)

7. INCOME TAXES

Income tax expense and the related current and deferred tax liabilities for all periods presented relate primarily to the Company's U.K. and Canadian operations.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. INCOME TAXES (CONTINUED)

For financial reporting purposes, income (loss) before income taxes and extraordinary item includes the following components:

                                               2001               2000                1999
                                        --------------------------------------------------------
     Pretax income (loss):
       United States                       $     75,052        $1,279,555           $710,747
       Foreign                                1,000,687         1,604,610            (19,489)
                                        --------------------------------------------------------
                                           $  1,075,739        $2,884,165           $691,258
                                        ========================================================

The provision for income taxes for the years ended December 31, is comprised of the following:

                                              2001               2000               1999
                                        -----------------------------------------------------
     Current                               $  765,569         $  769,833        $  393,331
     Deferred                                 109,546             10,417            21,535
                                        ----------------------------------------------------
                                           $  875,115         $  780,250        $  414,866
                                        ====================================================

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to actual income tax expense is:

                                                  2001              2000              1999
                                             ----------------------------------------------------
 Expected rate at 35%                            $ 376,509        $ 1,009,458      $   241,940
 Effect of permanent difference                    287,243            128,794           41,567
 Utilization of net operating losses              (516,443)          (289,918)         (40,339)
 Foreign Taxes                                     (79,982)          (126,173)         (38,692)
 Valuation allowance                               363,756            323,011          210,390
 Other                                             444,032           (264,922)               -
                                             -----------------------------------------------------
                                                 $ 875,115        $   780,250      $   414,866
                                             =====================================================

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                  2001             2000             1999
                                                           -----------------------------------------------------
 Deferred Tax Liabilities-Domestic
  Tax depreciation in excess of book depreciation              $  (275,705)     $  (484,429)     $  (495,277)
   Other                                                           (50,859)         (58,730)         (93,998)
                                                           -----------------------------------------------------
                                                                  (326,564)        (543,159)        (589,275)
 Deferred Tax Assets-Domestic
   Net operating loss carry-forward                              1,281,888        1,475,163        1,826,424
   Foreign currency translation                                    542,000                -                -
   Reserves for doubtful accounts                                   96,020          163,287           28,723
                                                           -----------------------------------------------------
                                                                 1,919,908        1,638,450        1,855,147

 Valuation allowance for deferred tax assets                    (1,593,344)      (1,095,291)      (1,265,872)
                                                           -----------------------------------------------------

 Net deferred tax-Domestic                                     $         -      $         -      $         -
                                                           =====================================================

 Deferred Tax Liabilities-International
  Tax depreciation in excess of book depreciation              $  (415,987)     $  (306,441)     $  (320,112)

 Deferred Tax Assets-International
   Net operating loss carry-forward                                907,467        1,167,128        1,096,655

 Valuation allowance for deferred tax assets                      (907,467)      (1,167,128)      (1,096,655)
                                                           -----------------------------------------------------
 Net deferred tax liability-International                      $  (415,987)     $  (306,441)     $  (320,112)
                                                           =====================================================

Taxes of $300,000, $748,000 and $23,000 were paid during 2001, 2000, and 1999 respectively. The domestic and international net operating loss carry forwards of approximately $3.5 million and $3.0 million, respectively, will begin to expire in the year 2005. The Company has not provided for any taxes on undistributed foreign earnings as the Company intends to permanently reinvest these earnings in the future growth of the business and there are no unremitted, cumulative foreign earnings.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. RELATED PARTY TRANSACTIONS

In July 2001, the Company entered into an incentive arrangement with one of the Company's officers for the issuance of 32,000 shares of restricted common stock as part of his incentive package. The common stock vests and is restricted in four equal amounts over four years. Additional shares may be issued each year for a four year period based on various profit based performance criteria and would have the same vesting and selling restrictions. The Company recognized compensation expense of $62,477 for the year ended December 31, 2001 related to this agreement. We also have a note receivable from this officer for $230,000 plus accrued interest. This note bears interest at a rate of 7.5% and is due June 30, 2003.

Also in July 2001, the board of directors authorized a loan, with recourse, to one of its officers in the amount of $347,875. The purpose of the loan was to assist the officer in exercising stock options. This loan is secured by a general pledge of personal assets of the officer, bears interest at 6%, and matures on November 1, 2006. The 115,000 shares issued upon exercise of the stock options is recorded in shareholders' equity but this transaction has no financial effect on shareholders' equity as the loan offsets the amount recorded to common stock for the exercise of the options. An increase in shareholders' equity will be recognized as the loan is paid back to the Company.

9. EARNINGS PER SHARE

The following table sets forth the computation of the denominator for the calculation of basic and diluted earnings per share. The numerator in the computation of earnings per share is the same as that displayed on the face of the income statement.

                                                               DECEMBER 31
                                                  2001             2000               1999
                                              -------------------------------------------------
Denominator:
  Basic shares                                  6,653,974        5,312,200         4,393,963
  Effect of dilutive securities
     Employee stock options                             -          461,353           251,076
     Warrants                                           -          222,712            10,462
     Convertible debentures                             -           27,665                 -
                                              -------------------------------------------------
  Dilutive effect                                       -          711,730           261,538
                                              -------------------------------------------------
  Denominator                                   6,653,974        6,023,930         4,655,501
                                              =================================================

The computation of the denominator did not assume the conversion of options, warrants, and convertible debentures in 2001 and convertible debentures in 1999 as their effect would have been antidilutive.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. BUSINESS SEGMENT ANALYSIS

The Company offers a broad range of audio, video, and other teleconferencing services to corporate business clients and institutions, and these services are considered one line of business as they are integrated.

The Company's decisions on resource allocation and performance assessment are primarily based on the market potential of each regional operating location. Each of the locations offers the same products and services, has similar customers and equipment, and is managed directly by the Company's executives, allowing all locations to be aggregated under the guidelines of FASB Statement No. 131 resulting in one reportable line of business to the extent that services are separately identifiable. Prior to October 2001, audio conferencing services comprised approximately 90 percent of total services. Video and other conferencing services were approximately 10 percent of total revenues.

In October 2001, the Company acquired the assets of PictureTel Corporation's 1414c worldwide video conferencing service delivery business. In association with this acquisition the Company's decisions on resource allocation and performance will continue to be based on regional market potential but also on the separate operating segments of audio, video, and internet teleconferencing services.

The following summary provides financial data for the Company's operating segments for the year ended December 31, 2001. It is impracticable for the Company to present comparative information for the years ended December 31, 2000 and 1999 as the information, other than revenue amounts, does not exist as the Company assessed performance based on geographic markets rather than product markets.

FOR THE YEAR ENDED DECEMBER 31, 2001:

                                  AUDIO       VIDEO       INTERNET     SUBTOTAL     CORPORATE      TOTAL
                               -----------------------------------------------------------------------------
(in thousands)
Net Revenues                    $ 41,589     $ 5,054     $            $  46,643    $       -    $   46,643
Income (loss) before tax and
  extraordinary item               5,079        (656)        (872)        3,551       (2,475)        1,076
Extraordinary item                     -           -            -             -          416           416
Interest expense                     620          69           90           779          561         1,340
Depreciation and amortization      3,310         608          110         4,028          115         4,143
Tax expense                          722         103            -           825           50           875
Total assets                      31,469      14,301        1,494        47,264        6,223        53,487

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. BUSINESS SEGMENT ANALYSIS (CONTINUED)

The following summary provides financial data for significant geographic markets in which the Company operates:

FOR THE YEAR ENDED DECEMBER 31, 2001:

                               NORTH AMERICA      EUROPE      ASIA PACIFIC      TOTAL
                             --------------------------------------------------------------
(in thousands)
Net Revenues                      $ 27,834       $ 15,670        $ 3,139       $ 46,643
Long-Lived Assets                   20,227         12,720          2,950         35,897
Deferred Tax Liability                  97            319              -            416

FOR THE YEAR ENDED DECEMBER 31, 2000:

                               NORTH AMERICA      EUROPE      ASIA PACIFIC      TOTAL
                             --------------------------------------------------------------
(in thousands)
Net Revenues                      $ 22,147       $ 12,916        $ 2,637       $ 37,700
Long-Lived Assets                   10,695          4,928          2,604         18,227
Deferred Tax Liability                  27            280              -            307

FOR THE YEAR ENDED DECEMBER 31, 1999:

                               NORTH AMERICA      EUROPE      ASIA PACIFIC      TOTAL
                             --------------------------------------------------------------
(in thousands)
Net Revenues                      $ 14,183       $ 12,049        $ 2,097       $ 28,329
Long-Lived Assets                    7,282          4,210          1,240         12,732
Deferred Tax Liability                   -            320              -            320

The United States comprises approximately 90% of the North American total revenue, the United Kingdom comprises approximately 85% of the European total revenue, and Australia comprises approximately 80% of the Asia Pacific total revenue.

The Company's largest customer accounted for 25%, 21%, and 14% of consolidated revenues and the Company's second largest customer accounted for 9%, 17%, and 24% of consolidated revenues for the years ended December 31, 2001, 2000, and 1999, respectively. All other customers individually amounted to less than 5% of total consolidated revenues in any one year.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist primarily of cash, temporary investments, accounts receivable, accounts payable, long-term debt, and capitalized lease obligations.

Because accounts receivable and accounts payable are short-term instruments that are settled at face value, the Company considers the carrying amounts to approximate fair value.

The fair value of long-term debt, consisting of notes and capitalized lease obligations, is based on interest rates available to the Company and comparisons to market rates. The Company considers the carrying amounts to approximate fair value.

12. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution 401(k) plan for its United States employees, which allows eligible employees to contribute a percentage of their compensation and provides for certain discretionary employer matching contributions. For the years ended December 31, 2001, 2000 and 1999, the Company contributed $0, $23,000, and $0 respectively. The Company's 401K match is made with cash, not with Company stock.

13. EMPLOYEE STOCK PURCHASE PLAN

The Company's employee stock purchase plan became effective July 1, 1998. The plan has been structured within the meaning of Section 423(b) of the Internal Revenue Code of 1986. A maximum of 300,000 shares of common stock are available for sale to employees under the plan. The purchase price of each share of common stock is the lesser of 85% of the fair market value of such share on the opening day of the six month purchase period, or 85% of the fair market value of such share on the closing day of the purchase period. Currently approximately 60 employees have elected to participate in the plan. Through December 31, 2001, employees had purchased 101,013 shares of common stock under the plan.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2001, 2000 and 1999.

                                                        MARCH 31        JUNE 30         SEPTEMBER 30      DECEMBER 31
                                                     -------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2001
Net revenues                                          $11,525,464     $11,821,771        $10,775,704      $12,520,350
Gross profit                                            5,546,267       5,321,126          5,824,904        5,424,562
Operating income                                          975,107         622,811          1,178,588         (360,655)

Net income (loss )before extraordinary item               352,046         251,742            549,403         (952,567)
Extraordinary item                                              -        (416,366)                 -                -
Net income (loss)                                         352,046        (164,624)           549,403         (952,567)
Preferred stock dividends                                 (40,000)        (40,000)           (40,000)        (257,803)
Net income (loss) available to common
   shareholders                                           312,046        (204,624)           509,403       (1,210,370)
Weighted average number of shares outstanding
   Basic                                                6,017,750       6,091,257          6,244,715        8,241,488
   Diluted                                              6,639,123       6,091,257          6,512,622        8,241,488
Earnings per share - basic and diluted
   Net income (loss) before extraordinary item        $      0.05     $      0.04        $      0.08      $     (0.15)
   Extraordinary item                                           -           (0.07)                 -                -
   Net income (loss)                                  $      0.05     $     (0.03)       $      0.08      $     (0.15)

YEAR ENDED DECEMBER 31, 2000
Net revenues                                          $ 8,183,767     $ 9,126,623        $ 9,512,611      $10,876,784
Gross profit                                            4,112,111       4,589,496          4,869,510        5,740,595
Operating income                                          845,501         925,463          1,174,470        1,010,474
Net income                                                187,925         204,555            389,273          613,656
Preferred stock dividends                                 (40,000)        (40,000)           (40,000)        (257,803)
Net income available to common shareholders               147,925         164,555            349,273          573,656
Weighted average number of shares outstanding
   Basic                                                4,780,413       5,146,172          5,649,622        5,665,009
   Diluted                                              5,971,935       5,706,844          5,998,461        6,414,467
Net income per share - basic                          $      0.03     $      0.03        $      0.06      $      0.10
Net income per share - diluted                        $      0.02     $      0.03        $      0.06      $      0.09

YEAR ENDED DECEMBER 31, 1999
Net revenues                                          $ 6,842,467     $ 6,429,079        $ 7,221,308      $ 7,835,937
Gross profit                                            3,053,573       3,163,457          3,465,367        3,848,788
Operating income                                          226,407         220,023            669,979          422,862
Net income (loss)                                        (126,471)       (105,371)            86,346          226,921
Preferred stock dividends                                      -0-             -0-                -0-         (44,407)
Net income (loss) available to common
   shareholders                                          (126,471)       (105,371)            86,346         (182,514)
Weighted average number of shares outstanding
   Basic                                                4,027,655       4,437,646          4,508,837        4,595,947
   Diluted                                              4,027,655       4,437,646          4,508,837        5,065,287
Net income (loss) per share - basic and diluted       $     (0.03)    $     (0.02)       $      0.02      $      0.04

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. ACQUISITIONS

On January 17, 2001, the Company acquired the 40% minority interest in ACT Teleconferencing Limited, based in the United Kingdom, from David Holden, the Company's Regional Managing Director of Europe, for 360,000 shares of the Company's common stock valued at $2.2 million, notes payable of $6.1 million ($1.8 million at an interest rate of 10% and $4.3 million at an interest rate of 7%) and cash of $794,000 for a total of approximately $9.1 million. The Company has established an escrow account of approximately $1.4 million as partial security for the notes payable. Related to this acquisition, the Company recorded goodwill of $5.7 million and a non-complete agreement in the amount of $1.5 million. None of the goodwill is deductible for tax purposes and it is attributable to the audioconferencing segment. ACT Teleconferencing Limited has historically provided primarily audio conferencing services and will continue to complement the Company's services in that arena. This entity has historically been a consolidated subsidiary of ACT Teleconferencing, Inc. This transaction eliminated the minority interest in the earnings of a consolidated subsidiary, but the effect is offset by interest on the debt incurred.

On October 10, 2001, with an effective date of October 1, 2001, ACT Videoconferencing, Inc., a wholly owned subsidiary of the Company, closed on the acquisition of substantially all of the assets of PictureTel Corporations' s 1414c worldwide video conferencing service delivery business. The assets acquired include property (equipment, furniture and machinery), software, and customer contracts. The assets were previously used by PictureTel Corporation to provide global video conferencing services and the Company plans to use the acquired assets for the same purpose. The purchase price consisted of 769,231 restricted shares of the Company's common stock valued at $6.5 million, $1.2 million in cash and a $2.5 million two-year unsecured promissory note bearing interest at a rate of 10%, for total consideration of approximately $10.2 million. In addition, the Company incurred fees of approximately $400,000. Also, in association with this acquisition, the Company recorded approximately $1.8 million in fixed assets and $8.8 million in goodwill. Approximately $4.0 million of the goodwill is expected to be deductible for tax purposes and is attributable to the videoconferencing segment. This acquisition expands our product offering and allows us to offer a full suite of products.

The following selected unaudited pro forma combined financial information presented below has been derived from the audited historical financial statements of the Company and reflects management's present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different.

The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto of the Company.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. ACQUISITIONS (CONTINUED)

These acquisitions were accounted for under the purchase method of accounting. The pro forma unaudited results of operations for the years ended December 31, 2001 and 2000, assuming consummation of the purchases as of January 1, 2000, are as follows:

                                                                          FOR THE YEARS ENDED
                                                                               DECEMBER 31,
                                                                          2001            2000
                                                                   -----------------------------------
                                                                       (Unaudited)     (Unaudited)
   Net revenues                                                       $  51,322,289    $ 44,595,785

   Net income (loss) before extraordinary item                             (220,456)        508,566
   Extraordinary item                                                      (416,366)              -
                                                                   -----------------------------------
   Net income (loss)                                                       (636,822)        508,566
   Preferred stock dividends                                               (377,803)       (160,000)
                                                                   -----------------------------------
   Net income (loss) available to common shareholders                 $  (1,014,625)   $    348,566
                                                                   ===================================
   Weighted average number of shares outstanding - basic                  6,653,974       5,672,200
                                                                   ===================================
   Weighted average number of shares outstanding - diluted                6,653,974       6,383,930
                                                                   ===================================
   Earnings per share
      Basic
        Net income before extraordinary item                          $       (0.09)   $       0.06
        Extraordinary item                                            $       (0.06)              -
                                                                   -----------------------------------
        Net income (loss)                                             $       (0.15)   $       0.06
                                                                   ===================================
      Diluted
        Net income before extraordinary item                          $       (0.09)   $       0.05
        Extraordinary item                                            $       (0.06)              -
                                                                   -----------------------------------
        Net income (loss)                                             $       (0.15)   $       0.05
                                                                   ===================================

16. SUBSEQUENT EVENTS

On January 2, 2002, the Company acquired Proximity, Inc., one of the world's largest providers of room-based videoconferencing services, for 350,000 restricted shares of the Company's common stock valued at $2.7 million, notes payable of $750,000, and cash of $500,000 for a total of approximately $4.0 million. In addition, 150,000 shares of the Company's common stock have been placed into escrow and are deliverable to certain of Proximity's shareholders upon satisfaction of certain earnout provisions. If the earnout provisions are achieved, the shares of common stock earned will be valued based on the Fair Market Value on the earnout date and recorded as additional goodwill. If the earnout provisions are not achieved, the 150,000 shares of common stock, or a portion thereof, will revert back to the Company.

            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           ACT TELECONFERENCING, INC.
                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                              2001              2000
                                                                    ----------------------------------------
ASSETS

   Current assets                                                        $  2,834,434       $     389,425
   Equipment (net of accumulated depreciation of
     $547,000 and $212,000)                                                 1,593,762           1,474,095
   Other long term assets                                                   1,795,706             986,228
   Investment in and advances to subsidiaries                              33,875,700          16,489,829
                                                                    ----------------------------------------
Total assets                                                             $ 40,099,602       $  19,339,577
                                                                    ========================================

         Liabilities and shareholders' equity

Current liabilities:
   Accounts payable and accrued liabilities                              $    822,502       $   1,031,244
   Current portion of debt                                                  4,485,441           1,303,942
                                                                    ----------------------------------------
   Total current liabilities                                                5,307,943           2,335,186
Long-term debt                                                              5,628,664           2,770,598
Preferred stock, no par value, 2,000,000 shares
   authorized; 2,000 issued (at December 31, 2000)                                  -           1,752,689
Shareholders' equity:
   Common stock, no par value; 25,000,000 shares
     authorized 8,620,134 and 5,671,140 shares issued
     and outstanding in 2001 and 2000, respectively                        34,728,966          16,492,381
   Accumulated deficit                                                     (5,565,971)         (4,011,277)
                                                                    ----------------------------------------
Total shareholders' equity                                                 29,162,995          12,481,104
                                                                    ----------------------------------------
Total liabilities and shareholder's equity                               $ 40,099,602       $  19,339,577
                                                                    ========================================

SEE ACCOMPANYING CONDENSED NOTES TO FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                        CONDENSED STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                           2001               2000                1999
                                                   ---------------------------------------------------------
Equity in undistributed earnings of subsidiaries       $ 3,525,954        $ 3,489,278       $   1,686,118

Selling, general and administration expense             (2,764,102)        (1,458,932)         (1,181,353)
Interest expense, net                                     (561,228)          (634,937)           (423,340)
                                                   ---------------------------------------------------------
Net income before extraordinary item                       200,624          1,395,409              81,425
Extraordinary item                                        (416,366)                 -                   -
                                                   ---------------------------------------------------------
Net income (loss) after extraordinary item                (215,742)         1,395,409              81,425
Preferred stock dividends                                 (377,803)          (160,000)            (44,407)
                                                   ---------------------------------------------------------
Net income (loss) available to common shareholders     $  (593,545)       $ 1,235,409       $      37,018
                                                   =========================================================

SEE ACCOMPANYING CONDENSED NOTES TO FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                             2001               2000             1999
                                                     --------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                       $   (215,742)      $  1,395,409      $     81,425
Adjustments to reconcile net income (loss) to net
   cash used for operating activities:
     Extraordinary items                                     416,366                  -                 -
     Equity in undistributed earnings of
       subsidiaries                                       (3,525,954)        (3,489,278)       (1,686,118)
     Dividends received from subsidiary                    1,713,000                  -                 -
     Depreciation                                            335,338             84,842            62,541
     Shares issued to consultants                             68,461            330,924                 -
     Amortization of debt costs                              236,923            156,462                 -
     Changes in operating assets and liabilities,
       net of effects of business combinations:
         Current Assets                                      (46,706)           110,341          (118,378)
         Other assets                                        152,632           (190,968)                -
         Accrued liabilities                                (342,911)           635,239           (68,346)
                                                     --------------------------------------------------------
         Net cash used for operating activities           (1,208,593)          (967,029)       (1,728,876)

INVESTING ACTIVITIES
Equipment purchases                                         (455,005)        (1,204,990)          227,018
Short-term notes redeemed                                          -                  -           (24,000)
Cash held in escrow                                       (1,355,951)                 -                 -
Investment in and advances to subsidiaries                 2,939,148         (1,713,799)       (3,332,946)
Cash paid for acquisitions net of cash acquired           (2,231,363)          (675,276)                -
                                                     --------------------------------------------------------
Net cash used for investing activities                    (1,103,171)        (3,594,065)       (3,129,928)

FINANCING ACTIVITIES
Net proceeds (repayments) of debt                         (2,636,478)           304,442           311,804
Net proceeds from the issuance of common stock             8,036,545          3,411,278         4,014,072
Net issuance (redemption) of preferred stock                (690,000)                 -         1,693,006
Deferred loan issuance costs                                       -                  -           (44,445)
                                                     --------------------------------------------------------
Net cash provided by financing activities                  4,710,067          3,715,720         5,974,437
                                                     --------------------------------------------------------
Net increase (decrease) in cash and cash
   equivalents                                             2,398,303           (845,374)        1,115,633
Cash and cash equivalents beginning of year                  270,259          1,115,633                 -
                                                     --------------------------------------------------------
Cash and cash equivalents end of year                   $  2,668,562       $    270,259      $  1,115,633
                                                     ========================================================

SEE ACCOMPANYING CONDENSED NOTES TO FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                     CONDENSED NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The financial statements of ACT Teleconferencing, Inc., (the Company) reflect the investments in their wholly owned subsidiaries under the equity method.

CONSOLIDATED FINANCIAL STATEMENTS

Reference is made to the Consolidated Financial Statements and related Notes of ACT Teleconferencing, Inc. included elsewhere herein for additional information.

DEBT AND GUARANTEES

Information on the debt of the Company is disclosed in Note 2 of the Notes to Consolidated Financial Statements of ACT Teleconferencing, Inc. included elsewhere herein. Certain subsidiaries of the Company have guaranteed debt of $890,000 that is due on March 31, 2003. In April 2001, the Company repaid $1.6 million of this outstanding note. The Company's ability to transfer assets, in the form of a dividend, loan, or advance, from these subsidiaries is restricted under the loan agreement. Approximately $18.0 million of consolidated subsidiaries net assets, at December 31, 2001, are restricted.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2000 and 1999 financial statement presentation to conform to the 2001 presentation.

                  SCHEDULE II--VALUATION OF QUALIFYING ACCOUNTS

                           ACT TELECONFERENCING, INC.
                   ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE

                                                                ADDITIONS/
                                                BALANCE AT      CHARGES TO                      BALANCE AT
                                                BEGINNING       COSTS AND                         END OF
                                                OF PERIOD        EXPENSES       DEDUCTIONS        PERIOD
                                                ----------      ----------      ----------      ----------
For the year ended December 31, 2001:
   Allowance for doubtful accounts
      receivable                                 $621,059        $640,888     $   (670,830)     $ 591,117
                                              ===============================================================
For the year ended December 31, 2000:
   Allowance for doubtful accounts
      receivable                                 $153,677        $475,652     $     (8,270)     $ 621,059
                                              ===============================================================
For the year ended December 31, 1999:
   Allowance for doubtful accounts
      receivable                                 $ 32,644        $138,501     $    (17,468)     $ 153,677
                                              ===============================================================

                           ACT Teleconferencing, Inc.
                           CONSOLIDATED BALANCE SHEETS

                                                                            MARCH 31          DECEMBER 31
                                                                              2002                2001
                                                                    ----------------------------------------
                                                                         (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                             $  2,726,248        $  5,126,723
   Accounts receivable (net of allowance for doubtful accounts
     of $739,000 and $591,000 in 2002 and 2001, respectively)              10,363,093           9,468,057
   Prepaid expenses and other current assets                                1,344,496             914,391
                                                                    ----------------------------------------
   Total current assets                                                    14,433,837          15,509,171

Equipment:
   Telecommunications equipment                                            14,228,458          14,270,491
   Software                                                                 4,628,696           4,453,807
   Office equipment                                                         8,914,243           8,143,992
   Less: accumulated depreciation                                          (9,821,222)         (8,760,256)
                                                                    ----------------------------------------
   Total equipment - net                                                   17,950,175          18,108,034

Other assets:
   Goodwill                                                                20,385,061          16,476,194
   Other intangible assets (net of accumulated amortization of
     $297,000 and $221,000 in 2002 and 2001, respectively)                  1,248,790           1,313,043
   Cash held in escrow                                                      1,355,951           1,355,951
   Other long term assets                                                     465,795             473,185
   Long term note receivable from a related party                             255,653             251,383
                                                                    ----------------------------------------
Total assets                                                             $ 56,095,262        $ 53,486,961
                                                                    ========================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                      $  4,472,809        $  3,950,445
   Accrued liabilities                                                      5,079,748           3,716,323
   Current portion of debt                                                  6,211,830           6,972,977
   Capital lease obligations due in one year                                1,045,906           1,128,161
   Income taxes payable                                                       859,292           1,101,409
                                                                    ----------------------------------------
   Total current liabilities                                               17,669,585          16,869,315

Long-term debt                                                              6,503,591           5,657,118
Capital lease obligations due after one year                                1,205,860           1,381,546
Deferred income taxes                                                         452,132             415,987

Shareholders' equity:
   Common stock, no par value; 25,000,000 shares
     authorized 8,994,370 and 8,620,134 shares issued
     and outstanding in 2002 and 2001, respectively                        37,605,759          34,728,966
   Accumulated deficit                                                     (5,708,652)         (4,167,312)
   Accumulated other comprehensive loss                                    (1,633,013)         (1,398,659)
                                                                    ----------------------------------------
Total shareholders' equity                                                 30,264,094          29,162,995
                                                                    ----------------------------------------
Total liabilities and shareholders' equity                               $ 56,095,262        $ 53,486,961
                                                                    ========================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             FOR THE THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                                2002                2001
                                                                        --------------------------------------
Net revenues                                                                $ 12,770,216       $ 11,525,464
Cost of services                                                               8,345,188          5,979,197
                                                                        --------------------------------------
Gross profit                                                                   4,425,028          5,546,267
Selling, general and administration expense                                    5,500,466          4,571,160
                                                                        --------------------------------------
Operating income (loss)                                                       (1,075,438)           975,107
Interest expense, net                                                            343,333            397,287
                                                                        --------------------------------------
Income (loss) before income taxes                                             (1,418,771)           577,820
Provision for income taxes                                                       122,569            225,774
                                                                        --------------------------------------
Net income (loss)                                                             (1,541,340)           352,046
Preferred stock dividends                                                              -            (39,999)
                                                                        --------------------------------------
Net income (loss) available to common shareholders                          $ (1,541,340)      $    312,047
                                                                        ======================================

Net income (loss) per share - basic and diluted                             $      (0.17)      $       0.05
                                                                        ======================================
Weighted average number of shares outstanding - basic                          8,978,257          6,017,750
                                                                        ======================================
Weighted average number of shares outstanding - diluted                        8,978,257          6,639,123
                                                                        ======================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                           COMMON STOCK           ACCUMULATED   COMPREHENSIVE
                                                     SHARES           AMOUNT        DEFICIT     INCOME (LOSS)       TOTAL
                                                  ---------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2002                          8,620,134   $  34,728,966   $  (4,167,312)  $  (1,398,659)  $  29,162,995
Shares issued for acquisitions, net of
  issuance cost of $15,677                            350,000       2,721,323                                       2,721,323
Issuance of warrant in association with debt                           29,516                                          29,516
Shares purchased by employees                          24,236         125,954                                         125,954
Comprehensive income
  Net income (loss)                                                                (1,541,340)                     (1,541,340)
  Other comprehensive loss,
    net of tax
    Foreign currency
    translation                                                                                      (234,354)       (234,354)
                                                                                                                -------------
Total comprehensive income                                                                                         (1,775,694)
                                                  ---------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002                           8,994,370   $  37,605,759   $  (5,708,652)  $  (1,633,013)  $  30,264,094
                                                  ===========================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                                                 FOR THE THREE MONTHS ENDED
                                                                                          MARCH 31
                                                                                -----------------------------
                                                                                   2002              2001
                                                                                -----------------------------
OPERATING ACTIVITIES
Net income (loss)                                                               $  (1,541,340)  $     352,046
Adjustments to reconcile net income (loss) to net
  cash used for operating activities:
    Depreciation                                                                    1,092,870         740,775
    Amortization of goodwill (for 2001 only) and other intangible assets               75,535         120,960
    Amortization of debt costs                                                         45,532         106,281
    Deferred income taxes                                                              41,420         (26,170)
                                                                                -----------------------------
    Cash flow before changes in operating assets and liabilities:                    (285,983)      1,293,892

Changes in operating assets and liabilities, net of effects of business combinations:
    Accounts receivable                                                              (726,219)     (1,823,886)
    Prepaid expenses and other assets                                                (317,855)        (74,415)
    Accounts payable                                                                  109,623       1,665,558
    Accrued liabilities                                                             1,309,066         656,572
    Income taxes payable                                                             (222,675)        252,866
                                                                                -----------------------------
Net cash (used in) provided by operating activities                                  (134,043)      1,970,587

INVESTING ACTIVITIES
Equipment purchases                                                                  (463,202)     (2,046,559)
Cash held in escrow                                                                         -      (1,103,850)
Cash paid for acquisitions, net of cash acquired                                     (498,468)       (793,977)
                                                                                -----------------------------
Net cash used for investing activities                                               (961,670)     (3,944,386)

FINANCING ACTIVITIES
Net proceeds from the issuance of debt                                                 17,634         574,852
Repayments of debt and capital leases                                              (1,245,783)       (284,000)
Net proceeds from the issuance of common stock                                        125,955         199,923
                                                                                -----------------------------
Net cash (used in) provided by financing activities                                (1,102,194)        490,775
Effect of exchange rate changes on cash                                              (202,568)        (45,635)
                                                                                -----------------------------
Net decrease in cash and cash equivalents                                          (2,400,475)     (1,528,659)
Cash and cash equivalents beginning of period                                       5,126,723       3,025,056
                                                                                -----------------------------
Cash and cash equivalents end of period                                         $   2,726,248   $   1,496,397
                                                                                =============================

Cash paid for interest                                                          $     228,000   $     291,000
Cash paid for income taxes                                                      $     329,000   $      43,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                           ACT TELECONFERENCING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1-BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three-month periods ending March 31, 2002, are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the financial statements and footnotes included in our annual report on Form 10-K for the year ended December 31, 2001, and its amendments and subsequent filings.

The consolidated financial statements include the accounts of ACT
Teleconferencing, Inc., and its wholly-owned domestic and worldwide subsidiaries. With the exception of ACT Business Solutions Limited, which is 96.7% held, ACT owns 100% of all of its subsidiaries. Significant intercompany accounts and transactions have been eliminated.

BUSINESS

ACT Teleconferencing, Inc. is a full-service provider of audio, video, data and internet-based teleconferencing services to businesses and organizations in North America, Europe, and Asia Pacific. Our conferencing services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. We are present in ten countries with sales and service delivery centers in nine countries and a sales office and European regional headquarters in Belgium. Our primary focus is to provide high value-added conferencing services to organizations such as professional service firms, investment banks, high tech companies, law firms, investor relations firms, and other domestic and multinational companies.

RECENT PRONOUNCEMENTS

The Company adopted SFAS 142 for acquisitions occurring prior to July 1, 2001 on January 1, 2002. SFAS 142 requires non-amortization of goodwill and intangible assets that have indefinite useful lives and annual impairment tests of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. Goodwill and intangible assets acquired after June 30, 2001 were subject to the non-amortization provisions of the statement. The Company is in the process of performing the transitional goodwill impairment test required by SFAS 142 and expects this to be completed by June 30, 2002. The following presents March 31, 2001 net income and per share amounts exclusive of goodwill amortization as required by SFAS 142:

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE 1-BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT PRONOUNCEMENTS (CONTINUED)

                                                    NET INCOME       BASIC           DILUTED
                                                  ---------------------------------------------
Reported net income and earnings per share        $     312,047   $        0.05   $        0.05
Add back goodwill amortization                           96,000            0.02            0.01
                                                  ---------------------------------------------
Adjusted net income and earnings per share        $     408,047   $        0.07   $        0.06
                                                  =============================================

Other intangibles includes a non-compete agreement with one of our subsidiary officers in the amount of approximately $1.5 million less accumulated amortization of $293,000 at March 31, 2002.

The estimated future aggregate amortization expense for existing other intangible assets as of December 31, 2001 is $300,000 in 2002, $300,000 in 2003, $300,000 in 2004, and $300,000 in 2005.

At December 31, 2001, goodwill recorded at the segment reporting level was $6.98 million in audio services and $9.5 million in video services.

FOREIGN CURRENCY CONVERSION

The financial statements of the Company's foreign subsidiaries have been translated into United States dollars at the weighted average exchange rate during the quarter for the statements of operations and quarter-end rate for the balance sheets.

INTERNAL USE SOFTWARE

The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs which are incurred in developing internal-use computer software, beginning once the application development stage is attained and continuing until the post-implementation/operation stage is achieved. Costs incurred prior to and after the establishment of the application development stage are charged to general and administrative expenses. The Company capitalized internal use software development costs of $175,000 and $200,000 for the three months ended March 31, 2002 and 2001, respectively.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2001 financial statements presentation in order to conform to the 2002 presentation.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

2. RELATED PARTY TRANSACTION

In July 2001, the Company entered into an incentive arrangement with one of the Company's officers for the issuance of 32,000 shares of restricted common stock as part of his incentive package. The common stock vests and is restricted in four equal amounts over four years. Additional shares may be issued each year for a four year period based on various profit based performance criteria and would have the same vesting and selling restrictions. The Company recognized compensation expense of $32,000 for the three months ended March 31, 2002 related to this agreement.

3. ACQUISITIONS

On October 10, 2001, with an effective date of October 1, 2001, ACT Videoconferencing, Inc., a wholly owned subsidiary of the Company, closed on the acquisition of substantially all of the assets of PictureTel Corporations' s 1414c worldwide video conferencing service delivery business ("the Videoconferencing Business).

The following selected unaudited pro forma combined financial information presented below has been derived from the audited historical financial statements of the Company and reflects management's present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different. The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto of the Company and the Videoconferencing business.

This acquisition was accounted for under the purchase method of accounting. The pro forma unaudited results of operations for the three months ended March 31, 2001, assuming consummation of the purchase as of January 1, 2001, is as follows:

 Net revenues                                                          $  12,954,000
                                                                       =============
 Net income (loss) available to common shareholders                    $     300,383
                                                                       =============
 Weighted average number of shares outstanding - basic                     6,786,981
 Weighted average number of shares outstanding - diluted                   7,408,354

 Earnings per share - basic and diluted                                $        0.04
                                                                       =============

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

On January 2, 2002, the Company acquired Proximity, Inc., a provider of room-based videoconferencing services, for 350,000 restricted shares of the Company's common stock valued at $2,737,000, notes payable of $750,000, and cash of $500,000 for a total of approximately $3,987,000. In addition, 150,000 shares of the Company's common stock have been placed into escrow and are deliverable to Proximity's shareholders upon satisfaction of certain earnout provisions. If the earnout provisions are achieved, the shares of common stock earned will be valued and recorded on the earnout date. If the earnout provisions are not achieved, the 150,000 shares of common stock, or a portion thereof, will revert back to the Company. The Company has recorded approximately $350,000 in net assets and $3.9 million in goodwill, including $250,000 in acquisition fees. The purchase price is preliminary and may change based on the fair value of assets acquired and liabilities assumed. There is no pro-forma financial information included for this acquisition as it is not material to the Company.

4. EARNINGS PER SHARE

The following table sets forth the computation of the denominator for the calculation of basic and diluted earnings per share. The numerator in the computation of earnings per share is the same as that displayed on the face of the income statement.

                                                    FOR THE THREE MONTHS ENDED
                                                             MARCH 31
                                                   ----------------------------
                                                        2002             2001
                                                   ----------------------------
          Denominator:
                Basic shares                          8,978,257       6,017,750
                Effect of dilutive securities
                Employee stock options                        -         184,828
                Warrants                                      -         436,545
                                                   ----------------------------
                Dilutive effect                               -         621,373
                                                   ----------------------------
                Denominator                           8,978,257       6,639,123
                                                   ============================

5. BUSINESS SEGMENT ANALYSIS

The Company's decisions on resource allocation and performance assessment are primarily based on the market potential of each regional operating location. Each of the locations offers the same products and services, has similar customers and equipment, and is managed directly by the Company's executives, allowing all locations to be aggregated under the guidelines of FASB Statement No. 131 resulting in one reportable line of business to the extent that services are separately identifiable. Prior to October 2001, audio conferencing services comprised approximately 90% of total services. Video and other conferencing services were approximately 10% of total revenues.

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

5. BUSINESS SEGMENT ANALYSIS (CONTINUED)

In October 2001, the Company acquired the assets of PictureTel Corporation's 1414c worldwide video conferencing service delivery business. In association with this acquisition the Company's decisions on resource allocation and performance will continue to be based on regional market potential but also on the separate operating segments of audio, video, and internet teleconferencing services.

The following summary provides financial data for the Company's operating segments for the three months ended March 31, 2002. It is impracticable for the Company to present comparative information for the three months ended March 31, 2001 as the information, other than revenue figures, does not exist as the Company assessed performance based on geographic markets rather than product markets.

For the three months ended March 31, 2002:

                                       AUDIO          VIDEO           OTHER        SUBTOTAL       CORPORATE       TOTAL
                                     -----------------------------------------------------------------------------------
(in thousands)
Net Revenues                            8,693          3,891            186         12,770             -0-        12,770
Profit (loss) before tax                  191           (511)          (219)          (539)          (880)        (1,419)
Interest expense                           99             21             18            138            205            343
Depreciation and amortization             762            243             54          1,059            109          1,168
Tax expense                                95             28             -0-           123             -0-           123
Total assets                           30,473         19,763          1,754         51,990          4,105         56,095

The following summary provides financial data for significant geographic markets in which the Company operates.

For the three months ended March 31, 2002:

                                 NORTH AMERICA           EUROPE         ASIA PACIFIC         TOTAL
                               ---------------------------------------------------------------------
(in thousands)
Net Revenues                             7,754             4,039               977            12,770
Long-Lived Assets                       24,287            12,331             2,966            39,584
Deferred Tax Liability                     139               313                -0-              452

                           ACT TELECONFERENCING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

5. BUSINESS SEGMENT ANALYSIS (CONTINUED)

For the three months ended March 31, 2001:

                                  NORTH AMERICA           EUROPE         ASIA PACIFIC          TOTAL
                                ---------------------------------------------------------------------
(in thousands)
Net Revenues                              7,017             3,835               673            11,525
Long-Lived Assets                        11,327            12,131             2,523            25,981
Deferred Tax Liability                       -0-              268                -0-              268

The United States comprises approximately 90% of the North American total revenue, the United Kingdom comprises approximately 90% of the European total revenue, and Australia comprises approximately 68% of the Asia Pacific total revenue.

The Company's largest customer accounted for 10% and 9% of consolidated revenues and the Company's second largest customer accounted for 9% and 8% of consolidated revenues for the three months ended March 31, 2002 and 2001, respectively. All other customers individually amounted 5% or less of total consolidated revenues in any one year.

                         REPORT OF INDEPENDENT AUDITORS

TO: THE BOARD OF DIRECTORS
    ACT TELECONFERENCING LIMITED

We have audited the accompanying balance sheets of ACT Teleconferencing Limited as of 31 December 2000 and 1999 and the related profit and loss accounts and statements of cash flows for the years ended 31 December 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACT Teleconferencing Limited at 31 December 2000 and 1999 and the results of its operations and its cash flows for the years ended 31 December 2000 and 1999, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 20 of Notes to the Financial Statements).

                                              /S/ ERNST & YOUNG
London, England
March 16, 2001

                          ACT Teleconferencing Limited

                             PROFIT AND LOSS ACCOUNT

                                                                                               YEAR ENDED 31 DECEMBER
                                                                                                    2000         1999
                                                                                       NOTES           L            L
TURNOVER                                                                                       7,583,507    6,179,188
Cost of sales                                                                                  3,062,947    2,689,118

                                                                                               ---------    ---------
Gross profit                                                                                   4,520,560    3,490,070
Administrative expenses                                                                        2,810,125    2,631,369

                                                                                               ---------    ---------
OPERATING PROFIT                                                                           2   1,710,435      858,701
Interest payable and similar charges                                                       5     (41,012)     (64,960)
Bank interest receivable                                                                          13,176        2,389

                                                                                               ---------    ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                                  1,682,599      796,130
Taxation                                                                                   6     497,006      254,697

                                                                                               ---------    ---------
PROFIT FOR THE YEAR(1)                                                                    16   1,185,593      541,433

                                                                                               =========    =========

There are no recognized gains and losses other than those as shown above.

----------
(1) There are no differences between accounting principles generally accepted in the United Kingdom and United States generally accepted accounting principles that would affect profit for the year.

                          ACT Teleconferencing Limited

                                  BALANCE SHEET

                                                                                                   AT                AT
                                                                                               31 DECEMBER       31 DECEMBER
                                                                                                  2000              1999
                                                                                   NOTES            L                 L
FIXED ASSETS
Tangible assets                                                                      7            2,050,632         1,820,106

                                                                                              -------------    --------------
CURRENT ASSETS
Stocks                                                                               8                4,172             7,445
Debtors                                                                              9            2,788,440         2,043,919
Cash at bank and in hand                                                                            654,984            44,090

                                                                                              -------------    --------------
                                                                                                  3,447,596         2,095,454
CREDITORS: amounts falling due within one year                                      10            1,957,033         1,437,493

                                                                                              -------------    --------------
NET CURRENT ASSETS                                                                                1,490,563           657,961

                                                                                              -------------    --------------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                             3,541,195         2,478,067

CREDITORS: amounts falling due after more than one year                             11              175,164           286,818

PROVISIONS FOR LIABILITIES AND CHARGES
Deferred taxation                                                                   12              187,364           198,175

                                                                                              -------------    --------------
                                                                                                  3,178,667         1,993,074

                                                                                              =============    ==============
CAPITAL AND RESERVES(1)
Called up share capital                                                             15               25,000            25,000
Profit and loss account                                                             16            3,153,667         1,968,074

                                                                                              -------------    --------------
Shareholders' funds - equity interests                                              16            3,178,667         1,993,074

                                                                                              =============    ==============

------------

(1) There are no differences between accounting principles generally accepted in the United Kingdom and United States generally accepted accounting principles that would affect capital and reserves.

                          ACT Teleconferencing Limited

                                    CASH FLOW

                                                                                             YEAR ENDED 31 DECEMBER
                                                                                                  2000         1999
                                                                                      NOTES          L            L
NET CASH INFLOW FROM OPERATING ACTIVITIES                                               17a  1,808,479      827,215

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE                                         17b    (27,836)     (62,571)

TAXATION                                                                                17c   (446,828)          -

CAPITAL EXPENDITURE                                                                     17d   (524,475)    (371,689)

FINANCING                                                                               17e   (188,787)    (160,512)

                                                                                             ---------     --------
                                                                                               620,553      232,443

                                                                                             =========     ========

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS/(DEBT)

                                                                                             YEAR ENDED 31 DECEMBER
                                                                                                  2000         1999
                                                                                      NOTES          L            L
Increase in cash                                                                               620,553      232,443
Cash used to repay capital element of finance leases
  and hire purchase contracts                                                                  188,623      122,787
Cash outflow from decrease in loans                                                                164       37,725

                                                                                             ---------     --------
Change in net debt resulting from cash flows                                            17f    809,340      392,955
New finance leases and hire purchase contracts                                                 (90,386)           -

                                                                                             ---------     --------
MOVEMENT IN NET DEBT                                                                           718,954      392,955

NET DEBT AT THE BEGINNING OF THE YEAR                                                   17f   (456,382)    (849,337)

                                                                                             ---------     --------
NET FUNDS/(DEBT) AT THE END OF THE YEAR                                                 17f    262,572     (456,382)

                                                                                             =========     ========

------------
(1) A summary of the significant differences between the cash flows presented above and those required under United States generally accepted accounting principles is set forth in Note 20 of Notes to the Financial Statements.

                          ACT Teleconferencing Limited

                          NOTES TO FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

     THE COMPANY
     The Company is organized under the laws of England and Wales.
     The Company's parent undertaking at the balance sheet date was ACT Teleconferencing Inc., incorporated in Colorado, USA, which then owned 60% of the company. On 17 January 2001, ACT Teleconferencing Inc. acquired the other 40%, making the company a fully owned subsidiary from that date.

     ACCOUNTING CONVENTION
     The financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

     TURNOVER
     Turnover from video conferencing services and sale of video conferencing equipment is recognized when such services are rendered or equipment is sold. Turnover, which all relates to continuing activities within the United Kingdom, is stated net of value added tax and trade discounts.

     FIXED ASSETS AND DEPRECIATION
     Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:
     Leasehold property            -        20% per annum
     Plant and machinery           -        10%, 20% and 33% per annum
     Fixtures and fittings         -        15% per annum
     The carrying values of tangible fixed assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying value may not be recoverable.

     STOCKS
     Stocks are valued at the lower of cost and net realizable value, after making due allowance for obsolete and slow moving items.

     DEFERRED TAXATION
     Deferred taxation is provided at appropriate rates on all timing differences using the liability method only to the extent that, in the opinion of the directors, there is a reasonable probability that a liability or asset will crystallize in the foreseeable future.

     FOREIGN CURRENCIES
     Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date.
     All differences are taken to the profit and loss account.

     LEASING AND HIRE PURCHASE COMMITMENTS
     Assets held under hire purchase contracts and finance leases are capitalized as tangible assets and depreciated over their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant rate of charge on the net obligation outstanding in each period. Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term.

     PENSIONS
     The Company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

2.   OPERATING PROFIT
     This is stated after charging/(crediting):

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Depreciation of tangible fixed assets   -  owned                                                  315,396        263,186
                                             -  leased                                                  68,939         69,675
     Operating lease rentals                 -  plant and machinery                                     47,098         48,957
                                             -  land and buildings                                     170,610        157,874
     Auditors' remuneration                                                                             11,000         11,000
     Directors' emoluments                                                                             135,685         99,489
     Foreign exchange gains                                                                             (1,725)          (873)

                                                                                                  ============   ============

     The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 1 (1999 - 1).

3.   DIRECTORS' EMOLUMENTS

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Total emoluments                                                                                  135,685         99,489

                                                                                                  ============   ============
     Company contributions paid to money purchase pension schemes                                        3,133          3,133

                                                                                                  ============   ============

4.   STAFF COSTS

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Wages, salaries                                                                                 2,390,912      2,020,042
     Social security costs                                                                             234,568        191,234
     Pensions                                                                                           18,158         14,789

                                                                                                  ------------   ------------
                                                                                                     2,643,638      2,226,065

                                                                                                  ============   ============

     The average monthly number of employees during the year was as follows:

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                           No.            No.
     Operations                                                                                             75             70
     Administration                                                                                         40             35

                                                                                                  ------------   ------------
                                                                                                           115            105

                                                                                                  ============   ============

5.   INTEREST PAYABLE AND SIMILAR CHARGES

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Bank loans and overdrafts                                                                           1,583          3,706
     Finance charges payable under finance leases and hire purchase contracts                           39,429         61,254

                                                                                                  ------------   ------------
                                                                                                        41,012         64,960

                                                                                                  ============   ============

6.   TAXATION

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L

     Current year corporation tax                                                                      507,817        238,592
     Deferred tax                                                                                      (10,811)        16,105
                                                                                                  ------------   ------------
                                                                                                       497,006        254,697
                                                                                                  ============   ============

7.   TANGIBLE FIXED ASSETS

                                                                           SHORT
                                                                       LEASEHOLD      PLANT AND       FIXTURES
                                                                        PROPERTY      EQUIPMENT   AND FITTINGS          TOTAL
                                                                               L              L              L              L
     Cost:
     At 1 January 1999                                                   268,722      1,252,058        783,690      2,304,470
     Additions                                                            19,650        178,992        173,048        371,690

                                                                   -------------   ------------   ------------   ------------
     At 31 December 1999                                                 288,372      1,431,050        956,738      2,676,160
     Additions                                                            31,065        272,485        311,311        614,861

                                                                   -------------   ------------   ------------   ------------
     At 31 December 2000                                                 319,437      1,703,535      1,268,049      3,291,021
                                                                   -------------   ------------   ------------   ------------
     Depreciation:
     At 1 January 1999                                                    16,074        316,248        190,871        523,193
     Charge for the year                                                  57,145        138,496        137,220        332,861

                                                                   -------------   ------------   ------------   ------------
     At 31 December 1999                                                  73,219        454,744        328,091        856,054
     Charge for the year                                                  59,824        149,675        174,836        384,335

                                                                   -------------   ------------   ------------   ------------
     At 31 December 2000                                                 133,043        604,419        502,927      1,240,389
                                                                   -------------   ------------   ------------   ------------
     Net book amount:
     At 31 December 2000                                                 186,394      1,099,116        765,122      2,050,632

                                                                   =============   ============   ============   ============
     At 31 December 1999                                                 215,153        976,306        628,647      1,820,106

                                                                   =============   ============   ============   ============
     At 1 January 1999                                                   252,648        935,810        592,819      1,781,277

                                                                   =============   ============   ============   ============

     Included within plant and equipment are assets held under finance leases and hire purchase contracts with a net book value of L600,063 (1999 - L538,920).

8.   STOCKS

                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Video conferencing equipment                                                                        4,172          7,445

                                                                                                  ============   ============

9.   DEBTORS

                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Trade debtors                                                                                   2,084,469      1,490,940
     Prepayments                                                                                       137,226        108,838
     Due from fellow subsidiary undertakings                                                           566,745        444,141

                                                                                                  ------------   ------------
                                                                                                     2,788,440      2,043,919

                                                                                                  ============   ============

10.  CREDITORS: amounts falling due within one year

                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Bank overdrafts                                                                                    23,665         33,324
     Current installment due on loans                                                                        -            164
     Trade creditors                                                                                   401,654        245,069
     Due to parent undertaking                                                                         302,539         93,964
     Due to fellow subsidiary undertakings                                                             179,750         98,129
     Other taxes and social security costs                                                             198,725        157,880
     Corporation tax                                                                                   426,236        365,247
     Accruals                                                                                          230,881        255,581
     Other creditors                                                                                         -          7,969
     Obligations under finance leases and hire purchase contracts (note 11)                            193,583        180,166

                                                                                                  ------------   ------------
                                                                                                     1,957,033      1,437,493

                                                                                                  ============   ============

11.  CREDITORS: amounts falling due after more than one year

                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Net obligations under finance leases and hire purchase contracts                                  175,164        286,818

                                                                                                  ============   ============

                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Amounts payable under finance leases and hire purchase contracts:
     Within one year                                                                                   219,119        212,456
     Between two and five years                                                                        189,811        314,008

                                                                                                  ------------   ------------
                                                                                                       408,930        526,464
     Finance charges and interest allocated to future accounting periods                                40,183         59,480

                                                                                                  ------------   ------------
                                                                                                       368,747        466,984
     Included in current liabilities                                                                   193,583        180,166

                                                                                                  ------------   ------------
                                                                                                       175,164        286,818

                                                                                                  ============   ============

12.  PROVISIONS FOR LIABILITIES AND CHARGES
     The movements in deferred taxation during the current and previous years are as follows:

                                                                                                            AT            AT
                                                                                                   31 DECEMBER   31 DECEMBER
                                                                                                          2000          1999
                                                                                                             L             L
     At 1 January                                                                                      198,175       182,070
     Charge for the year (note 6)                                                                      (10,811)       16,105

                                                                                                  ------------   ------------
     At 31 December                                                                                    187,364       198,175

                                                                                                  ============   ============

     Deferred taxation provided in the accounts is as follows:

                                                                                                                     PROVIDED
                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Capital allowances in advance of depreciation                                                     187,364        198,175

                                                                                                  ============   ============

     There were no unprovided amounts.

13.  OTHER FINANCIAL COMMITMENTS
     At 31 December 2000 and 1999 the Company had annual commitments under non-cancelable operating leases as set out below:

                                                                                          OTHER            LAND AND BUILDINGS
                                                                     31 DECEMBER    31 DECEMBER    31 DECEMBER    31 DECEMBER
                                                                            2000           1999           2000           1999
                                                                               L              L              L              L
     Amounts expiring:
     Within one year                                                      18,706          6,933              -              -
     Within two to five years                                             14,651         40,070          3,750          3,750
     In more than five years                                                   -              -        166,860        163,147

                                                                   -------------   ------------   ------------   ------------
                                                                          33,357         47,003        170,610        166,897

                                                                   =============   ============   ============   ============

14.  PENSION COMMITMENTS
     The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The unpaid contributions outstanding at the year end, included in accruals (note 10) are Lnil (1999 L1,334).

15.  SHARE CAPITAL

                                                                                                                     PROVIDED
                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     AUTHORIZED
     25,000 ordinary shares of L1 each                                                                  25,000         25,000

                                                                                                  ============   ============

                                                                                                                     PROVIDED
                                                                                                            AT             AT
                                                                                                   31 DECEMBER    31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     ALLOTTED, CALLED UP AND FULLY PAID
     25,000 ordinary shares of L1 each                                                                  25,000         25,000

                                                                                                  ============   ============

16.  RECONCILIATION OF SHAREHOLDERS' FUNDS AND MOVEMENTS IN RESERVES

                                                                                                                        TOTAL
                                                                                                        PROFIT         SHARE-
                                                                                          SHARE       AND LOSS       HOLDERS'
                                                                                        CAPITAL        ACCOUNT          FUNDS
                                                                                              L              L              L
     At I January 1999                                                                   25,000      1,426,641      1,451,641
     Profit for the year                                                                      -        541,433        541,433

                                                                                   ------------   ------------   ------------
     At 31 December 1999                                                                 25,000      1,968,074      1,993,074
     Profit for the year                                                                      -      1,185,593      1,185,593

                                                                                   ------------   ------------   ------------
     At 31 December 2000                                                                 25,000      3,153,667      3,178,667

                                                                                   ============   ============   ============

17.  NOTES TO THE STATEMENTS OF CASH FLOWS
     a) reconciliation of operating profit to net cash flow from operating activities

                                                                                                     YEAR ENDED 31 DECEMBER
                                                                                                          2000           1999
                                                                                                             L              L
     Operating profit                                                                                1,710,435        858,701
     Depreciation                                                                                      384,335        332,861
     Decrease/(increase) in stocks                                                                       3,273         (4,678)
     Increase in debtors                                                                              (744,521)      (383,547)
     Increase in creditors                                                                             454,957         23,878

                                                                                                  ------------   ------------
     Net cash flows from operating activities                                                        1,808,479        827,215

                                                                                                  ============   ============

     b)   returns on investments and servicing of finance

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000         1999
                                                                                                             L            L
     Interest received                                                                                  13,176        2,389
     Interest paid                                                                                     (17,065)      (3,766)
     Interest element of finance lease rentals payments                                                (23,947)     (61,254)

                                                                                                  ------------   ------------
                                                                                                       (27,836)     (62,571)

                                                                                                  ============   ============

     c)   taxation

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000         1999
                                                                                                             L            L
     Corporation tax paid                                                                             (446,828)           -

                                                                                                  ============   ============

     d)   capital expenditure

                                                                                                    YEAR ENDED 31 DECEMBER
                                                                                                          2000         1999
                                                                                                             L            L
     Payment to acquire tangible fixed assets                                                         (524,475)    (371,689)

                                                                                                  ============   ============

     e)        financing

                                                          YEAR ENDED 31 DECEMBER
                                                              2000          1999
                                                                 L             L
     Decrease in loans                                        (164)      (37,725)
     Repayments of capital element of finance leases      (188,623)     (122,787)
                                                          --------      --------
                                                          (188,787)     (160,512)
                                                          ========      ========

     f)        analysis of changes in net (debt)/funds

                                                           AT                                       AT
                                                    1 JANUARY                   NON-CASH   31 DECEMBER
                                                         2000     CASH FLOW      CHANGES          2000
                                                            L             L            L             L
     Cash at bank and in hand                          10,766       620,553            -       631,319
     Debt due within one year                            (164)          164            -             -
     Finance leases and hire purchase contracts      (466,984)      188,623      (90,386)     (368,747)
                                                     --------       -------      -------      --------
                                                     (456,382)      809,340      (90,386)      262,572
                                                     ========       =======      =======      ========

     NON-CASH TRANSACTIONS
     During the year, the Company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of L90,386 (1999 - Lnil).

18.  POST BALANCE SHEET EVENT
     ACT Teleconferencing Limited was 100% acquired by ACT Inc. in January 2001.

19.  RELATED PARTY TRANSACTIONS
     During the year, the company purchased and made sales in the normal course of business with other fellow group undertakings. Transactions entered into and trading balances outstanding at 31 December 2000 are as follows:

                                           AMOUNTS         AMOUNTS
                                         OWED FROM         OWED TO
                                     RELATED PARTY   RELATED PARTY         SALES   PURCHASES
                                                 L               L             L           L
     ACT Teleconferencing Inc                    -         302,539        51,617     358,298
     ACT Services Inc                      439,854               -       286,507     141,022
     ACT BV                                 86,897               -        76,195      43,222
     ACT France                                  -          92,333       132,089     156,420
     ACT Australia                               -          71,401         1,870      65,099
     ACT Canada                                  -          15,940         1,924      20,979
     ACT Business Solutions                 23,424               -             -      35,689
     ACT Germany                            12,943               -         1,767       2,489
     ACT Belgium                             3,627               -         2,759           -
     ACT Hong Kong                               -              76           101         218
                                           =======         =======       =======     =======

     Royalties of L227,505 (1999 - L185,376) were paid to ACT Teleconferencing Inc., the company's parent undertaking.

20. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES

          The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from those generally accepted in the United States ("US GAAP").
     There are no differences between accounting principles generally accepted in the United Kingdom and United States generally accepted accounting principles that would affect profit for the year or capital and reserves. There are no other significant differences in the treatment of items included within these financial statements between how they are treated under UK GAAP and how they would have be treated under US GAAP apart from the following:

     Cashflows

          The statements of cash flows under UK GAAP present substantially the same information as that required under US GAAP. These statements differ, however, with regard to classification of items within the statements.

          Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, equity dividends paid and financing. US GAAP, however, require only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and servicing of finance and return on investments shown under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP. Capital expenditure would be included within investing activities and the payment of dividends would be included as a financing activity under US GAAP.

     The categories of cash flow activities under US GAAP can be summarized as follows:

                                                                YEAR ENDED 31 DECEMBER
                                                                     2000          1999
                                                                        L             L
     Cash flows from operating activities                       1,333,815       764,644
     Cash flows from investing activities                        (524,475)     (371,689)
     Cash flows from financing activities                        (188,787)     (382,189)
                                                                ---------      --------
     Increase in cash and cash equivalents                        620,553        10,766
     Cash and cash equivalents at the beginning of the year        10,766             -
                                                                ---------      --------
     Cash and cash equivalent at the end of the year              631,319        10,766
                                                                =========      ========

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
ACT TELECONFERENCING, INC.

     We have audited the accompanying statement of assets to be acquired of 1414c Video Conferencing Service Delivery Business (the Business) of PictureTel Corporation (the Statement of Assets to be Acquired) as of September 30, 2001, and the related statement of revenues and direct operating costs for the nine months then ended. These statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note 1, the Statement of Assets to be Acquired has been prepared in accordance with the Asset Purchase Agreement dated October 10, 2001 between ACT Teleconferencing, Inc., ACT Video Conferencing, Inc., and PictureTel Corporation and is not intended to be a complete presentation of the Business' assets and liabilities. Furthermore, the Statement of Assets to be Acquired and related Statement of Revenues and Direct Operating Costs were prepared for the purpose of complying with Rule 3-05 of the Securities and Exchange Commission's Regulation S-X. They are not intended to be a complete presentation of the Business' assets and liabilities or its revenues and expenses.

     In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation at September 30, 2001, and its revenues and direct operating costs for the nine months then ended in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

December 19, 2001
Denver, Colorado

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                       STATEMENT OF ASSETS TO BE ACQUIRED

                               SEPTEMBER 30, 2001

ASSETS

Conferencing equipment and software                             $5,555,000
Less: accumulated depreciation and amortization                  3,761,000
                                                                ----------

                                                                $1,794,000
                                                                ==========

SEE ACCOMPANYING NOTES.

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                STATEMENT OF REVENUES AND DIRECT OPERATING COSTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

Net revenues                                                                 $ 9,255,000
Cost of sales                                                                  7,588,000
                                                                           ----------------
Gross margin                                                                   1,667,000

Direct operating expenses:
  Selling, general and administrative                                          1,967,000
                                                                           ----------------
Total direct operating expenses                                                1,967,000
                                                                           ----------------

Excess of cost of sales and direct operating expenses over net revenues      $  (300,000)
                                                                           ================

SEE ACCOMPANYING NOTES.

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                               NOTES TO STATEMENTS

                               SEPTEMBER 30, 2001

1.   BACKGROUND, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     On October 10, 2001, ACT Teleconferencing, Inc (ACT) and ACT Videoconferencing, Inc. entered into an asset purchase agreement with PictureTel Corporation (PictureTel) to acquire certain assets of the 1414c Video Conferencing Service Delivery Business (Acquired Business) of PictureTel. The accompanying statements have been prepared for the purpose of presenting the assets to be acquired and the revenues and direct operating costs of the Acquired Business pursuant to the requirements of Rule 3-05 of the Securities and Exchange Commission's Regulation S-X.

     PictureTel, which is headquartered in Andover, Massachusetts, designs, manufactures and services video conferencing equipment. The assets acquired consist of equipment, furniture, machinery, software and customer contracts. No liabilities were assumed in this transaction. Net assets, net revenues, cost of sales and direct operating expenses of PictureTel's remaining business activities have not been presented in these financial statements.

     The Acquired Business operates and provides video conferencing services in Massachusetts, the UK, and Singapore and maintains a sales office in Australia.

     PictureTel did not maintain the Acquired Business as a separate business unit and thus external financial statements historically have not been prepared. Therefore, the accompanying statements were derived from the historical accounting records of PictureTel to present the assets to be sold as of September 30, 2001, and to present revenues and direct operating costs of the Acquired Business for the nine months ended September 30, 2001 in accordance with generally accepted accounting principles.

     The statement of revenues and direct operating costs include the revenues and expenses directly attributable to the Acquired Business. The sales force of the Acquired Business generated the revenues included in the statement of revenues and direct operating costs. Cost of sales includes network expenses, direct labor, and allocated facility costs. Network expenses have been allocated based upon the number of network lines in use and facility costs have been allocated based upon the floor space occupied by employees of the Acquired Business dedicated to supporting sales and operating activities. Direct operating expenses consisted principally of engineering costs, marketing and selling expenses, and general and administrative expenses.

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                               NOTES TO STATEMENTS

1.   BACKGROUND, NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONT.)

     These direct operating expenses were incurred by the Acquired Business and are based upon the number of full-time equivalent employees estimated by management to be dedicated to the Acquired Business as a component of total PictureTel employees. PictureTel provided the Acquired Business with various infrastructure and support services, which among other things included computer and network systems, human resources, payroll services, accounting and cash management services and legal support. Human resource, payroll, accounting and legal support costs have not been allocated to the Acquired Business under the assumption that their use of such services was minimal. Computer and network system costs were allocated to the Acquired Business based upon the number of full-time equivalent employees estimated to be dedicated to the Acquired Business as a component of total PictureTel employees and network lines in use by the Acquired Business.

     The statements do not include certain PictureTel corporate costs such as interest, income taxes, amortization of intangible assets or other such indirect PictureTel corporate expense allocations. Since the Acquired Business was not a separate business unit, PictureTel had never segregated indirect operating cost information relative to the Acquired Business for external financial reporting purposes. Accordingly, it was not practical to isolate or allocate such indirect PictureTel operating costs to the Acquired Business.

     A statement of cash flows is not presented as the Acquired Business did not maintain a cash balance. All cash flow activities were funded by PictureTel and were primarily comprised of amounts for capital expenditures and any operational cost requirements of the Acquired Business. These statements are not intended to be a complete presentation of the Acquired Business' financial position, results of operations and cash flows.

     Management of PictureTel believes the methods used to allocate the direct operating expenses and infrastructure and support services were reasonable.

     The historical operating results may not be indicative of the results of operations of the Acquired Business in the future due to several factors: (1) ACT did not acquire the majority of significant supplier contracts held by PictureTel, and may have to negotiate new contracts with significant suppliers, which may have significantly different terms, (2) it was not practical for PictureTel to isolate and allocate indirect operating costs, and (3) the loss of a major contract as described in Note 3.

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                               NOTES TO STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is derived primarily from bridge port rental, network charges, customer bridge remote management, conference room scheduling, problem tracking and resolution, and event management. The Acquired Business recognizes revenue from all sources upon the completion of services provided.

COST OF SALES
Cost of sales consists principally of telephone costs, equipment product costs, operator and operations management salaries, office expenses for operations staff, and depreciation on teleconferencing bridges and telecommunications equipment.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expense include costs resulting from direct expenses for customer needs and sales support, expenses associated with market planning, market operations and product line planning and management; and employee salaries.

FOREIGN CURRENCY
Revenues and expenses are translated at the average exchange rates for the nine months ended September 30, 2001.

USE OF ESTIMATES
The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affected the reported amounts of assets at the date of the statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS
                            OF PICTURETEL CORPORATION

                               NOTES TO STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over their estimated useful life of three to five years using the straight-line method. Depreciation expense for the nine months ended September 30, 2001 was $696,000. Repairs and maintenance costs are expensed as incurred. Expenditures for capital additions for the nine months ended September 30, 2001 were $722,000.

3.   SIGNIFICANT CUSTOMERS

     Sales to the Acquired Business' two individual major customers accounted for approximately 49.5% and 11.8% of the net revenues for the nine-month period ended September 30, 2001.

     In June of 2001, the Acquired Business' contract with the major customer that represented 49.5% of net revenues for the nine-month period ended September 30, 2001 was terminated. As a result of the loss of this customer, management of the Acquired Business took action to reduce costs including employee headcount and network costs.

4.   SEGMENT INFORMATION

Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Acquired Business operates under one operating segment. Geographic net revenues are reported based upon the location of the end user of the services provided and net assets are reported based upon location of such assets.

                                   SEPTEMBER 30, 2001
                            NET REVENUES        NET ASSETS
                           --------------      -------------
     Americas              $    3,768,000      $   1,269,000
     Europe                     3,645,000            352,000
     Asia Pacific               1,842,000            173,000
                           --------------      -------------
     Total                 $    9,255,000      $   1,794,000
                           ==============      =============

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

THE FOLLOWING INFORMATION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE.

     The selected unaudited pro forma condensed combined financial information presented below has been derived from the audited historical financial statements of ACT Teleconferencing, Inc. (the Company or ACT) and the acquired 1414c Video Conferencing Service Delivery Business of PictureTel Corporation and reflects management's present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different.

     The acquisition is being accounted for using the purchase method of accounting. The pro forma adjustments are based on preliminary estimates and certain assumptions that ACT believes are reasonable under the circumstances. The preliminary allocation of the purchase price to assets acquired reflects the assumptions that the assets are carried at historical amounts which approximate fair market value. The allocation of purchase price in excess of net tangible assets acquired is based on ACT's estimated fair value of the other intangibles acquired. The actual allocation of the consideration paid may differ from that reflected in the unaudited pro forma combined financial statements after a more extensive review of the fair market values of the assets acquired has been completed.

     The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to the acquisition as if it had been consummated on that date. This pro forma balance sheet combines the historical consolidated balance sheet at that date for ACT Teleconferencing, Inc. with the Statement of Assets to be Acquired from 1414c Video Conferencing Service Delivery Business of PictureTel Corporation.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 gives effect to the acquisition as if it had been consummated at the beginning of the respective periods. These pro forma statement of operations combines the historical consolidated statements of operations for the periods reported for ACT Teleconferencing, Inc. with the Statement of Revenues and Direct Operating Costs of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation.

     The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto as of and for the Nine Months ended September 30, 2001 and the year ended December 31, 2000 for ACT Teleconferencing, Inc. and the historical financial statements and notes thereto of 1414c Video

Conferencing Service Delivery Business of PictureTel Corporation included elsewhere in this current report.

     The combination of the Acquired Business with ACT will increase our video conferencing capabilities in response to increased demand for video services in North America, Europe, and Asia. This transaction also positioned us to respond to an increase in demand for domestic U.S. video conferences as an alternative to air travel. Synergies should also occur with our current video operations and the cross-selling video conferencing services to our current customers and audio conferencing services to the Acquired Business' current customers.

             PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)

                                  BALANCE SHEET

                               SEPTEMBER 30, 2001

                                                    ACT              PictureTel
                                             Teleconferencing,   Corporation's 1414c      Pro Forma              Pro Forma
                                                  Inc. (A)               (B)           Adjustments (D)           Combined
                                             --------------------------------------------------------------------------------
Cash and cash equivalents                    $       5,026,376   $                 -   $    (1,434,000)(1)   $      3,592,376
Accounts receivable and other current assets        10,992,343                                                     10,992,343
                                             -----------------   -------------------   ---------------       ----------------
Total current assets                                16,018,719                              (1,434,000)            14,584,719

Total equipment - net                               16,838,109             1,794,000                               18,632,109
Intangible assets other than goodwill                1,420,973                                 600,000(2)           2,020,973
Goodwill                                             7,944,476                               7,575,000(2)          15,519,476
Other non-current assets                             2,129,332                                                      2,129,332
                                             -----------------   -------------------   ---------------       ----------------
Total assets                                 $      44,351,609   $         1,794,000   $     6,741,000       $     52,886,609
                                             =================   ===================   ===============       ================

Accounts payable                             $       4,389,861                                               $      4,399,861
Other current liabilities                           10,487,439   $                 -   $     1,250,000(3)          11,737,439
                                             -----------------   -------------------   ---------------       ----------------
Total current liabilities                           14,887,300                               1,250,000             16,137,300

Long term debt and capital leases                    7,325,794                               1,250,000(3)           8,575,794
Deferred income taxes                                  276,400                                                        276,400
Redeemable preferred stock                           1,801,608                                                      1,801,608
Shareholders equity                                 20,060,507                               6,035,000(4)          26,095,507
                                             -----------------   -------------------   ---------------       ----------------
Total liabilities and shareholders equity    $      44,351,609   $                 -   $     8,385,000       $     52,886,609
                                             =================   ===================   ===============       ================

            SEE NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA

             PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)
                             STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                    ACT              PictureTel
                                             Teleconferencing,   Corporation's 1414c      Pro Forma              Pro Forma
                                                  Inc. (A)               (B)           Adjustments (D)           Combined
                                             --------------------------------------------------------------------------------
Net revenues                                 $      34,122,939   $         9,255,000   $    (4,576,000)(5)   $     38,801,939
Cost of services                                    17,430,642             7,588,000        (3,867,000)(5)         21,151,642
                                             -----------------   -------------------   ---------------       ----------------
Gross profit                                        16,692,297             1,667,000          (709,000)            17,650,297
Selling, general and administration expense         13,915,791             1,967,000          (811,000)(5)         15,071,791
                                             -----------------   -------------------   ---------------       ----------------
Operating income (loss)                              2,776,506              (300,000)          102,000              2,578,506
Interest, net                                        1,075,984                     -           187,500 (3)          1,263,484
                                             -----------------   -------------------   ---------------       ----------------
Income (loss) before income taxes                    1,700,522              (300,000)          (85,500)             1,315,022
Provision for income taxes                             547,331                     -                 -                547,331
                                             -----------------   -------------------   ---------------       ----------------
Net income (loss) before extraordinary item          1,153,191              (300,000)          (85,500)               767,691
Extraordinary item                                     416,366                     -                 -                416,366
                                             -----------------   -------------------   ---------------       ----------------
Net income (loss)                                      736,825              (300,000)          (85,500)               351,325
Preferred stock dividends                              120,000                     -                 -                120,000
                                             -----------------   -------------------   ---------------       ----------------
Net Income (loss) available to common
  shareholders                               $         616,825   $          (300,000)  $       (85,500)      $        231,325
                                             =================   ===================   ===============       ================
Weighted average shares outstanding
  - basic                                            6,119,409                                 769,231(6)           6,888,640
Weighted average shares outstanding
  - diluted                                          6,542,207                                 769,231(6)           7,311,438

   Earnings per share - Basic
        Net income before extraordinary
          item                               $            0.17                                               $           0.09
        Extraordinary item                               (0.07)                                                         (0.06)
                                             -----------------                                               ----------------
        Net income                           $            0.10                                               $           0.03
                                             =================                                               ================

   Earnings per share - Diluted
        Net income before extraordinary
          item                               $            0.16                                               $           0.09
        Extraordinary item                               (0.07)                                                         (0.06)
                                             -----------------                                               ----------------
        Net income                           $            0.09                                               $           0.03
                                             =================                                               ================

             PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)

                             STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                    ACT              PictureTel
                                             Teleconferencing,   Corporation's 1414c      Pro Forma              Pro Forma
                                                  Inc. (A)               (B)           Adjustments (D)           Combined
                                             --------------------------------------------------------------------------------
Net revenues                                 $      37,699,785   $        17,734,000   $   (10,838,000)(5)   $     44,595,785
Cost of services                                    18,388,073            12,883,000        (9,158,000)(5)         22,113,073
                                             -----------------   -------------------   ---------------       ----------------
Gross profit                                        19,311,712             4,851,000        (1,680,000)            22,482,712
Selling, general and administration expense         15,355,804             4,322,000        (1,702,000)(5)         17,975,804
                                             -----------------   -------------------   ---------------       ----------------
Operating income                                     3,955,908               529,000            22,000              4,506,908
Interest, net                                        1,071,743                    -0-          730,000(3)           1,801,743
                                             -----------------   -------------------   ---------------       ----------------
Income before income taxes and minority
  interest                                           2,884,165               529,000          (708,000)             2,705,165
Provision for income taxes                             780,250                    -0-               -0-               780,250
                                             -----------------   -------------------   ---------------       ----------------
Net income before minority interest                  2,103,915               529,000          (708,000)             1,924,915
Minority interest                                      708,506                    -0-          708,506(7)                  -0-
                                             -----------------   -------------------   ---------------       ----------------
Net income                                           1,395,409               529,000               506              1,924,915
Preferred stock dividends                              160,000                    -0-               -0-               160,000
                                             -----------------   -------------------   ---------------       ----------------
Net Income available to common shareholders  $       1,235,409   $           529,000   $           506       $      1,764,915
                                             =================   ===================   ===============       ================
Weighted average shares outstanding
  - basic                                            5,312,200                                 769,231(6)           6,081,431
Weighted average shares outstanding
  - diluted                                          6,023,930                                 769,231(6)           6,793,161

Earnings per share - basic                   $            0.23                                               $           0.29
                                             =================                                               ================
Earnings per share - diluted                 $            0.21                                               $           0.26
                                             =================                                               ================

            NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                   (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combined balance sheet is presented as of September 30, 2001. The accompanying unaudited pro forma condensed combined statement of operations is presented for the year ended December 31, 2000 and the nine months ended September 30, 2001.

(A) The audited consolidated results of ACT Teleconferencing, Inc. for the year ended December 31, 2000 and the unaudited consolidated results of ACT Teleconferencing, Inc. as and for the nine months ended September 30, 2001.

(B) The audited Statement of Assets to be Acquired as of September 30, 2001 and the Statement of Revenues and Direct Operating Costs for the nine months ended September 30, 2001 of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation.

(C) The unaudited Statement of Revenues and Direct Operating Costs for the year ended December 31, 2000 of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation.

(D) The following pro forma adjustments have been made to the unaudited condensed combined balance sheet as of September 30, 2001 and the unaudited condensed combined statement of operations for the nine months ended September 30, 2001:

(1) The pro-forma adjustment reflects cash paid on acquisition of approximately $1,434,000.

(2) The excess purchase price over the fair value of the assets acquired has been allocated to goodwill. The pro forma adjustment reflects the incremental goodwill in the approximate amount of $7,575,000 and $600,000 for a customer list. The final allocation of the purchase price will be made after the appropriate analyses are performed. The amortization expense has been adjusted for approximately $200,000 for the year ended December 31, 2000 and $150,000 for the nine months ended September 30, 2001 due to the customer list, using a life of 3 years, as if the acquisition had been completed as of the beginning of the periods.

(3) To reflect short term debt incurred of approximately $1.25 million and $1.25 million in long term debt in association with the acquisition. Interest expense has been adjusted for $250,000 for the year ended December 31, 2000 and $187,500 for the nine months ended September 30, 2001. The debt bears interest at 10% and principal and interest are due in four equal semi-annual installments beginning on April 9, 2002. Includes interest of $480,000 related to the acquisition of the 40% minority interest in ACT Teleconferencing, Limited for the debt incurred of $1.7 million in a 10% note and $4.4 million in 7% notes.

(4) To adjust the equity accounts for the additional 769,231 shares of stock issued on the acquisition valued at $7.85 per share for a total value of $6,035,000.

(5) Adjusted to reflect the loss of a major customer of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation. The customer accounted for $10,838,000 of revenue for the year ended December 31, 2000 and $4,576,000 for the nine months ended September 30, 2001 and based on historical PictureTel information, the cost of sales was allocated based on the following: (a) network revenue was approximately $5,450,000 and $2,300,000 for the year ended December 31, 2000 and the none months ended September 30, 2001, respectively, and network gross margin is approximately 15%, thus cost of revenues associated with the network were approximately $4,633,000 and $1,955,000, respectively, and (b) service revenue was approximately $5,388,000 and $2,276,000 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively, and service gross margin is approximately 16%, thus cost of revenues associated with service was approximately $4,526,000 and $1,912,000, respectively. Also based on historical PictureTel information, the selling, general, and administrative expense was allocated based on a 21% ratio which was derived from costs associated with this customer or $2,076,000 and $961,000 (offset by $200,000 and $150,000 in expense for amortization - see footnote 2) for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. The ratios used for this adjustment are taken from the information underlying the audited statements of 1414c Video Conferencing Service Delivery Business of PictureTel Corporation as this is the best information available. Includes amortization of $374,000 related to the purchase of the 40% interest in ACT Teleconferencing Limited for the year ended December 31, 2000.

(6) The basic and diluted income per share and the average number of common shares outstanding for the pro forma combined amounts gives effect to the results as if 1414c Video Conferencing Service Delivery Business of PictureTel Corporation had been completed at the beginning of such periods.

(7) Reduction of the minority interest due to the acquisition of ACT Teleconferencing Limited.

[Included on the inside back cover is the opening page of our website (acttel.com), a brief description of our business, and our address and telephone number]

[OUTSIDE BACK COVER]

[ACT TELECONFERENCING LOGO]

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                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

        Securities and Exchange Commission filing fee..............       $     215
        Legal fees and expenses*...................................          20,000
        Accounting fees and expenses*..............................          20,000
        Transfer agent fees and expenses*..........................           5,000
        Printing and engraving expenses*...........................          15,000
        Miscellaneous*.............................................           5,000

          Total....................................................       $  65,215

-----------
*    Indicates estimate for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

     In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

     The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

     Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain

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insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the registrant has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions. The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the issued securities were restricted securities under Rule 144 and appropriate restrictive legends were affixed to the securities in each transaction.

     1. On March 31, 1998, we agreed to issue 183,853 warrants to purchase common stock, exercisable at $7.00 each (the market value of our common stock on the day we began negotiations), to Sirrom Capital Corporation and 147,114 identical warrants to Equitas L.P., in consideration for a loan to us totaling $2.5 million in the form of subordinated debt. As of September 30, 2001, Sirrom Capital Corporation held 216,802 warrants and Equitas L.P. held 200,825 warrants. The warrants expire April 30, 2003. The number of Equitas warrants is adjustable on March 31, 2002 to 228,410 if the loan is not repaid by that date. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     2. In February 1999, we completed a private offering of 109,912 units, each comprised of one share of common stock at $5.50 per share and one warrant to purchase one share of common stock. The private placement generated net proceeds of $592,505, which were used for general corporate purposes. The warrants are exercisable at $7.00 and expire on December 31, 2003. The securities were purchased primarily by our officers, directors, and employees. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

     3. On April 1, 1999, we issued 12,000 shares of common stock and warrants to purchase 25,000 shares of common stock to the Adizes Institute in consideration for consulting services. The warrants are exercisable at $7.00 and expire on April 1, 2002. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     4. On July 1, 1999, we issued warrants to purchase 50,000 shares of common stock to John Pfeiffer in consideration for corporate communications services provided to us. The warrants are exercisable at $5.00 per share and expire on July 1, 2003. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     5. On July 31, 1999, we issued a two-year convertible note to Compunetix, Inc. in the amount of $500,000 bearing interest at 9 percent, payable on July 31, 2001. This note was to convert into 71,429 restricted shares of common stock at the option of the holder if it was not repaid by July 31, 2001. The note was extended and subsequently repaid in October 2001. No shares of stock were issued to Compunetix. The note was issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     6. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to GMN Investors II, L.P. for $2,000,000. The issuance of Series A was accompanied by warrants to purchase 400,000 shares of

                                      II-2
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common stock at $7.00 per share. The warrants expire on October 19, 2006. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 thereunder.

     7. On October 19, 1999, we issued warrants to purchase 20,000 shares of common stock to Bathgate McColley Capital Group, LLC,. The warrants are exercisable at $7.00 and expire on October 19, 2006, in consideration for Bathgate's services as placement agent in our issuance of preferred stock to GMN Investors II, L.P., and were issued in reliance on Section 4(2) of the Securities Act of 1933.

     8. On January 1, 2000, we acquired the 20 percent minority interest of our Australian subsidiary, ACT Teleconferencing (Pty) Ltd. for $65,000 cash and 50,000 shares of our common stock from its managing director. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933.

     9. On January 1, 2000, we acquired a 16.7 percent minority interest in ACT Business Solutions Limited, based in the United Kingdom by issuing 20,000 shares of our common stock to its three minority owners. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933.

     10. On January 6, 2000, we issued 36,000 shares and paid $50,000 cash to purchase the assets of Mueller Telecommunications, Inc.'s internet service provider division. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     11. On January 6, 2000, we issued 40,000 shares of common stock and warrants to purchase 60,000 shares of common stock to Dinway Services, Ltd. in consideration for consulting services. The warrants are exercisable at $10.00 per share and expire on January 6, 2003. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     12. On July 31, 2000, we acquired the teleconferencing services business of Asia Pacific Business Services Limited based in Hong Kong for approximately $440,000 including 14,000 shares of our common stock. These securities were issued in a transaction exempt from registration under Regulation S of the Securities Act of 1933.

     13. On January 17, 2001, we acquired the 40 percent minority interest of our United Kingdom subsidiary, ACT Teleconferencing Limited, from its managing director, for notes payable of $6,111,000, cash of $794,000, and 360,000 shares of our common stock valued at $2,182,000. These securities were issued in a transaction exempt from registration under Regulation S of the Securities Act of 1933.

     14. On April 5, 2001, we issued warrants to purchase 10,000 shares of common stock to Bathgate McColley Capital Group in consideration for services rendered. The warrants are exercisable at $7.00 and expire on April 5, 2005. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

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     15.  On May 24, 2001, we issued warrants to purchase 18,000 shares of common stock to the Adizes Institute in consideration for consulting services. The warrants are exercisable at $10.00 and expire on May 24, 2004. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     16. On June 6, 2001, we issued 12,500 shares of common stock to the Adizes Institute for consulting services. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

     17. On September 28, 2001, we issued a total of 769,231 shares of common stock to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., and Special Situations Private Equity Fund, L.P. for $5,000,000 cash. These securities were issued in transactions exempt from registration in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

     18. On October 10, 2001, we issued 769,231 shares of common stock to PictureTel Corp. as partial consideration for the assets of the 1414(c) video conferencing service delivery business of PictureTel. These securities were issued in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

     19. On October 11, 2001, we issued 200,000 shares of common stock to GMN Investors II, L.P., together with a payment of $690,000 cash and $338,176 in accrued dividends and a repricing of 400,000 warrants to purchase our common stock from $7.00 to $6.45 per share, to liquidate the 2,000 shares of Series A preferred stock that we had issued to GMN in October 1999. The issuance of common stock in this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

     20. On January 2, 2002, we issued 500,000 shares of common stock to certain shareholders of Proximity, Inc. as partial consideration for our merger with Proximity. These securities were issued in transactions exempt from registration in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

     21. On May 17, 2002, we issued 500 shares of 6.5% Series C Convertible Preferred Stock for $4,635,000, net of financing fees of $365,000. We also issued callable warrants to purchase 275,862 shares of common stock at $5.00 per share which expire on May 17, 2007. The preferred stockholders may convert their shares into ACT common stock at a fixed price of $5.00 per share. The stock is subject to 15 mandatory monthly redemptions of approximately $333,000 commencing on August 17, 2002. We may make redemption payments in cash or by delivering shares of common stock based on a 10% discount to market price of the stock at that time.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The Financial Statements and Schedule I--Condensed Financial Information of Registrant and Schedule II--Valuation and Qualifying Accounts listed on the index on Page F-1 following are included herein by reference. All other schedules are omitted, either because they are not applicable or because the required information is shown in the financial statements or the notes thereto.

                                    EXHIBITS

          NUMBER        DESCRIPTION
          ------        ------------

          1.1(1)       Form of Agency Agreement
          1.3(1)       Form of Agent's Warrant
          1.4(1)       Form of Warrant Agreement
          3.1(2)       Restated articles of incorporation of ACT April 15, 1996,
                       as amended October 18, 1999, and November 26, 2001
        3.1.1(16)      Certificates of Designations, Preferences, and rights of
                       Preferred Stock (Series C)
          3.2(3)       Bylaws of ACT, amended and restated as of May 22, 2001
          4.1(4)       Form of specimen certificate for common stock of ACT
          5(14)        Opinion of counsel
         10.1(4)       Stock option plan of 1991, as amended, authorizing
                       400,000 shares of common stock for issuance under the
                       plan
         10.2(4)       Form of stock option agreement
         10.3(4)       Form of common stock purchase warrant
         10.10(4)      Split dollar insurance agreement dated March 1, 1990,
                       between ACT and Gerald D. Van Eeckhout
         10.11(12)     Service agreement dated April 10, 1992 between David
                       Holden and ACT Teleconferencing Limited
         10.12(12)     Share purchase agreement by and between ACT
                       Teleconferencing, Inc. and David L. Holden & others.
         10.13(12)     Instrument constituting L1,172,000 convertible secured A
                       loan notes and L2,980,000 convertible secured B loan
                       notes by and between ACT Teleconferencing, Inc. and David
                       L. Holden & others
         10.19(5)      Stock option plan of 1996, as amended
         10.20(2)      Employee stock purchase plan, as amended
         10.22(6)      Loan and security agreement dated March 31, 1998 and form
                       of stock purchase warrant with Sirrom Capital Corporation
                       and Equitas L.P.
         10.23(6)      Loan agreement with Key Bank, N.A.
         10.24(7)      Lease commitment and warrant with R.C.C. Finance Group
                       Ltd.
         10.25(7)      Contract for the supply of conferencing services design
                       development and information signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global
                       Networks Limited
         10.26(7)      Agreement for the supply of conferencing services signed
                       July 14, 1998 between ACT Teleconferencing Services, Inc.
                       and Concert Global Networks Limited

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         10.27(7)      Agreement for videoconferencing equipment and services
                       (GTE Telephone Operating Companies) dated October 1, 1998
         10.28(2)      Stock option plan of 2000, as amended
         10.29(2)      Service order attachment signed March 15, 2001, between
                       ACT Teleconferencing Services, Inc. and AT&T Corporation
                       for the supply of domestic voice/data services.
         10.30(8)      Asset Purchase Agreement by and between ACT
                       Teleconferencing, Inc., ACT Videoconferencing, Inc. and
                       PictureTel Corporation dated as of October 4, 2001.
         10.31(8)      Note in the original principal amount of $2.25 Million
                       with ACT Teleconferencing, Inc. as maker and PictureTel
                       Corporation as holder.
         10.32(8)      Letter agreement between ACT Teleconferencing, Inc. and
                       GMN Investors II, L.P. dated as of October 11, 2001, for
                       the redemption of Series A Preferred Stock.
         10.33(8)      Amended and Restated Warrant between ACT
                       Teleconferencing, Inc. and GMN Investors II, L.P.
         10.34(8)      Terms and Conditions for Purchase of Shares between ACT
                       Teleconferencing, Inc. and Special Situations Fund III,
                       L.P., Special Situations Cayman Fund, L.P., and Special
                       Situations Private Equity Fund, L.P.
         10.35(9)      Agreement and Plan of Merger dated as of December 21,
                       2001, by and among ACT Teleconferencing, Inc., ACT
                       Proximity, Inc., Proximity, Inc., Robert C. Kaphan,
                       Richard Parlato, and North Atlantic Venture Fund II, L.P.
         10.36(13)     Promissory note to Gerald Van Eeckhout
         10.37(13)     Security agreement to Gerald Van Eeckhout
         10.38(13)     Long term stock incentive for Gene Warren dated
                       July 1, 2001
         10.39(13)     Promissory note to Gene Warren
         10.40(13)     Security agreement to Gene Warren
         10.41(13)     Line of credit agreement with Wells Fargo Business Credit
         10.42(15)     Videoconferencing services agreement with Bristol Myers
                       Squibb Company
         10.43(16)     Securities Purchase Agreement for Preferred Stock dated
                       May 17, 2002
         10.44(16)     Registration Rights Agreement with Preferred Shareholders
         10.45(16)     Form of Warrant Agreement with Preferred Shareholders
            21(14)     Subsidiaries of ACT Teleconferencing, Inc.
            23         Consent of independent auditors
         23.2(10)      Consent of counsel to the Company
          24(14)       Power of attorney

-----------
(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on March 10, 2000, File No. 33-32156.

(2) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on December 3, 2001, File No. 333-744138.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form 10-Q

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     for the quarter ended June 30, 2001, filed with the Securities and Exchange
     Commission on August 21, 2001, File No. 0-27560.

(4) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(5) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the Securities and Exchange Commission on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

(6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998, File 0-27560.

(8) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2001, File No. 0-27560.

(9) Incorporated by reference, attached as exhibit 10.1 to our report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2002, File No. 0-27560.

(10) Included in Exhibit 5.

(11) Included with signature pages.

(12) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2001, File No. 0-27560.

(13) Incorporated by reference, attached as an exhibit to our report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, File No. 0-27560.

(14) Previously filed

(15) Incorporated by reference, attached as an exhibit to our report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2002, File No. 0-27560.

(16) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2002, File No. 0-27560.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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     The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden, State of Colorado, on July 3, 2002.

                                   ACT TELECONFERENCING, INC
                                   Registrant

                                   By:        /s/ Gerald D. Van Eeckhout
                                              --------------------------
                                                Gerald D. Van Eeckhout
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on the 19th day of April, by the following persons in the capacities indicated:

          SIGNATURE                                    TITLE
          ---------                                    -----

     /s/ Gerald D. Van Eeckhout       Chairman and Chief Executive Officer
     --------------------------       (Principal Executive Officer)
       Gerald D. Van Eeckhout

        /s/ Gavin J. Thomson          Chief Financial Officer and Secretary
        --------------------          (Principal Financial and Accounting
          Gavin J. Thomson            Officer)

        /s/ James F. Seifert*         Director
        ---------------------
          James F. Seifert

      /s/ Donald L. Sturtevant*       Director
      -------------------------
        Donald L. Sturtevant

        /s/ Ronald J. Bach*           Director
        -------------------
          Ronald J. Bach

     /s/ Carolyn R. Van Eeckhout      Director
     ---------------------------
       Carolyn R. Van Eeckhout


*  By Gavin J. Thomson, Attorney in Fact

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INDEX OF EXHIBITS

All exhibits are filed electronically, unless incorporated by reference.

          NUMBER       DESCRIPTION
          ------       -----------

           1.1(1)      Form of Agency Agreement
           1.3(1)      Form of Agent's Warrant
           1.4(1)      Form of Warrant Agreement
           3.1(2)      Restated articles of incorporation of ACT April 15, 1996,
                       as amended October 18, 1999, and November 26, 2001
         3.1.1(16)     Certificates of Designations, Preferences, and rights of
                       Preferred Stock (Series C)
           3.2(3)      Bylaws of ACT, amended and restated as of May 22, 2001
           4.1(4)      Form of specimen certificate for common stock of ACT
             5(14)     Opinion of counsel
          10.1(4)      Stock option plan of 1991, as amended, authorizing
                       400,000 shares of common stock for issuance under the
                       plan
          10.2(4)      Form of stock option agreement
          10.3(4)      Form of common stock purchase warrant
         10.10(4)      Split dollar insurance agreement dated March 1, 1990,
                       between ACT and Gerald D. Van Eeckhout
         10.11(12)     Service agreement dated April 10, 1992 between David
                       Holden and ACT Teleconferencing Limited
         10.12(12)     Share purchase agreement by and between ACT
                       Teleconferencing, Inc. and David L. Holden & others.
         10.13(12)     Instrument constituting L1,172,000 convertible secured A
                       loan notes and L2,980,000 convertible secured B loan
                       notes by and between ACT Teleconferencing, Inc. and David
                       L. Holden & others
         10.19(5)      Stock option plan of 1996, as amended
         10.20(2)      Employee stock purchase plan, as amended
         10.22(6)      Loan and security agreement dated March 31, 1998 and form
                       of stock purchase warrant with Sirrom Capital Corporation
                       and Equitas L.P.
         10.23(6)      Loan agreement with Key Bank, N.A.
         10.24(7)      Lease commitment and warrant with R.C.C. Finance Group
                       Ltd.
         10.25(7)      Contract for the supply of conferencing services design
                       development and information signed July 14, 1998 between
                       ACT Teleconferencing Services, Inc. and Concert Global
                       Networks Limited
         10.26(7)      Agreement for the supply of conferencing services signed
                       July 14, 1998 between ACT Teleconferencing Services, Inc.
                       and Concert Global Networks Limited
         10.27(7)      Agreement for videoconferencing equipment and services
                       (GTE Telephone Operating Companies) dated October 1, 1998
         10.28(2)      Stock option plan of 2000, as amended
         10.29(2)      Service order attachment signed March 15, 2001, between
                       ACT Teleconferencing Services, Inc. and AT&T Corporation for the supply of domestic voice/data services.

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         10.30(8)      Asset Purchase Agreement by and between ACT
                       Teleconferencing, Inc., ACT Videoconferencing, Inc. and
                       PictureTel Corporation dated as of October 4, 2001.
         10.31(8)      Note in the original principal amount of $2.25 Million
                       with ACT Teleconferencing, Inc. as maker and PictureTel
                       Corporation as holder.
         10.32(8)      Letter agreement between ACT Teleconferencing, Inc. and
                       GMN Investors II, L.P. dated as of October 11, 2001, for
                       the redemption of Series A Preferred Stock.
         10.33(8)      Amended and Restated Warrant between ACT
                       Teleconferencing, Inc. and GMN Investors II, L.P.
         10.34(8)      Terms and Conditions for Purchase of Shares between ACT
                       Teleconferencing, Inc. and Special Situations Fund III,
                       L.P., Special Situations Cayman Fund, L.P., and Special
                       Situations Private Equity Fund, L.P.
         10.35(9)      Agreement and Plan of Merger dated as of December 21,
                       2001, by and among ACT Teleconferencing, Inc., ACT
                       Proximity, Inc., Proximity, Inc., Robert C. Kaphan,
                       Richard Parlato, and North Atlantic Venture Fund II, L.P.
         10.36(13)     Promissory note to Gerald Van Eeckhout
         10.37(13)     Security agreement to Gerald Van Eeckhout
         10.38(13)     Long term stock incentive for Gene Warren dated
                       July 1, 2001
         10.39(13)     Promissory note to Gene Warren
         10.40(13)     Security agreement to Gene Warren
         10.41(13)     Line of credit agreement with Wells Fargo Business Credit
         10.42(15)     Videoconferencing services agreement with Bristol Myers
                       Squibb Company
         10.43(16)     Securities Purchase Agreement for Preferred Stock dated
                       May 17, 2002
         10.44(16)     Registration Rights Agreement with Preferred Shareholders
         10.45(16)     Form of Warrant Agreement with Preferred Shareholders
            21(14)     Subsidiaries of ACT Teleconferencing, Inc.
            23         Consent of independent auditors
          23.2(10)     Consent of counsel to the Company
            24(14)     Power of attorney

-----------
(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on March 10, 2000, File No. 33-32156.

(2) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on December 3, 2001, File No. 333-744138.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form 10-Q for the quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 21, 2001, File No. 0-27560.

(4) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(5) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the Securities and Exchange Commission on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

(6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998, File 0-27560.

(8) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2001, File No. 0-27560.

(9) Incorporated by reference, attached as exhibit 10.1 to our report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2002, File No. 0-27560.

(10) Included in Exhibit 5.

(11) Included with signature pages.

(12) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2001, File No. 0-27560.

(13) Incorporated by reference, attached as an exhibit to our report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, File No. 0-27560.

(14) Previously filed.

(15) Incorporated by reference, attached as an exhibit to our report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2002, File No. 0-27560.

(16) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2002, File No. 0-27560.